Exhibit (a)(1)(F)
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.
March 31, 2010, as amended and restated on May 6, 2010
7293411 CANADA INC.
NOTICE OF CHANGE AND VARIATION AND AMENDED AND
RESTATED OFFER TO PURCHASE FOR CASH
all of the issued and outstanding Class “A” shares
of
OPTIMAL GROUP INC.
on the basis of
US$2.40 in Cash per Class “A” Share
The amended and restated offer (the “Offer”) by 7293411 Canada Inc. (the “Offeror”) to purchase for $2.40 per share, in cash, all of the issued and outstanding Class “A” shares (the “Shares”) of Optimal Group Inc. (“Optimal”), not already held by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants, is open for acceptance until 5:00 p.m. (Montréal time) on May 21, 2010, unless extended or withdrawn by the Offeror.
THE EXPIRY TIME FOR THE OFFER HAS BEEN EXTENDED FROM 5:00 P.M. (MONTRÉAL TIME) ON MAY 6, 2010 AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (MONTRÉAL TIME) ON MAY 21, 2010, UNLESS FURTHER EXTENDED OR WITHDRAWN.
The board of directors of Optimal (excluding Holden L. Ostrin and Neil S. Wechsler, who abstained from voting due to their interest in the transactions), has unanimously concluded that based on the recommendation of its special committee of independent directors and the factors referred to in the section of the Directors’ Circular, entitled “Reasons for Recommendation”, the consideration offered under the Offer is fair from a financial point of view to the shareholders of Optimal (the “Shareholders”) (other than the Offeror and its joint actors) and has recommended that the Shareholders accept the Offer and tender their Shares to the Offer.
The Offer and this document do not constitute an offer or a solicitation to any person in any state in the United States in which any such offer or solicitation is unlawful and in each other jurisdiction in which any such offer or solicitation is unlawful. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

SUMMARY
The following is a summary only and is qualified in its entirety by the detailed provisions contained in Special Factors, the Offer and the Circular. You should read Special Factors, the Offer and the Circular in their entirety. Certain capitalized and other terms used in this summary are defined in the Glossary. The information concerning Optimal contained in the Offer and the Circular has been taken from or is based upon publicly available information filed with Canadian and United States securities regulators and other public sources available at the time of the Offer. All currency amounts expressed herein, unless otherwise indicated, are in U.S. dollars.
•	The Offer
The offer by the Offeror to purchase for $2.40 per share, in cash, all of the issued and outstanding Shares of Optimal, not already held by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants, is open for acceptance until 5:00 p.m. (Montréal time) on May 21, 2010, unless extended or withdrawn by the Offeror.
The Shares are listed and posted for trading on NASDAQ under the symbol “OPMR”. The $2.40 per share cash Offer represents a premium of 50% over the closing price of the Shares on the NASDAQ on March 16, 2010, the day immediately prior to the Announcement Date. The Offer also represents a premium of approximately 47% based on the average closing prices of the Shares on the NASDAQ for the 20 trading days ended on the last trading day prior to the Announcement Date.
•	Extension of the Offer
By notice to the Depositary and a news release issued on May 6, 2010, the Offeror has extended the time for acceptance of the Offer until 5:00 p.m. (Montréal time) on May 21, 2010, unless further extended or withdrawn. Accordingly, the definition of “Expiry Date” in the “Glossary” accompanying the Offer and Circular has been amended.
•	Recommendation of Optimal Board of Directors
The Special Committee, after consulting with its legal and financial advisors and receiving (i) an opinion from its financial advisor to the effect that, subject to certain assumptions and qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors), and (ii) the formal valuation of the Shares prepared by PricewaterhouseCoopers LLP as required by MI 61-101, unanimously concluded that the consideration being offered under the Offer is fair from a financial point of view to holders of Shares other than the Offeror and its joint actors and recommended that the Board of Directors of Optimal recommend that Shareholders ACCEPT the Offer. The Board of Directors of Optimal (excluding Holden L. Ostrin and Neil S. Wechsler, who abstained from voting due to their interest in the transactions contemplated by the Settlement Agreement), unanimously concluded that based on the recommendation of the Special Committee and the factors referred to in the section of the Directors’ Circular entitled, “Reasons for Recommendation”, the consideration offered under the Offer is fair from a financial point of view to the Shareholders (other than the Offeror and its joint actors) and has recommended that the Shareholders accept the Offer and tender their Shares to the Offer.
Optimal has entered into the Support Agreement to use its commercially reasonable efforts to assist the Offeror to complete the Offer. See Section 3 of the Circular, “Agreements Relating to the Offer”.
•	PwC Valuation and Genuity Fairness Opinion
The Special Committee engaged PwC to prepare a formal valuation of the Shares in accordance with MI 61-101. The Special Committee also engaged Genuity to provide its opinion as to whether the consideration offered under the Offer is fair from a financial point of view to Shareholders, other than the Offeror and its joint actors.

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In the PwC Valuation, PwC determined that, as at December 31, 2009, the fair market value of the Shares was in the range of $2.01 to $2.55 per Share. See Section 4 of Special Factors, “Valuation”.
In addition, Genuity delivered the Fairness Opinion to the Special Committee and the Board of Directors to the effect that, subject to certain assumptions and qualifications, the consideration offered under the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors). See Section 5 of Special Factors, “Fairness Opinion”.
•	The Offeror
7293411 Canada Inc. was incorporated under the CBCA on December 12, 2009. Prior to the date hereof, the Offeror has not carried on any commercial activities other than the pursuit of the acquisition of Optimal and the making of the Offer. The registered office of the Offeror is: 770 Sherbrooke Street West, Suite 1700, Montréal, Québec, H3A 1G1. The Offeror’s phone number is 514-738-2079. See Section 1 of the Circular, “The Offeror”.
During the currency of the Offer, the Offeror and its joint actors, will not, directly or indirectly, bid for and make purchases of Shares or other securities of Optimal.
The Offeror, together with its joint actors, holds as of the date hereof, 405,576 Shares representing approximately 7.9% of Optimal’s outstanding Shares.
•	Optimal
Optimal Group Inc. was formed in 1984 and is incorporated under the CBCA. Optimal entered the consumer robotic, toy and entertainment products business segment by the acquisition of substantially all of the assets of WowWee Limited and certain of its affiliates in November 2007 and entered the credit card payment processing business segment through the acquisition of Terra Payments Inc. in April 2004. Optimal’s principal office is located at 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, H3Z 3C1, and its telephone number is (514) 738-8885. See Section 2 of the Circular, “Optimal”.
•	Purpose of the Offer
Over the last few years WowWee has suffered considerable financial losses. Given WowWee’s business cycle, it requires a significant cash investment or credit facilities in order to complete the design, marketing and then the manufacturing of its products in order to be in a position to capitalize on the Christmas selling season which is the most important in terms of sales for the toy industry.
Richard Yanofsky began to evaluate various alternatives in order to allow the WowWee business to survive and to be able to procure and ship product for the 2010 Christmas season. Upon reviewing the various alternatives and discussing this with his legal counsel, Richard Yanofsky questioned the ability of Optimal to successfully raise equity or attract reasonably priced credit facilities, particularly given the then current state of capital markets and the difficulty in securing credit in those markets.
The purpose of the Offer is to enable the Offeror to acquire the WowWee business segment of Optimal. If the conditions of the Offer are satisfied or waived and the Offeror accepts and pays for the Shares validly tendered in the Offer, the Offeror currently intends to acquire any Shares not tendered in the Offer by Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case, for consideration per Share equal in value to the consideration paid by the Offeror per Share under the Offer. Pursuant to the Settlement Agreement, the Offeror will settle certain severance payments triggered by the consummation of the Offer by exchanging the equity of OMSI (Optimal’s other business segment) in lieu of cash payments. See Section 3 of Special Factors, “Purpose of the Offer and the Offeror’s Plans for Optimal”.

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•	Conflicts of Interest and Transactions with Affiliates
Holden L. Ostrin, Co-Chairman of Optimal, Neil S. Wechsler, Co-Chairman and Chief Executive Officer of Optimal, and Gary S. Wechsler, Treasurer and Chief Financial Officer of Optimal, entered into the Settlement Agreement with the Offeror. See Section 3 of the Circular, “Agreements Relating to the Offer”.
Richard Yanofsky, President of WowWee Canada Inc. Peter Yanofsky, President of WowWee USA, Inc., and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited are acting jointly and in concert with the Offeror. See Section 1 of the Circular, “The Offeror”.
As a result, Holden L. Ostrin, Neil S. Wechsler, Gary S. Wechsler, Richard Yanofsky, Peter Yanofsky and Eric Lau Tung Ching have a substantial conflict of interest with respect to the Offer. The Special Committee is composed of independent directors, represented by independent counsel and financial advisors and has determined that the Offer is fair from a financial point of view to Shareholders (other than the Offeror and its joint actors). YOU ARE URGED TO READ THIS OFFER AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.
•	Effects of the Proposed Transactions
Optimal currently operates its business through two segments, (1) WowWee (currently comprised of WowWee Group Limited, WowWee Canada Inc., WowWee USA, Inc. and WW Sablon Holdings) and (2) OMSI (formerly, Optimal Payments Corp.). Richard Yanofsky is the president of WowWee Canada Inc., Peter Yanofsky is the President of WowWee USA, Inc., Eric Lau Tung Ching is the Chief Operating Officer of WowWee Group Limited and Francis Choi is the Chairman of Early Light International (Holdings) Ltd. Upon successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Richard Yanofsky, Peter Yanofsky and Eric Lau Tung Ching will each have an indirect equity stake in Optimal of approximately 16.66%, while Francis Choi will have an indirect equity stake in Optimal of 50%.
Pursuant to the Settlement Agreement and in lieu of receiving certain severance payments, Neil S. Wechsler (Co-Chairman, Chief Executive Officer and Director of Optimal), Holden L. Ostrin (Co-Chairman and Director of Optimal), and Gary S. Wechsler (Treasurer and Chief Financial Officer of Optimal) will each have an equity stake of approximately 33.33% in Optimal Merchant Services Inc., which is now primarily considered discontinued operations with the exception of a portfolio of small and medium-sized retail point-of-sale merchant processing. Optimal Merchant Services Inc. also holds a balance of sale from the disposition in 2009 of a stream of residual payments under a card-present merchant portfolio.
•	Fairness of the Offer
The Offeror Filing Persons believe that the Offer is fair to Shareholders (other than to the Offeror and its joint actors), based upon the factors set forth in Section 2 of the Special Factors, “Reasons to Accept the Offer.”
Senior Management Filing Persons have indicated that they believe the Offer is fair to Shareholders (other than to the Offeror and its joint actors), based upon the factors set forth in Section 2 of the Special Factors, “Reasons to Accept the Offer.” Optimal has disclosed that it too believes the Offer is fair to Shareholders (other than to the Offeror and its joint actors) as set forth in its Directors’ Circular sections, “Recommendation of the Special Committee” and “Recommendation of the Board of Directors”.
•	Time for Acceptance
The Offer is open for acceptance from the period commencing on March 31, 2010 and ending at 5:00 p.m. (Montréal time) on May 21, 2010, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”, unless withdrawn by the Offeror.

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•	Manner of Acceptance
Shareholders who hold Shares in registered form and wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal, or a manually signed facsimile thereof, and deposit it, together with certificate(s), if applicable, representing their Shares, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Transmittal. Detailed rules and instructions are contained in the Letter of Transmittal. Alternatively, Shareholders may: (i) accept the Offer by following the procedures for book-entry transfer of the Shares or (ii) follow the procedure for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery.
Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Shares directly to the Depositary. However, a broker or other nominee through whom you own your Shares may charge a fee to deposit Shares on your behalf. You should consult your broker or other nominee to determine whether any charges will apply.
Persons who hold their Shares with a stockbroker, investment dealer, bank, trust company or other nominee should contact them for assistance in tendering their Shares. Please contact your nominee in sufficient time to allow the deposit of the Shares prior to the Expiry Time. Often nominees will set a cut off date for accepting instructions from Shareholders that is prior to the Expiry Time.
•	Conditions of the Offer
The Offer is subject to the conditions set forth in Section 4 of the Offer, “Conditions of the Offer”, including, among others, there being validly tendered in the Offer and not withdrawn at the Expiry Time that number of Shares constituting (i) at least a majority of the total number of Shares outstanding not including those Shares beneficially owned, or over which control is exercised, by the Offeror and its joint actors and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction in determining whether approval (as construed under applicable securities laws, including MI 61-101) has been obtained in respect thereof and (ii) together with Shares beneficially owned, or over which control or direction is exercised, by the Offeror and its joint actors, at least 66 2/3% of the total number of Shares outstanding (calculated on a fully diluted basis).
As of the date hereof, the Offeror and its joint actors collectively beneficially own or exercise control over a total of 405,577 Shares representing approximately 7.9% of the outstanding Shares. Accordingly, in order to satisfy the conditions set forth in clauses (i) and (ii) above, at least 3,026,914 additional Shares (assumes no warrants or options are exercised) or at least 3,154,513 Shares (assumes all outstanding warrants and options are exercised), representing, in both cases, 59% of the outstanding Shares would have to be tendered in the Offer.
Subject to the terms and conditions of the Offer, the Offeror will accept and pay for the Shares tendered in the Offer promptly after the Expiry Time.
The Offer is made only for Shares and is not made for any rights to acquire Shares. Holders of vested Options or any other rights to acquire Shares that wish to participate in the Offer should exercise such rights, to the extent exercisable, to acquire Shares and tender the underlying Shares in response to the Offer.
•	Payment for Tendered Shares
If, in respect of the Offer, all of the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived at the Expiry Time, the Offeror will accept Shares validly tendered to such Offer and not withdrawn; and will promptly pay for Shares accepted. See Section 6 of the Offer, “Payment for Tendered Shares”.
•	Withdrawal of Tendered Shares
Except as otherwise provided in Section 7 of the Offer, “Withdrawal of Tendered Shares”, all deposits of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares

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tendered in the Offer may be withdrawn by or on behalf of the depositing Shareholder (a) at any time prior to the Expiry Time or (b) if the Shares have not been paid for by the Offeror within three Business Days after having been accepted.
•	Acquisition of Shares Not Tendered in the Offer
If the Offer has been accepted by Shareholders of not less than 90% of the outstanding Shares, excluding Shares held on the date hereof by or on behalf of the Offeror or an affiliate or associate of the Offeror, as at the Expiry Time and the Offeror accepts the Shares tendered for purchase and pays for such Shares pursuant to the Offer, the Offeror shall, as soon as practicable, pursuant to Section 206 of the CBCA, acquire the remainder of the Shares from those Shareholders, who have not tendered in the Offer. If the Compulsory Acquisition right is not available and the Offeror has accepted and paid for Shares tendered in the Offer representing at least 66 2/3% of the total number of Shares outstanding, the Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered in the Offer by way of a Subsequent Acquisition Transaction, at a consideration per Share offered in connection with the Subsequent Acquisition Transaction that is equivalent in form and value to the consideration per Share offered under the Offer. The form of any such Subsequent Acquisition Transaction may be determined by the Offeror in its sole discretion. See Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer”.
•	Certain Canadian Federal Income Tax Considerations
A Shareholder resident in Canada who holds Shares as capital property and who disposes of those Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is exceeded by) the aggregate adjusted cost base to the Shareholder of those Shares. Shareholders who are not resident in Canada will not be subject to Canadian federal income tax on a disposition of their Shares pursuant to the Offer unless those Shares constitute “taxable Canadian property” (as defined in the Tax Act) to them and any capital gain realized on the disposition of such Shares is not exempt from tax by virtue of the provisions of an applicable income tax treaty or convention.
The tax treatment of a Subsequent Acquisition Transaction will depend on the exact nature of the transaction to be carried out. The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer.
See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.
•	Certain U.S. Federal Income Tax Considerations
A sale of Shares pursuant to the Offer by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder generally will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a stock or securities exchange. As discussed below, whether Optimal will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes depends upon the composition of Optimal’s income and assets and upon the market value of Optimal’s assets from time to time. Therefore, there can be no assurance that Optimal will not be considered a PFIC for any taxable year; however, Optimal currently believes that it is not a PFIC.
The foregoing is a very brief summary of certain U.S. federal income tax considerations. See Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”, for a summary of the principal U.S. federal income tax considerations generally applicable to Shareholders that are U.S. Holders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Options or Warrants should consult their own tax advisors with regard to their own personal circumstances.
•	Depositary
The Depositary for the Offer is:

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Computershare Investor Services Inc.
P.O. Box 7021, 31 Adelaide St. E.
Toronto, ON M5C 3H2
Attention: Corporate Actions
Toll Free (North America): 1-800-564-6253
E-Mail: corporateactions@computershare.com
Website: www.computershare.com
The Depositary will receive deposits of Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive the Notices of Guaranteed Delivery at its office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and making payment for Shares purchased by the Offeror under the Offer. Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Shares directly to the Depositary. However, a broker or other nominee through whom you own your Shares may charge a fee to deposit Shares on your behalf. You should consult your broker or other nominee to determine whether any charges will apply.
Questions and requests for assistance may be directed to the Depositary. Additional copies of this document may also be obtained without charge from the Depositary at its address shown above.
•	Information Agent
The Information Agent for the Offer is:
Georgeson
100 University Avenue
11th Floor, South Tower
Toronto, ON M5J 2Y1
North American Toll Free Number: 1-866-374-9664
Questions and requests for assistance may be directed to the Information Agent.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER AND THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The enforcement by Shareholders of civil liabilities under United States federal securities Laws may be affected adversely by the fact that both the Offeror and Optimal are incorporated under the Laws of Canada, that all or some of their respective officers and directors may be non-residents of the United States, and that all or a substantial portion of the assets of the Offeror, Optimal and other above-mentioned persons are located outside the United States. It may be difficult to compel a foreign company and its affiliates to subject themselves to the judgment of a United States court.
Shareholders in the United States should be aware that the disposition of Shares by them may have tax consequences both in the United States and in Canada, which may not be described, or fully described, herein. Accordingly, Shareholders in the United States should consult their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.
NOTICE TO SHAREHOLDERS IN CANADA
Pursuant to MI 62-104, if, before the expiry of a take-over bid a change has occurred in the information contained in the bid circular that would reasonably be expected to affect the decision of the security holders of the offeree issuer to accept or reject the bid, or if there is a variation in the terms of a take-over bid, including any extension of the period during which securities may be deposited under the bid, the offeror must send a notice of change and/or variation to every person to whom the bid was required to be sent and whose securities were not taken up before the date of the change/variation. As such, this document represents the notice of change and variation required to be sent to Shareholders pursuant to MI 62-104.
The only material amendments, variations or changes to the Offer mailed to Shareholders on or about March 31, 2010 (and dated March 31, 2010) contained herein, that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer, for Canadian securities law purposes, are; (i) the extension of the expiry date of the Offer from May 6, 2010 to May 21, 2010 and anything consequential in this regard, (ii) the inclusion of new Offeror Filing Persons pronouncing on the fairness of the Offer, and (iii) the inclusion of Senior Management Filing Persons pronouncing on the fairness of the Offer.
CURRENCY AND EXCHANGE RATES
All references in the Offer and the Circular to “dollars”,“$” or US$ are to U.S. dollars, unless otherwise indicated. On March 17, 2010, the Bank of Canada daily noon exchange rate for the U.S. dollar, expressed in Canadian dollars was US$1.00 = C$1.0113.
FORWARD-LOOKING STATEMENTS
Certain statements in the Circular and Special Factors under “Purpose of the Offer and the Offeror’s Plans for Optimal,” and “Acquisition of Shares Not Tendered in the Offer”, in addition to certain statements contained elsewhere in the Offer, the Circular and Special Factors, are forward-looking statements and are prospective in nature. Forward-looking statements are not based on historical facts, but rather on current expectations and

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projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “may”, “should”, “will”, “could”, “except”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, or “continue” or the negative thereof or similar variations. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Important factors that could cause actual results to differ materially from the Offeror’s expectations include, among other things, general business and economic conditions and competition within those markets in which Optimal serves as well as specific risks relating to Optimal, such as risks relating to the industries in which Optimal is active generally, conflict policies and general economic conditions and other risks identified in Optimal’s public filings. Such forward-looking statements should, therefore, be construed in light of such factors and the Offeror is under no obligation and expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable Law.
MISCELLANEOUS
No person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.
Shareholders should not construe the contents of this Offer as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection therewith.

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SPECIAL FACTORS
1. Background to the Offer
In October 2009, Richard Yanofsky first approached certain senior officers of Optimal, about the possibility of acquiring the assets of WowWee. Richard Yanofsky had come to the conclusion that having WowWee as part of Optimal was no longer beneficial to his interests and that a transaction of this nature would also be beneficial to all Shareholders given Optimal’s deteriorating share price. Richard Yanofsky’s impression was that the Board was more likely to consider a proposal in the form of an offer for all of the Shares of Optimal rather than an offer for certain of its assets.
On November 25, 2009, Richard Yanofsky, on behalf of a corporation to be incorporated, submitted a non-binding indicative proposal to the Board of Directors concerning the acquisition of all of the issued and outstanding voting securities and all of the issued and outstanding securities convertible into voting securities of Optimal (the “Initial Proposal”) at a price to be determined following discussions with the Board of Directors and completion of a formal valuation of the Shares.
On November 30, 2009, at a meeting of the Board of Directors, the directors discussed the Initial Proposal and other strategic alternatives available to Optimal. Among the alternatives that were explored was a capital raise either through the form of equity or debt in order to allow Optimal to finance its business activities. During that meeting, Holden L. Ostrin, Co-Chairman of Optimal, and Neil S. Wechsler advised the Board of Directors that they were in discussions with Richard Yanofsky regarding a potential transaction whereby they and Gary S. Wechsler, Treasurer and Chief Financial Officer of Optimal, would, in order to facilitate the completion of the Offer, accept certain assets of Optimal in satisfaction of their Severance Payments that would become due upon termination of their employment following a change of control transaction. The Board of Directors then discussed the need to establish an independent committee of the Board of Directors in order to review the Initial Proposal and other related matters in light of Holden S. Ostrin, Neil S. Wechsler and Gary S. Wechsler’s (“Senior Management Filing Persons”) discussions with Richard Yanofsky.
On December 2, 2009, Richard Yanofsky, again on behalf of a corporation to be incorporated, sent a second letter to the Board of Directors, this time providing an indicative price of 20-30% above the then current market price (the “Second Proposal” and together with the Initial Proposal, the “Proposal”).
On December 2, 2009, the Board of Directors determined that it was appropriate and in the best interests of Optimal to establish the Special Committee to evaluate all strategic options available to Optimal, including but not limited to the Proposal, and make recommendations in that regard to the Board of Directors. The Special Committee comprised Tommy Boman (Chairman), James S. Gertler, Jonathan J. Ginns and Thomas D. Murphy, being directors who did not have a material interest in the potential going-private transaction involving Richard Yanofsky. Henry M. Karp preferred not to be a member of the Special Committee because of his personal relationship with Senior Management Filing Persons.
The Board of Directors, among other things, authorized the Special Committee to retain legal and financial advisors and to determine such advisors’ fees and other retainer terms. The Board of Directors also authorized the Special Committee to develop a mandate setting out its duties, responsibilities and procedures. The Board of Directors authorized the Special Committee to evaluate any other transactions similar to the Offer, review and consider the proposed structure and terms of any such transactions; engage in negotiations with respect to any such transactions; obtain a formal valuation, if required under applicable law; obtain a fairness opinion, if required under applicable law; and to make recommendations to the Board of Directors with respect to the strategic analysis and process related to any such transactions. The Special Committee did not seek any additional or expanded authority during its mandate and its authority was not limited, other than the requirement that any final decision to proceed with, or make a recommendation to Shareholders in respect of, any strategic option or related transaction was to be subject to the approval of the Board of Directors.
Following its formation and the establishment of its mandate, the Special Committee met on December 3, 2009 to address organizational matters including the selection of its legal counsel. After considering several firms, the Special Committee retained Ogilvy Renault as its legal counsel.

On December 10, 2009, the Special Committee held a meeting with its legal counsel to (i) review the Proposal and draft response letter, (ii) discuss a memorandum prepared by its legal counsel and circulated to the members of the Special Committee on December 9, 2009, outlining the duties and responsibilities of the members of the Special Committee and (iii) discuss the hiring of financial advisors.
On December 14, 2009, Richard Yanofsy received a letter from the Special Committee in response to the Proposal. In its letter, the Special Committee informed Richard Yanofsky that the Board of Directors had formed the Special Committee to consider and address the strategic options available to Optimal, and that the Special Committee had retained Ogilvy Renault to act as its legal counsel and was seeking to engage financial advisors. The Special Committee requested additional information namely: (i) an indication of the price the Offeror is prepared to pay to acquire the Shares; (ii) confirmation that the Offeror has not reached any agreements or understandings, whether formal or informal, with members of Optimal’s senior management team (a) to alter any existing liabilities or contractual obligations of Optimal, or (b) in connection with its assets or, if such is not the case, the nature of any such formal or informal agreements or understandings; (iii) further details of the Offeror’s financing arrangements to fund the proposed transaction, i.e., debt and/or equity financing, the identity of lenders or co-investors, financing conditions, etc.; (iv) an indication of any additional contingencies with respect to the Offer, and anticipated timing to complete the offer; and (v) the extent of any due diligence review the Offeror wishes to undertake. The Special Committee confirmed that once it had received the requested information, it would proceed diligently to consider any such proposal in accordance with its fiduciary duties. The Special Committee also requested that Richard Yanofsky refrain from communicating with Optimal’s employees, suppliers and customers regarding the matters outlined in its letters, and continue to act, in his capacity as a senior officer of Optimal, in the best interests of Optimal.
On this same date, the Special Committee also sent a letter to Senior Management Filing Persons requesting that they direct any proposals to acquire assets or shares of Optimal to Tommy Boman, as Chairman of the Special Committee.
On December 18, 2009, the Offeror sent a letter to the Special Committee in response to the Special Committee’s letter of December 14, 2009. In its letter, the Offeror responded to the Special Committee’s requests for additional information by indicating that, subject to due diligence and preparation of a formal valuation of the Shares, (i) the Offer would be to purchase all of the Shares at a price of $2.40 per Share in cash, and (ii) the Offeror would, at Closing, cause Optimal to terminate Senior Management Filing Persons’ employment and that it would have the option to either cause Optimal to pay Senior Management Filing Persons the Severance Payments they are entitled to pursuant to their respective Employment Agreements in cash, or transfer the legacy payments business of OMSI to Senior Management Filing Persons. The Offeror included a copy of a financing commitment from M. Francis Choi in the amount of $15 million to finance the Offer (the “Financing Commitment”).
On December 21, 2009, the Special Committee held a meeting at which its legal counsel attended. During this same meeting, the Special Committee (i) discussed a memorandum prepared by its legal counsel regarding the relevant provisions of the directors and officers insurance policy in the context of the contemplated transaction, (ii) reviewed the response letter from the Offeror dated December 18, 2009, as well as the Financing Commitment, (iii) discussed the engagement of financial advisors and their potential mandates, and (iv) discussed the content of a draft response letter to the Offeror.
On December 22, 2009, the Offeror received a letter from the Special Committee in response to the Offeror’s letter of December 18, 2009, which advised it that (i) the Special Committee was in the process of retaining the services of financial advisors to consider the Proposal and review the strategic alternatives available to Optimal and that the Special Committee would not be in a position to discuss timing and process issues until it had received advice from its financial advisor, (ii) any fees and expenses of the independent valuator would be paid by Richard Yanofsky and guaranteed by Francis Choi, (iii) the Special Committee would need to better understand the impact of the severance packages of Senior Management Filing Persons and the value attributed by Richard Yanofsky to OMSI’s payments business, (iv) the Special Committee would require additional information regarding the shareholders of the Offeror, and confirmation as to whether any officer of Optimal or its subsidiaries would be “acting jointly or in concert” with the Offeror as determined in accordance with MI 62-104, and (v) the Special Committee was of the view that the Financing Commitment did not provide the necessary comfort that the Offeror had adequate financing to fund the proposed transaction, and that the Special Committee would require evidence of equity and debt financing sufficient to finance an offer price of $2.40 per Share.
On December 25, 2009, the Offeror sent a letter to the Special Committee in response to the Special Committee’s letter of December 22, 2009. In its letter, the Offeror confirmed that it would pay all fees and expenses of the independent valuator. The Offeror also indicated, inter alia, that Francis Choi had committed to provide the required funds to purchase the Shares and the Financing Commitment would be sufficient to cover the full cost of the proposed offer price plus all of the Offeror’s expenses related to the Offer, including the cost of the independent valuation. The Offeror also requested that the full proceeds of Francis Choi’s loan or an irrevocable letter of credit be deposited in escrow with the Escrow Agent, counsel to the Offeror.
On December 31, 2009, the Offeror received a letter from the Special Committee in response to the Offeror’s letter of December 25, 2009. In its letter, the Special Committee indicated that it (i) was in the process of retaining the services of financial advisors, and (ii) would not be in a position to confirm fees applicable to the formal valuation until it had retained a valuator and requested confirmation from the Offeror that it would pay any applicable fees and expenses of the valuator retained by the Special Committee. The Special Committee also requested that Richard Yanofsky confirm when the full proceeds of Francis Choi’s loan or an irrevocable letter of credit were deposited in escrow with the Escrow Agent.
On January 4, 2010, the Special Committee held a meeting at which its legal counsel attended. During this meeting, the Special Committee discussed the engagement of financial advisors for two potential mandates: (i) a financial advisor to Optimal to assist the Special Committee in reviewing the Proposal and other strategic alternatives, and (ii) a business valuator to prepare the formal valuation that may be required under MI 61-101. Following discussion among the attendees, the Special Committee agreed to discuss with Genuity their engagement as financial advisor.
On January 7, 2010, the Special Committee held a meeting at which its legal counsel and Genuity attended. At this meeting, the attendees discussed the potential engagement of Genuity as financial advisor.
On January 11, 2010, Senior Management Filing Persons presented a review and status update on Optimal’s business and financial situation to the Board of Directors.
On January 12, 2010, the Special Committee held a meeting at which its legal counsel attended. During this meeting, the Special Committee discussed the engagement of Genuity as financial advisor and the engagement of an independent valuator. The Special Committee decided, subject to agreeing on the terms and conditions of an engagement letter, to retain Genuity as financial advisor. The Special Committee also discussed the possibility of hiring an independent valuator after receiving input from Genuity.
Between January 7 and January 13, 2010, several discussions took place between the Special Committee, the Special Committee’s legal counsel and Genuity regarding the terms and conditions of Genuity’s engagement. The Genuity Engagement Letter was signed on January 13, 2010. Genuity was retained by the Special Committee to act as financial advisor to the Special Committee and to render its opinion as to the fairness, from a financial point of view, of the consideration Offered to the shareholders in connection with the Offer.
During this same period, the Special Committee considered the engagement of PwC as independent valuator and the terms of their engagement and the services to be provided. Pursuant to Canadian securities law, the Special Committee was required to obtain an independent valuation of the Shares and the Offeror was required to pay for such valuation. The Special Committee decided to engage PwC as independent valuator and, following discussions with PwC in this respect, the PwC Engagement Letter was signed on January 14, 2010. PwC was retained by the Special Committee on behalf of Optimal for the purposes of, among other things, preparing and delivering the Valuation in accordance with MI 61-101.
Also on January 14, 2010, the Special Committee held a meeting at which its legal counsel, Canadian legal counsel to Optimal, Stikeman Elliott LLP, Genuity and PwC attended. During this meeting, the Special Committee discussed the process for providing information regarding Optimal and its subsidiaries to PwC and Genuity.

As well, during this same period, Richard Yanofsky and his legal counsel reviewed various alternatives with Senior Management Filing Persons and their legal counsel with regards to efficiently and fairly structuring the transfer of the payments business in satisfaction of the Severance Payments. One of the possible scenarios was to have Senior Management Filing Persons participate in the Offeror but this idea was quickly dismissed.
On January 14, 2010, Richard Yanofsky received a letter from the Special Committee confirming that the Special Committee had engaged Genuity as financial advisor to Optimal and the Special Committee for purposes of reviewing the Proposal and assessing other strategic alternatives available to Optimal. In its letter, the Special Committee also confirmed that it had engaged PwC as independent valuator to prepare a formal valuation of the current fair market value of the Shares in accordance with MI 61-101.
On January 19, 2010, legal counsel to the Offeror delivered a draft support agreement (the “Draft Support Agreement”) to the Special Committee and its advisors.
On January 20, 2010, the Offeror and its legal counsel received a letter from the Special Committee following delivery of the Draft Support Agreement, which letter reiterated that (i) the Special Committee had retained Genuity to act as financial advisor, (ii) Genuity’s work was on-going, and (iii) once Genuity completed its work, the Special Committee would decide whether it is in the best interests of Optimal to consider the Draft Support Agreement.
On January 21, 2010, the Offeror sent a letter to the Special Committee in response to the Special Committee’s letter of January 20, 2010. In its letter, the Offeror, among other things, (i) indicated that management of Optimal had cooperated with all the requests of Genuity and PwC necessary to complete their review, (ii) requested confirmation as to when the Special Committee would be in a position to provide comments on the Draft Support Agreement, (iii) reminded the Special Committee that it was its responsibility to supervise the preparation of a formal valuation and to use its best efforts to ensure that the formal valuation be completed in a timely manner, and requested confirmation as to when feedback on the formal valuation of Optimal would be available to the Special Committee, and (iv) indicated that while Francis Choi agreed to extend his deadline for the execution of a support agreement, the Financing Commitment was not going to be for an indefinite period.
On January 27, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The main purposes of the meeting were to (i) receive a status report from PwC on their valuation work, and (ii) receive an update from Genuity on their analysis of the Proposal and their views on the Corporation’s strategic alternatives. During the meeting, various alternatives to the Offer were discussed. Those alternatives included seeking third party buyers’ interest before proceeding to negotiate the Offer, conducting an equity financing to fund Optimal’s continued operations, obtaining bank financing or selling Optimal’s assets. An equity financing was determined to be an unattractive option because the timing involved in completing an offering could halt Optimal’s ability to fund continued operations and because the uncertainty regarding the toy business would make raising the required funds extremely difficult. Banks approached by Optimal for debt financing had indicated they were unwilling to lend. An asset sale would be difficult because there was no expected interest in the remaining payments business assets because of their low value and a sale of WowWee’s assets would not be an attractive alternative because such a sale would leave Optimal as a stub company with a small market capitalization and little or no liquidity for Shareholders, whereas an offer for the Shares would provide immediate liquidity to Shareholders. In addition, it was determined that seeking third party interest before proceeding to negotiate the Offer would jeopardize the ability to submit any kind of an offer to Shareholders because other international buyers would likely be slow to act and would be deterred by the severance arrangements of Senior Management and because the Offer could be withdrawn if not acted upon on a timely basis. It was therefore determined that the best approach for Shareholders would be to continue to negotiate the Offer and to provide for a “go-shop” provision in the Support Agreement and see if alternative buyers were interested after the Support Agreement was signed. The Special Committee members all agreed and directed Genuity to contact Mr. Richard Yanofsky following the meeting to discuss the Proposal.
Genuity’s presentation also included a preliminary analysis of Optimal’s fragile balance sheet and difficult liquidity situation, the high severance payments (relative to the transaction value) payable to Senior Management and an analysis of the premium implied by an Offer price of $2.40 per Share. Genuity’s preliminary views were that the implied transaction multiple would be at the low end of comparable companies (with no en-bloc premium) and precedent transactions and that the implied current proposed premium was below recent North American public transactions. However, it was noted that the specific circumstances surrounding Optimal, including poor recent historical financial performance, weak financial position, limited long-term forecasts and required capital injection, are factors that might not make the comparable companies, precedent transactions and historical bid premiums accurate benchmarks for comparison.
Richard Yanofsky and the Offeror’s legal counsel met with Genuity and counsel to Optimal on January 28, 2010 to discuss the Proposal and possible alternatives available to Optimal. At that meeting, Richard Yanofsky expressed a willingness to include a “go-shop” provision in the Draft Support Agreement.
On January 27, 2010, the Offeror sent a letter to the Special Committee. In that letter, among other things, the Offeror advised the Special Committee that it decided to amend the Proposal and extend the deadline for accepting its terms. The letter explained that given that: (i) Optimal’s continuing losses and costs and expenses relating to the sale process; and (ii) that as at the close of business on January 26, 2010, the Class “A” shares of Optimal were trading at $1.66, under the new proposal the price per Share that the Offeror would be prepared to offer Shareholders would be $2.20 per Share, with all other terms and conditions of the Proposal remaining unchanged (the “New Proposal”). The New Proposal was to expire automatically, if not agreed to and accepted by the Board of Directors prior to 5:00 p.m. on February 3, 2010.
On this same date, Richard Yanofsky and his legal counsel met with representatives from Genuity to explain Richard Yanofsky’s view on values for Optimal and its assets. In addition, Richard Yanofsky and Genuity discussed a “go-shop” period. Richard Yanofsky did not oppose this concept and its eventual inclusion into the Draft Support Agreement. Genuity also expressed its concern about the New Proposal, namely the revised offer price of $2.20 per Share and indicated that the Special Committee would likely be unable to support the New Proposal.
On February 2, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal and Genuity attended. The main purposes of the meeting were to receive an update from Genuity on their analysis of the New Proposal and their views on Optimal’s strategic alternatives. The Special Committee discussed with Genuity the manner of a public announcement about the Offer. Genuity reviewed with the Special Committee the strategic options surrounding a public announcement scenario, including making a joint announcement of the Offer with a favourable recommendation and a go-shop clause, making a joint announcement of the Offer but remaining neutral pending the receipt of a final Valuation and Fairness Opinion, or announcing the Offer and taking no position.
On February 4, 2010, Richard Yanofsky met with Genuity to discuss possible alternatives that the Special Committee was assessing.
On this same date, Genuity met with Holden L. Ostrin and his legal counsel to understand the rationale for Senior Management Filing Persons’ arrangements and the severance packages. Since the Offeror’s principal reason for making the Offer was to acquire the WowWee business segment, divesting OMSI was a necessary component of the Offeror’s overall structure of the transaction. In preparing to operate Optimal post-Offer, the Offeror wished to avoid both the financial burden of having to pay the Severance Payments to Senior Management Filing Persons and the financial burden of running a sale process for OMSI. In addition, following consummation of the Offer, Optimal would not have sufficient liquidity to pay the Severance Payments unless Senior Management Filing Persons agreed to some alternative arrangement. Based on the potential amount owed to Senior Management Filing Persons and the uncertainty of being able to dispose of OMSI, the Offeror and Richard Yanofsky believed it would be prudent to have a plan in place to settle the severance obligations and dispose of OMSI upon completion of the going private transaction. To that end, Richard Yanofsky and Senior Management Filing Persons negotiated the Settlement Agreement at arm’s length whereby each member of Senior Management Filing Persons subsequently agreed to accept the shares of OMSI in lieu of any cash severance obligations due and owing to such person pursuant to the binding contractual obligations in place as of the date of the Support Agreement. In addition, at the request of the Special Committee and it’s financial advisor, and subject to certain terms and conditions, Senior Management Filing Persons agreed that it would accept the same arrangement in connection with any potential acquisition of Optimal by an alternative bidder whether or not such alternative bidder was an affiliate of Optimal. As a result, whether the Offer is consummated or Optimal enters into an alternative transaction, Senior Management Filing Persons may receive certain assets of Optimal in lieu of cash severance payments.

On February 5, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal, Genuity and PwC attended. The purpose of the meeting was to allow PwC to present its initial preliminary report on the valuation of the fair market value of the Shares.
On February 10, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal, Genuity and PwC attended. The main purpose of the meeting was to receive an update from PwC on its preliminary report on the valuation of the fair market value of the Shares. Genuity advised the Special Committee that it should meet with Richard Yanofsky to discuss the proposed offer price and obtain his commitment on a “go-shop” clause in the Support Agreement. The Special Committee members unanimously agreed with Genuity’s suggested approach.
On February 11, 2010, Genuity addressed with Richard Yanofsky the points discussed with the Special Committee the day before.
On February 12, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal and Genuity attended. The main purpose of the meeting was to have Genuity report on their most recent discussions with Richard Yanofsky and to discuss legal counsel’s comments on the Draft Support Agreement, which were circulated to the members of the Special Committee prior to the meeting.
Between January 21, 2010 and February 16, 2010, legal counsel to the Special Committee and legal counsel to Optimal reviewed and shared comments on the Draft Support Agreement.
On February 17, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal and Genuity attended. The main purpose of the meeting was to update the Special Committee on Genuity’s latest discussions with Richard Yanofsky and on the negotiations surrounding the Draft Support Agreement.
On February 19, 2010, the Offeror’s legal counsel received a request from Genuity for an update about the points discussed with Richard Yanofsky on February 11, 2010.
On February 22, 2010, legal counsel to the Offeror sent a draft of the loan agreement between the Offeror and Francis Choi to Optimal’s legal counsel and legal counsel to Senior Management Filing Persons. Legal counsel to Optimal and legal counsel to the Special Committee exchanged comments on such draft loan agreement on February 23, 2010.
On a conference call on March 2, 2010, Richard Yanofsky, Genuity and some members of the Special Committee discussed the latest arrangement between the Offeror and Senior Management Filing Persons.
On March 4 and 5, 2010, the Offeror’s legal counsel spoke with Genuity about the offer price and the terms of the “go-shop” clause of the Draft Support Agreement.
Throughout the period, the Offeror and Senior Management Filing Persons were negotiating, directly and through their respective legal counsel, the proposed arrangement with Senior Management Filing Persons with regards to their severance package (the “Severance Arrangement”). Given the complexities of the Severance Arrangement, it was only on March 1, 2010 that a term sheet setting out the details on the Severance Arrangement was delivered by Senior Management Filing Persons to the Offeror. The new proposal formed the basis of a memorandum of agreement. Between March 3, 2010 and March 9, 2010, the terms of the memorandum of agreement were finalized and the Offeror and Senior Management Filing Persons, along with their respective legal counsel, prepared the Settlement Agreement.
Between February 16, 2010 and March 16, 2010, legal counsel to the Special Committee, legal counsel to Optimal and legal counsel to the Offeror negotiated the terms of the Draft Support Agreement.
On March 9, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal, Genuity and PwC attended. The main purpose of the meeting was to allow PwC to present a draft report of its formal valuation of all the Shares. On this same date, a draft of PwC’s valuation report was sent to the legal counsel to the Offeror.

Between November 25, 2009 and March 11, 2010, Eric Lau Tung Ching, Francis Choi, Peter Yanofsky, Richard Yanofsky (collectively, the “Joint Actors”) and the Offeror explored the possibility of acting together in connection with a potential offer for certain assets or the shares of Optimal. The Joint Actors negotiated the terms and conditions of the relationship by which they would act jointly and in concert with each other with the intention of considering an acquisition of the Shares. On March 11, 2010 the Joint Actors formed a group with the Offeror for purposes of purchasing all of the outstanding Shares, including Shares issuable upon the conversion, exchange or exercise of Options and Warrants.
Beginning March 10, 2010, Richard Yanofsky considered the final offer price he was prepared to table. Richard Yanofsky considered PwC’s draft valuation and the indicated range, the continued deterioration of Optimal’s cash position, the cost of the Settlement Agreement versus the likelihood of shareholders acceptance of an offer below $2.40 per Share.
Between March 11, 2010, and March 16, 2010, legal counsel to the Offeror circulated drafts of the Settlement Agreement to legal counsel to the Special Committee and legal counsel to Optimal.
On March 16, 2010, a revised draft of the Valuation was sent to the Special Committee members. PwC’s conclusion contained in the Valuation indicated a valuation range from $2.01 to $2.55.
During the course of March 15 and March 16, 2010, Richard Yanofsky, along with his legal counsel, had several discussions with Genuity, wherein Richard Yanofsky suggested that the bid price would be $2.30 per Share and that this message should be conveyed to members of the Special Committee. Genuity stated that a bid of $2.30 per Share would not be acceptable to the Special Committee. After much deliberation, Richard Yanofsky tabled a bid of $2.40 per Share as he felt it was beneficial to have the Board support the bid.
On March 16, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to Optimal, Genuity and PwC attended. The main purposes of the meeting were to (i) discuss the final Draft Support Agreement, (ii) discuss the Settlement Agreement, (iii) allow PwC to present its final draft Valuation, (iv) allow Genuity to present its Fairness Opinion, (v) approve the press release announcing the execution of the Support Agreement, and (vi) approve a resolution recommending that the Board of Directors (a) make a recommendation that all Shareholders accept the Offer, (b) authorize Optimal to enter into the Support Agreement and (c) authorize Optimal to intervene to the Settlement Agreement, as well as mandating Genuity to actively solicit competing acquisition proposals from third parties.
As well, on March 16, 2010, the Offeror and Optimal executed the Support Agreement. On this same date, the Offeror and Senior Management Filing Persons executed the Settlement Agreement, to which Optimal intervened.
On March 17, 2010, a press release announcing the entering into of the Support Agreement by Optimal and the Offeror was issued.
2. Reasons to Accept the Offer
Offeror Filing Persons
The Offeror, Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching and Francis Choi (collectively, the “Offeror Filing Persons”) believe that the Offer, including the price of the Offer of $2.40 in cash per Share, is both financially and procedurally fair to the Shareholders. In making this determination the Offeror Filing Persons considered the following factors, among others, which Shareholders should consider in making a decision whether to accept the Offer:
(a)	Significant Premium to Shareholders. The closing price of the Shares on the NASDAQ on the last trading day prior to the Announcement Date, was $1.60. The Offer of $2.40 represents a premium of 50% over this closing price. The Offer also represents a premium of approximately 47% over the average closing price of the Shares on the NASDAQ for the 20 trading days preceding the Announcement Date.

(b)	Realize Immediate Value. The all cash consideration provides Shareholders with the opportunity to realize an immediate and certain value for their Shares. The Offeror Filing Persons believe the immediate value crystallization is even more attractive when viewed against the risks inherent in any long term business plan of Optimal and given its recent lacklustre performance.

(c)	Fully Financed All Cash Offer. The Offer is not subject to obtaining any financing and the Offeror has the fully committed equity and debt capital sufficient to fund the entire consideration payable for the Shares.

(d)	Detailed Review and Arm’s Length Negotiations. The Special Committee, with assistance from its legal and financial advisors, conducted an extensive review of the Proposal and the New Proposal and conducted arm’s length negotiations with the Offeror of the key economic terms of the Offer and oversaw the negotiation of the other material terms of the Support Agreement.

(e)	Liquidity. There is limited liquidity for Shareholders in the trading of the Shares on the NASDAQ. The average daily trading volume of the Shares for the month and three months preceding the Announcement Date was only 12,295 and 11,032 Shares respectively, representing less than 1% of the issued and outstanding Shares. The Offer represents an attractive liquidity event for Shareholders in a thinly traded stock and at a significant premium with the added benefit of not having to pay brokerage fees or commissions for those who deposit their Shares directly with the Depositary.

(f)	Minimum Condition. The Offeror Filing Persons believe that Minimum Condition provides meaningful procedural protections for Shareholders because if the Minimum Condition is not satisfied (or waived with the consent of the Board of Directors), the Offeror will not be able to consummate the Offer.

(g)	Appraisal Rights. Shareholders who do not tender their Shares to the Offer will be entitled, in certain situations, to appraisal rights. See Section 18 of the Circular “Acquisition of Shares Not Tendered in the Offer”.

(h)	Sufficient Time to Make a Decision. Shareholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for 51 days (unless extended by the Offeror) and the Offeror announced its intention to make the Offer on March 17, 2010, significantly in advance of the date the Offer was launched. If the Offeror amends the Offer to include any material additional information, the Offeror will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow Shareholders to consider the amended information.

(i)	The Valuation. PwC has provided the Valuation concluding that, based on the information considered and valuation approaches utilized, the fair market value of the Shares was in the range of $2.01 to $2.55 per Share. The price offered under the Offer is at the high end of the value range. The Valuation is summarized in, and a description of the other factors considered by the Special Committee in making the determinations and recommendation described above are set forth in the Directors’ Circular, which has been filed with the SEC on Schedule 14D-9 and has been mailed to Shareholders. The Directors’ Circular contains important information and may include material non-public information that Optimal believes is necessary for Shareholders to make a decision with respect to the Offer. We urge all Shareholders to carefully review this document when it becomes available.

(j)	Fairness Opinion. Genuity has provided the Fairness Opinion to the Board of Directors and the Special Committee concluding that, based upon and subject to the analyses, assumptions, qualifications and limitations set out in such opinion, the consideration offered pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors). The Fairness Opinion is summarized in and attached as an annex to the Directors’ Circular, which has been filed with the SEC on Schedule 14D-9 and has been mailed to the Shareholders. The Directors’ Circular contains important information and may include material non-public information that Optimal believes is necessary for Shareholders to make a decision with respect to the Offer. We urge all Shareholders to carefully review this document.

(k)	Recommendation of the Board of Directors. The Special Committee, after consulting with its legal and financial advisors and receiving (i) an opinion from its financial advisor to the effect that, subject to certain assumptions and qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors), and (ii) the formal valuation of the Shares prepared by PricewaterhouseCoopers LLP as required by MI 61-101, unanimously concluded that the consideration being offered under the Offer is fair from a financial point of view to holders of Shares other than the Offeror and its joint actors and recommended that the Board of Directors recommend that Shareholders ACCEPT the Offer. The Board of Directors (excluding Holden L. Ostrin and Neil S. Wechsler, who abstained from voting due to their interest in the transactions contemplated by the Settlement Agreement), unanimously concluded that based on the recommendation of the Special Committee and the factors referred to in the section of the Directors’ Circular, entitled “Reasons for Recommendation”, the consideration offered under the Offer is fair from a financial point of view to the Shareholders (other than the Offeror and its joint actors) and has recommended that the Shareholders accept the Offer and tender their Shares to the Offer.

(l)	Ability to Solicit and Respond to Superior Proposals. Under the Support Agreement, the Board of Directors has retained the ability to solicit and respond to proposals that may deliver greater value to Shareholders than the Offer, provided that Optimal offers the Offeror the right to match any Superior Proposal and pays to the Offeror the Termination Payment in the event that it terminates the Support Agreement in certain circumstances or changes its recommendation in respect of the Offer. Optimal, through Genuity, its financial advisor, will conduct a thorough review process to identify potential parties interested in acquiring all of the Shares. The review process will include contacting potential purchasers to determine whether they are interested in acquiring Optimal.
The Offeror Filing Persons also considered the following factors, each of which it considered negative in its considerations concerning the fairness of the terms of the Offer:
(a)	Offer Price. The Offeror’s financial interest in acquiring the Shares for a low price is adverse to the financial interest of Shareholders in selling their Shares for a high price.

(b)	Cease to Participate in Future Earnings. Any Shareholder who tenders its Shares in the Offer will cease to participate in future earnings or growth, if any, of Optimal and will not benefit from increases, if any, in Optimal’s value, including any increases due to a general economic recovery.

(c)	Taxable Transaction. As described in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”, the Offer will be a taxable transaction to selling Shareholders.
The Offeror Filing Persons did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. In reaching its conclusion as to fairness, the Offeror Filing Persons did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of Optimal as a going concern but rather is indicative of historical costs. Optimal’s net book value per share as of December 31, 2009, was $4.22. No appraisal of liquidation value or going concern value was sought for purposes of valuing the Shares as the Offeror Filing Persons believe that such valuations of Optimal are irrelevant to a determination as to whether the Offer is fair to Shareholders.
In the view of the Offeror Filing Persons, the fact that the Special Committee received the Valuation, dated March 12, 2010, of PwC stating that, subject to the restrictions, limitations and assumptions described in its report, the fair market value of the Shares ranges between $2.01 and $2.55 per share and its discussions with, and the written opinion of Genuity, dated March 16, 2010, to the effect that, as of such date and based upon and subject to certain assumptions or qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all the Shareholders (other than the Offeror and its joint actors) supports their conclusion that the consideration to be received pursuant to the Offer is fair from a financial point of view.
None of the Offeror or its joint actors received advice from the Special Committee’s legal or financial advisors as to the financial or procedural fairness of the Offer.

Notwithstanding the fact that the Shares traded at a per share price higher than the Offer price per share in late 2009, the Offeror Filing Persons believe that the Offer price is fair. The Initial Proposal, submitted by Richard Yanofsky on November 25, 2009, was made with the price to be determined following discussions with the Board of Directors and completion of a formal valuation of the Shares. The $2.40 per share cash offer represents a premium of approximately 15% over the closing price of the Shares on the NASDAQ on the day immediately prior to the date of the Initial Proposal. In addition, the Second Proposal, submitted by Richard Yanofsky on December 2, 2009, provided an indicative price of 20-30% above the then current market price. The Special Committee requested that a specific price be tabled and on December 18, 2009 a price of $2.40 was tabled. During the month of December 2009, the price for Optimal’s Shares was never higher than $2.19. The Offeror Filing Persons have always been cognisant of the trading price for the Shares and believe the value of Optimal continues to deteriorate. The Offeror Filing Persons believe that the Offer price is fair to Shareholders.
During the month of November of 2009 there were only eleven days where the closing trading price for the Shares on the NASDAQ exceeded the Offer price. It is important to note that the premium to the Offer price during those days was marginal and they occurred during the first eleven trading days of November 2009.
The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.
Senior Management Filing Persons
The Senior Management Filing Persons may be deemed to be filing persons in the going private transaction and, therefore, required to express their beliefs as to the substantive and procedural fairness of the Offer to unaffiliated Shareholders. The Senior Management Filing Persons are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Senior Management Filing Persons believe that the Offer is substantively and procedurally fair to the unaffiliated Shareholders on the basis of the factors described below.

The Senior Management Filing Persons were not members of the Special Committee and did not participate in any deliberations of either the Board or the Special Committee.
The Senior Management Filing Persons believe that the Offer and transactions contemplated by the Settlement Agreement, including the transfer of the shares of OMSI to Senior Management Filing Persons, is both financially and procedurally fair to the unaffiliated Shareholders. However, the Senior Management Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Offer and transactions contemplated by the Settlement Agreement to unaffiliated Shareholders.

In making this determination Senior Management Filing Persons considered the following factors, among others, which Shareholders should consider in making a decision whether to accept the Offer:
(a)	Significant Premium to Shareholders. The fact that the closing price of the Shares on the NASDAQ on the last trading day prior to the Announcement Date, was $1.60. The Offer of $2.40 represents a premium of 50% over this closing price. The Offer also represents a premium of approximately 47% over the average closing price of the Shares on the NASDAQ for the 20 trading days preceding the Announcement Date.

(b)	Financial Means of Optimal. The fact that Optimal is not likely to have the financial means to pay in cash the Severance Payments in accordance with the Employment Agreements upon completion of the Offer.

(c)	Impediment to a Transaction. The fact that failure to settle the Severance Payments in the context of the Offer would have been an impediment to the completion of the Offer by the Offeror and Senior Management Filing Persons believe that the same impediment would apply with respect to any Superior Proposal. In addition, at the request of the Special Committee and its financial advisor, and subject to certain terms and conditions set out in the Settlement Agreement, Senior Management Filing Persons agreed that it would accept the same arrangement in connection with any Superior Proposal whether or not such Superior Proposal was made by an affiliate of Optimal. As a result, whether the Offer is consummated or Optimal accepts a Superior Proposal, Senior Management Filing Persons have agreed to facilitate any such transaction by agreeing to the same terms provided for under the Settlement Agreement.

(d)	Detailed Review and Arm’s Length Negotiations. The fact that the Special Committee, with assistance from its legal and financial advisors, conducted an extensive review of the Proposal and the New Proposal and conducted arm’s length negotiations with the Offeror of the key economic terms of the Offer and oversaw the negotiation of the other material terms of the Support Agreement.

(e)	Liquidity. The fact that there is limited liquidity for Shareholders in the trading of the Shares on the NASDAQ. The average daily trading volume of the Shares for the month and three months preceding the Announcement Date was only 12,295 and 11,032 Shares respectively, representing less than 1% of the issued and outstanding Shares. The Offer represents an attractive liquidity event for Shareholders in a thinly traded stock and at a significant premium with the added benefit of not having to pay brokerage fees or commissions for those who deposit their Shares directly with the Depositary.

(f)	Realize Immediate Value. The fact that the Settlement Agreement facilitated the decision of the Offeror to proceed with Offer which provides Shareholders with an all cash consideration and the opportunity to realize an immediate and certain value for their Shares. Senior Management Filing Persons agree with the Offeror that the immediate value crystallization is even more attractive when viewed against the risks inherent in any long term business plan of Optimal and given its recent lacklustre performance.

(g)	Fully Financed All Cash Offer. The fact that the Offer is not subject to obtaining any financing and the Offeror has the fully committed equity and debt capital sufficient to fund the entire consideration payable for the Shares.

(h)	Sufficient Time to Make a Decision. The fact that Shareholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for 51 days (unless extended by the Offeror) and the Offeror announced its intention to make the Offer on March 17, 2010, significantly in advance of the date the Offer was launched. If the Offeror amends the Offer to include any material additional information, the Offeror will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow Shareholders to consider the amended information.

(i)	The Valuation. The fact that PwC has provided the Valuation concluding that, based on the information considered and valuation approaches utilized, (1) the fair market value of the Shares was in the range of $2.01 to $2.55 per Share; and (2) the rights foregone by Senior Management Filing Persons pursuant to their Employment Agreements exceed the assets transferred to and liabilities assumed by Senior Management Filing Persons as result of the transfer of the OMSI Shares by margin of $1,763,000 to $1,263,000. The price offered under the Offer is at the high end of the value range. The Valuation is summarized in, and a description of the other factors considered by the Special Committee in making the determinations and recommendation described above are set forth in the Directors’ Circular, which has been filed with the SEC on Schedule 14D-9 and has been mailed to Shareholders. The Directors’ Circular contains important information and may include material non-public information that Optimal believes is necessary for Shareholders to make a decision with respect to the Offer. We urge all Shareholders to carefully review this document when it becomes available.

(j)	Fairness Opinion. Genuity has provided the Fairness Opinion to the Board of Directors and the Special Committee concluding that, based upon and subject to the analyses, assumptions, qualifications and limitations set out in such opinion, the consideration offered pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors). The Fairness Opinion is summarized in and attached as an annex to the Directors’ Circular, which has been filed with the SEC on Schedule 14D-9 and has been mailed to the Shareholders. The Directors’ Circular contains important information and may include material non-public information that Optimal believes is necessary for Shareholders to make a decision with respect to the Offer. We urge all Shareholders to carefully review this document.

(k)	Recommendation of the Board of Directors. The fact that the Special Committee, after consulting with its legal and financial advisors and receiving (i) an opinion from its financial advisor to the effect that, subject to certain assumptions and qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors), and (ii) the formal valuation of the Shares prepared by PricewaterhouseCoopers LLP as required by MI 61-101, unanimously concluded that the consideration being offered under the Offer is fair from a financial point of view to holders of Shares other than the Offeror and its joint actors and recommended that the Board of Directors recommend that Shareholders ACCEPT the Offer. The Board of Directors (excluding Holden L. Ostrin and Neil S. Wechsler, who abstained from voting due to their interest in the transactions contemplated by the Settlement Agreement), unanimously concluded that based on the recommendation of the Special Committee and the factors referred to in the section of the Directors’ Circular, entitled “Reasons for Recommendation”, the consideration offered under the Offer is fair from a financial point of view to the Shareholders (other than the Offeror and its joint actors) and has recommended that the Shareholders accept the Offer and tender their Shares to the Offer.
Senior Management Filing Persons also considered the following factors, each of which they considered negative in its considerations concerning the fairness of the terms of the Offer:
(a)	Offer Price. The fact that the Offeror’s financial interest in acquiring the Shares for a low price is adverse to the financial interest of Shareholders in selling their Shares for a high price.

(b)	Cease to Participate in Future Value. The fact that the value of Optimal and OMSI may increase over time. Any Shareholder who tenders its Shares in the Offer will cease to participate in future earnings or growth, if any, of Optimal (including OMSI) and will not benefit from increases, if any, in Optimal’s value (including OMSI’s value), including any increases due to a general economic recovery.

(c)	Taxable Transaction. As described in Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of this Circular, “Certain U.S. Federal Income Tax Considerations”, the Offer will be a taxable transaction to selling Shareholders.
No Senior Management Filing Person received advice from, nor did they rely on the analysis of, the Special Committee’s legal or financial advisors as to the financial or procedural fairness of the Offer or the transactions contemplated by the Settlement Agreement. No Senior Management Filing Person received any report, opinion or appraisal from any outside party.
Senior Management Filing Persons did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness with respect to the Offer and to the transactions contemplated by the Settlement Agreement. In reaching its conclusion as to fairness, the Senior Management Filing Persons did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of OMSI as a going concern but rather is indicative of historical costs. No appraisal of liquidation value was sought for purposes of valuing the OMSI shares as the Senior Management Filing Persons believe that the liquidation value of OMSI is irrelevant to a determination as to whether the Offer is fair to Shareholders.
In the Senior Management Filing Persons’ view, the fact that the Special Committee received the Valuation stating that, subject to the restrictions, limitations and assumptions described in its report, the fair market value of the Shares ranges between $2.01 and $2.55 per share and its discussions with, and the written opinion of Genuity, dated March 16, 2010, to the effect that, as of such date and based upon and subject to certain assumptions or qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all the Shareholders (other than the Offeror and its joint actors) supports Senior Management Filing Persons’ conclusion that the consideration to be received pursuant to the Offer and the transaction contemplated by the Settlement Agreement is fair from a financial point of view.
The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer and transactions contemplated by the Offer and the Settlement Agreement carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors. See Section 15 of this Circular, The Senior Management Filing Persons believe that these factors provide a reasonable basis for their belief that the Offer is substantively and procedurally fair to the unaffiliated Shareholders. The Senior Management Filing Persons do not make any recommendation in any capacity as to whether shareholders of Optimal should tender their shares to the Offer. “Certain Canadian Federal Income Tax Considerations” and Section 16 of this Circular, “Certain U.S. Federal Income Tax Considerations”.
3. Purpose of the Offer and the Offeror’s Plans for Optimal
Richard and Peter Yanofsky were the original founders of WowWee and have overseen its development through the last two decades. They have developed close relationships with their employees, customers and suppliers and have always been committed to seeing WowWee succeed.
Over the last few years WowWee has suffered considerable financial losses. Given WowWee’s business cycle, it requires a significant cash investment or credit facilities in order to complete the design, marketing and then the manufacturing of its products in order to be in a position to capitalize on the Christmas selling season which is the most important in terms of sales for the toy industry.
Richard Yanofsky began to evaluate various alternatives in order to allow the WowWee business to survive and to be able to procure and ship product for the 2010 Christmas season. Upon reviewing the various alternatives and discussing this with his legal counsel, Richard Yanofsky questioned the ability of Optimal to successfully raise equity or attract reasonably priced credit facilities, particularly given the then current state of capital markets and the difficulty in securing credit in those markets.
Among the alternatives considered was the possibility of acquiring the shares or assets comprising the WowWee business, finding external financing, either in the form of equity or debt, or making an offer for all of the shares of Optimal.
The purpose of the Offer, therefore, is to enable the Offeror to acquire the WowWee business segment of Optimal. The Offeror intends to acquire any Shares that remain outstanding after the successful completion of the Offer. If 90% or more of the outstanding Shares have been accepted and paid for by the Offeror at the Expiry Time, excluding Shares held at the date hereof by or on behalf of the Offeror or its joint actors, the Offeror plans to acquire the remainder of the outstanding Shares through Compulsory Acquisition in accordance with the CBCA. If the Offeror has accepted and paid for less than 90% of the outstanding Shares or the Compulsory Acquisition right is otherwise not available, and at least 66 2/3% of the outstanding Shares have been accepted and paid for by the Offeror, the Offeror plans to acquire the remaining outstanding Shares through a Subsequent Acquisition Transaction as soon as practical, but in any event no later than 120 days after the Expiry Date. If either a Compulsory Acquisition or a Subsequent Acquisition Transaction is employed, the consideration per Share received by such shareholders will be equivalent in form and value to the consideration per Share offered under the Offer. The form of any such Subsequent Acquisition Transaction will be determined by the Offeror in its sole discretion. The Offeror currently intends to retain all Shares acquired pursuant to the Offer, however, it reserves the right to transfer or sell these Shares at any time in the future should its intentions change. Pursuant to the Settlement Agreement, the Offeror will settle certain severance payments triggered by the consummation of the Offer by exchanging the equity of OMSI (Optimal’s other business segment) in lieu of cash payments.
Rule 13e-3 under the U.S. Exchange Act requires the filing of a transaction statement with the SEC whenever a “going-private” transaction, such as the Offer, has a reasonable likelihood or purpose of causing any class of equity securities, such as the Shares, to no longer be held by 300 or more persons nor listed on a national securities exchange. In connection with the Offer, the Offeror has filed a Rule 13e-3 transaction statement with the SEC. If the Offer is consummated, Optimal will cease filing periodic reports with the SEC and the Shares will no longer be listed on the NASDAQ.
The Support Agreement provides that following the first date upon which Shares tendered and not withdrawn under the Offer are accepted and paid for by the Offeror (the “Effective Date”) provided the Minimum Condition shall have been satisfied and not waived, and from time to time thereafter, the Offeror will be entitled to designate members of the Board of Directors, and any committees thereof, and Optimal will not frustrate the Offeror’s attempts to do so and covenants to co-operate with the Offeror, subject to all applicable Laws, to enable the Offeror’s designees to be elected or appointed to the Board of Directors, including, without limitation, at the request of the Offeror, by its commercially reasonable efforts to expand the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Offeror’s designees to be elected or appointed to the Board of Directors.
Pursuant to the Settlement Agreement, Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler will, upon completion of all the transactions contemplated by the Offer, including a Subsequent Acquisition Transaction, receive all of the issued and outstanding shares of OMSI, an indirectly wholly-owned subsidiary of Optimal.
With respect to WowWee’s business, and in order to exercise its business plan with respect to WowWee, upon completion of all the transactions contemplated by the Offer, including a Subsequent Acquisition Transaction, the Offeror intends to secure new financing most likely through a credit facility. WowWee would also look to reducing its overhead while maintaining its focus on developing its products.
4. Valuation
The following constitutes only a summary of the Valuation. The Valuation has been prepared and provided solely for the use of the Special Committee and the Board of Directors and to be made available for inspection or to be sent to any securityholder of Optimal upon request to Optimal, for a nominal charge sufficient to cover printing and postage. Requests should be made by telephone by dialing (514) 738-8885 or by written notice delivered to Optimal’s principal office located at 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, H3Z 3C1. The Valuation may not be used or relied upon by any other Person without the express prior written consent of PwC. PwC believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by PwC without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summaries are qualified in their entirety by the full text of the Valuation. The Valuation has been filed by Optimal with the Canadian and United States securities authorities and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. Capitalized terms used below and not otherwise defined herein are defined in the Valuation.
The Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and MI 61-101, as certain directors or senior officers of WowWee Group Limited, WowWee USA, Inc., WowWee Canada Inc., WW Sablon Holdings SA or any of their respective subsidiaries, subsidiaries of Optimal, are acting jointly or in concert with the Offeror. Applicable securities legislation and regulatory policies require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with applicable securities regulatory authorities.
The valuation must contain the valuator’s opinion as to a value or range of values for the securities to be acquired pursuant to the insider bid. While MI 61-101 stipulates that the valuation must be paid for by the Offeror, selection of the valuator and the supervision of the valuation are required to be performed by the Special Committee.
The Offeror has determined that PwC is qualified and independent for the purposes of the Valuation.
Engagement of PwC
PwC was retained as financial advisor to the Special Committee for the purposes of, among other things, preparing and delivering to the Special Committee the Valuation. Accordingly, Optimal and PwC entered into the PwC Engagement Letter. In accordance with MI 61-101, the Offeror agreed to pay the fees and expenses of PwC relating to the Valuation. See “Background to the Offer”.
Credentials of PwC
PwC is a global network which provides industry-focused assurance, tax and advisory services to build public trust and enhance value for clients and their stakeholders. PwC’s valuation practice has broad experience in completing and defending, when necessary, assignments involving the valuation of companies and assets for various purposes, including transactions subject to public scrutiny, financial reporting matters, the sale or purchase of an entity or assets by related parties, assistance in resolving shareholders’ disputes, tax based corporate reorganizations and mergers and acquisitions activity.
Independence of PwC
PwC is not an associated or affiliated entity or issuer insider (as those terms are defined in MI 61-101) of Optimal or any member of senior management of Optimal (“Management”). PwC has not provided any financial advisory, audit or soliciting dealer services or participated in any financing involving Optimal in the past two years other than the services provided under the PwC Engagement Letter. There are no understandings, agreements or commitments between PwC and Optimal or its related parties with respect to future business dealings. PwC may, in the future, in the ordinary course of its business, provide professional services to Optimal. The fees payable to PwC pursuant to the PwC Engagement Letter are not contingent, in whole or in part, on the conclusions reached in the Valuation or the successful completion of the Offer. PwC has confirmed to the Special Committee that, to the best of its knowledge, it has no reason to believe that it was not independent for the purposes of MI 61-101.
Scope of Review
In preparing the Valuation, PwC reviewed and relied upon the financial documentation and other information, all as detailed in the Valuation. In addition, PwC obtained information regarding Optimal, business and industry through meetings and discussions with senior members of Management of Optimal, Mr. Richard Yanofsky as President of WowWee Canada Inc., and the Special Committee.
Restrictions, Limitations and Assumptions
In accordance with the PwC Engagement Letter, PwC has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by it from public sources or provided by Optimal, advisors and representatives including information, data, and other materials filed on EDGAR and SEDAR (collectively, the “Information”). The Valuation is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, PwC has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.
The Chief Financial Officer of Optimal has represented to PwC in a representation letter dated March 16, 2010 that, to the best of his knowledge and belief:
(i)	With respect to any portions of the Information that constitute forecasts, projections or estimates provided to PwC in connection with its engagement, such forecasts, projections or estimates (“FOFI”) (a) were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Optimal; (b) were prepared using assumptions which were reasonable on the date such FOFI was prepared, having regard to the industry, business, financial condition, plans and prospects of Optimal and its subsidiaries, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such FOFI (as of the date of the preparation thereof) not misleading in light of the circumstances in which such FOFI was provided to PwC.

(ii)	To the extent that any of the Information is historical, there have been no changes or occurrences since the respective dates thereof that render, or could reasonably be expected to render, any of that Information untrue or misleading in any material respect that have not been generally disclosed and reflected in documents filed on EDGAR or disclosed by Optimal to PwC in connection with its engagement or updated by more current information, data or other material provided to PwC.

(iii)	Since the dates on which the Information was provided to PwC, no major contract has been entered into or contemplated by Optimal, and there is no plan or proposal for any restructuring of, or material changes in, the business or affairs of Optimal which has not been disclosed to PwC or otherwise publicly disclosed and reflected in documents filed on EDGAR or SEDAR, other than the transactions contemplated by the Proposed Transaction.

(iv)	Optimal has no material contingent liabilities or assets other than as disclosed in the Information.

(v)	Except as publicly disclosed and reflected in documents filed on EDGAR or SEDAR or as disclosed to PwC by Optimal in connection with its engagement:
(a)	Optimal has no plans, and Management is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of Optimal;

(b)	there are no appraisals or valuations known to Management relating to Optimal or any of its securities or material assets that have been prepared in the preceding 24 months which have not been provided to PwC, and no valuation or appraisal relating to any of the foregoing has been commissioned by or on behalf of Optimal or is known to Management to be in the course of preparation;

(c)	no offers or negotiations relating to the purchase or sale of any material assets of Optimal or with respect to all or a material portion of the securities of Optimal have been made or received in the preceding 24 months which have not been disclosed to PwC; and

(d)	Except as disclosed in the Information, there are no action suits, proceedings or inquiries pending or threatened against or affecting Optimal at law or in equity or before any federal, state, provincial, municipal or other governmental department, court, commission, bureau, board, agency or instrumentality which could reasonably be expected to materially and adversely affect Optimal.
(vi)	There are no facts regarding Optimal’s assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to PwC in the Information that could reasonably be expected to materially affect Optimal.

(vii)	Management has reviewed PwC’s draft report dated March 12, 2010 and they are not aware of any errors of facts, omissions or misrepresentations of facts which might have a material impact on PwC’s Opinion.
The Valuation is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the Valuation Date, and the condition and prospects, financial and otherwise, of Optimal, as they were reflected in the Information reviewed by PwC. In its analyses and in preparing the Valuation, PwC made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
PwC expresses no opinion concerning the future trading prices of the securities of Optimal and makes no recommendation to the minority shareholders with respect to the Proposed Transaction.
Definition of Fair Market Value
For the purposes of the Valuation, fair market value means the highest price available in an open and unrestricted market between informed, prudent parties acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.

This value corresponds to the “en bloc value” as at December 31, 2009. PwC did not make any modification to lower the fair market value to take into account the liquidity of the Shares or the fact that the Shares held by minority shareholders do not form part of a controlling participation.
Valuation Methodologies
In preparing the Valuation, PwC has selected the adjusted net asset method as the main valuation approach, given that Optimal suffered significant losses in the last two years, the difficulty for Management to accurately forecast revenues for any given year and the important cash investment required in working capital to maintain the business operations.
In order to assess the reasonability of the adjusted net asset value of the toy business, PwC compared its implied 2010 projected EBITDA multiples with those of somewhat comparable public companies. Management’s projected EBITDA of the toy business for the year ending December 31, 2010 were adjusted upwards to reflect potential cost synergies accruing to the Offeror resulting from the privatization, including public company costs and other head office costs.
In order to determine the fair market value of the OMSI shares, PwC used a discounted cash flow approach for the Moneris portfolio and an adjusted net asset approach for the United Bank Card, Inc. balance of sale receivable. Other net liabilities not related to the OMSI shares were deducted to determine the value of the net assets of the payment processing business.
In determining the fair market value of the liabilities arising from a change of control or termination of the Employment Agreements, PwC has split the severance packages in two groups: i) the severance packages due to Senior Management Filing Persons and; ii) the severance packages due to other senior management members of Optimal and its subsidiaries. PwC has determined that the fair market value of the severance package due to other senior management members of Optimal and its subsidiaries is equal to its face value. In determining the fair market value of the severance packages and other payments due to Senior Management Filing Persons, PwC has assumed it would be limited to the assets transferred and liabilities assumed by the Offeror in settlement of the severance packages and other payments according to the Settlement Agreement.
Valuation Summary
The following is a summary of the range of fair market values of the three major blocks of assets and liabilities of Optimal, as well as the Valuation as at the Valuation Date:

	FMV		$ per Share
(In thousands of USD)	Low	High	Low	High

Toy business segment net assets	19,851	20,551	3.85	3.99
Payment processing business net assets	6,759	9,329	1.31	1.81
Severance packages and other payments	(16,243)	(16,743)	(3.15)	(3.25)

FMV of Optimal Shares	10,367	13,137	2.01	2.55

Valuation Opinion
Based upon and subject to the matters described in the Valuation, PwC is of the opinion that, as of December 31, 2009, the fair market value of the Shares is in the range of $2.01 to $2.55 per Share.
Applicable securities legislation and regulatory policies also require that every “prior valuation” (as defined in MI 61-101) of Optimal, its material assets or its securities made in the 24 months preceding the date of the Offer, that is known to the Offeror or its respective directors and senior officers, be disclosed in the Circular. No such prior valuations made in the 24 months preceding the date of the Offer are known, after reasonable enquiry, to the Offeror or its respective directors and officers.
5. Fairness Opinion
Pursuant to an engagement letter dated January 13, 2010 between Optimal and Genuity, Genuity was retained by the Special Committee to evaluate the fairness, from a financial point of view, to the minority shareholders of the consideration to be offered to the Shareholders pursuant to the Offer.
Genuity delivered the Fairness Opinion dated March 16, 2010 addressed to the Special Committee and the Board to the effect that as at such date and based upon and subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such Fairness Opinion, the offered consideration to be received by Shareholders under the Offer was fair from a financial point of view to the Shareholders, other than the Offeror and its joint actors.
The full text of the Fairness Opinion is attached as Schedule “A” to the Directors’ Circular. Shareholders are encouraged to read the Fairness Opinion carefully and in its entirety for a description of the matters considered and limitations on the review undertaken.
Genuity was formally engaged by the Special Committee through the Genuity Engagement Letter. Pursuant to the Genuity Engagement Letter, Genuity was engaged to act as the financial advisor to Optimal and the Special Committee in connection with the Offer, including the provision of the Fairness Opinion, and to, among other things, advise Optimal and the Special Committee with respect to the strategic options available to Optimal on the terms and subject to the conditions set forth therein. The terms of the Genuity Engagement Letter provide that Genuity is to be paid a fee for its services as financial advisor, including a minimum fee payable on completion of any transaction involving Optimal, including the Offer, as well as a fee payable upon delivery of the Fairness Opinion and has been paid a monthly work fee since the execution of the Genuity Engagement Letter. In addition, Genuity is to be reimbursed for certain of its out-of-pocket expenses and to be indemnified by Optimal in certain circumstances, including liabilities under United States federal securities laws, in connection with its engagement. The terms of the fee arrangement with Genuity, which Genuity and Optimal believe are customary in transactions of this nature, were negotiated at arm’s length between Optimal and Genuity, and the Board and the Special Committee were aware of such arrangement, including the fact that a fee in connection with the delivery of the Fairness Opinion is payable to Genuity upon delivery of the Fairness Opinion.
Genuity consented to the inclusion of the Fairness Opinion, in its entirety in the Directors’ Circular, together with a summary of the Fairness Opinion in the Circular.
Neither Genuity, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the United States Securities Act of 1933, as amended, as applicable) of Optimal or the Offeror. Genuity has not been engaged to provide any financial advisory services, received any fees, nor has it participated in any financings involving Optimal or any of its respective associates or affiliates, within the past two years, other than the services provided in connection with the Offer. Genuity has been granted, subject to certain conditions, a right of first offer with respect to certain future financing transactions of Optimal and, in the event that Genuity does assist Optimal in such financing transactions, Genuity would receive compensation in connection therewith. Other than as disclosed in the preceding sentence, there are no understandings, agreements or commitments between Genuity and Optimal, or any of its respective associates or affiliates with respect to any future business dealings. However, Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Optimal or any of its respective associates or affiliates.
Genuity, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Optimal or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. Accordingly, Genuity may at any time hold a long or short position in such securities. To the extent Genuity had any such position as of the date of the Fairness Opinion, it was disclosed to the Special Committee. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Optimal.
Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, institutional sales and trading, and equity research services. Genuity has professionals and offices across Canada, as well as in the United States. The Fairness Opinion represents the opinion of Genuity the form and content of which have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, restructuring, divestiture and fairness opinion matters.
In connection with the Fairness Opinion, Genuity reviewed, analyzed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:
(a)	A draft Support Agreement dated March 16, 2010;

(b)	A draft Settlement Agreement dated March 16, 2010;

(c)	Annual Reports on Forms 10-K of Optimal for the years ending December 31, 2006 — 2008;

(d)	Quarterly Reports on Forms 10-Q of Optimal for the three-month periods ending March 31, 2009, June 30, 2009 and September 30, 2009;

(e)	Draft interim unaudited financial reports of Optimal for the period ending December 31, 2009;

(f)	Definitive proxy statement on Schedule 14A for the year ending December 31, 2008;

(g)	Internal management forecasts for the year ending December 31, 2010;

(h)	Internal quarterly cash flow analysis for 2010 fiscal year;

(i)	The draft RSM Richter formal valuation and fairness opinion dated November 11, 2009 of the portfolio of retail point-of-sale merchants in respect of which the Company has subcontracted the management to Sterling Payment Solutions Inc. (the “Moneris Portfolio”) and proposed amendment to certain executives employment agreements;

(j)	The draft formal valuation report prepared by PricewaterhouseCoopers LLP dated March 12, 2010;

(k)	Public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Genuity to be relevant;

(l)	Public information with respect to transactions of a comparable nature considered by Genuity to be relevant;

(m)	Research reports relating to Optimal’s competitors and other public companies considered by Genuity to be relevant; Discussions with the Special Committee, management and legal counsel to Optimal;

(n)	An organizational chart describing Optimal and its various interests in subsidiaries, affiliates, joint ventures and other operating companies;

(o)	Representation letters dated the date of the Fairness Opinion provided to Genuity by senior management of Optimal;

(p)	Discussions with senior management of Optimal, regarding the business plans, operations and financial forecasts for, and current financial position of Optimal;

(q)	The terms of the purchase and sale option agreement with UBC dated February 2, 2009;

(r)	Discussions with Optimal’s counsel and external legal counsel to Optimal with respect to various matters relating to Optimal and the Offer;

(s)	A review of current capital market and equity capital market conditions; and

(t)	Such other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.
Genuity has not, to its knowledge, been denied access by Optimal to any information requested by Genuity. As the auditors of Optimal declined to accept responsibility for any reliance that Genuity might place upon information provided by them as a part of any review conducted by Genuity and required that Genuity indemnify and release them as a condition to meeting with Genuity, Genuity did not meet with the auditors and has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of Optimal and the reports of the auditors thereon.
Genuity has not prepared a formal valuation or appraisal of Optimal or any of its respective securities or assets and the Fairness Opinion should not be construed as such. Genuity, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Fairness Opinion is not, and should not be construed as, advice as to the price at which the shares of Optimal may trade at any future date prior to expiry of the Offer. Genuity was similarly not engaged to review any legal, tax or accounting aspects relating to the Offer.
With Optimal’s permission, Genuity relied upon, and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by Genuity from public sources, or provided to Genuity by Optimal or its advisors or otherwise obtained by Genuity pursuant to its engagement, and the Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. Genuity did not request to or attempt to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations nor did Genuity make any independent appraisal of the assets of Optimal. Genuity assumed that the final form of the Support Agreement and the Settlement Agreement would be substantially similar to the last draft reviewed by Genuity.
With respect to the historical financial data, operating and financial forecasts and budgets provided to Genuity concerning Optimal and relied upon in Genuity’s financial analyses, Genuity assumed (subject to the exercise of its professional judgment) that they had been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of Optimal, having regard to Optimal’s business, plans, financial condition and prospects, and that such financial forecasts will be realized substantially in such amounts and at such times as contemplated. Genuity expresses no opinion with respect to such financial forecasts or the estimates or judgments on which they are based.
Senior officers of Optimal have represented to Genuity in certificates delivered as of the date hereof, among other things, that (i) with the exception of the forecasts, projections, budgets and estimates referred to in such certificates, to the knowledge of such senior officers, the information data and other material (financial and otherwise) relating to Optimal or any of its subsidiaries (the “Fairness Opinion Information”) provided orally by such senior officers or in writing by senior officers of Optimal on behalf of Optimal or any of its subsidiaries to Genuity for the purpose of preparing the Fairness Opinion (A) was, at the date the Fairness Opinion Information was provided to Genuity, and is, at the date hereof, complete, true and correct in all material respects and (B) did not and does not contain any untrue statement of a material fact, or omit to state a material fact, necessary to make the Fairness Opinion Information not misleading in light of the circumstances under which the Fairness Opinion Information was provided; (ii) since the dates on which the Fairness Opinion Information was provided to Genuity, except as disclosed orally or in writing by or on behalf of Optimal or any of its subsidiaries to Genuity, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Optimal or any of its subsidiaries and no material change has occurred in the Fairness Opinion Information or any part thereof which would have or which would reasonably be expected to have a material effect on the assumptions in the Fairness Opinion regarding the Fairness Opinion Information; and (iii) with respect to any portions of the Fairness Opinion Information that constitute forecasts, projections, estimates or budgets, such forecasts, projections, estimates or budgets (A) were reasonably prepared on bases reflecting the best currently available estimates and judgement of Optimal; (B) were prepared using the probable courses of action to be taken or events reasonably expected to occur during the period covered thereby; (C) were prepared using the assumptions identified therein, which in the reasonable belief of the management of Optimal are (or were at the time of preparation and continue to be) reasonable in the circumstances; (D) reasonably present the views of management of Optimal of the financial prospects and forecasted performance of Optimal and its subsidiaries and are consistent with historical operating experience and accounting policies and procedures applied by Optimal; and (E) are not, in the reasonable belief of the management of Optimal, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation.
The Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date thereof and the condition and prospects, financial and otherwise, of Optimal and its associates, affiliates and subsidiaries, as they were reflected in the Fairness Opinion Information and as were represented to Genuity in discussions with management of Optimal. In its analyses and in preparing the Fairness Opinion, Genuity made numerous assumptions with respect to industry performance, general business, markets, and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Offer.
In preparing the Fairness Opinion, Genuity assumed that all of the conditions required to implement the Offer will be met, that the representations and warranties of each party contained in the Support Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Support Agreement and agreements delivered pursuant thereto and that the Offeror will be entitled to fully enforce its rights under the Support Agreement and receive the benefits therefrom. Genuity assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any meaningful adverse effect on Optimal or the contemplated benefits of the Offer to Optimal and that the Circular discloses all material facts relating to the Offer and satisfies all applicable legal requirements.
The Fairness Opinion, the issuance of which was approved by Genuity’s fairness committee, was prepared solely for the information and assistance of the Special Committee and the Board in connection with their consideration of the Offer and the Support Agreement, and is not intended to, and does not, confer any rights or remedies upon any other person. The Opinion addresses only the fairness from a financial point of view, as of March 16, 2010, of the Consideration to be received by the holders of the outstanding Shares, other than the Offeror and the Joint Actors Accordingly, Genuity did not address the merits of the underlying decision by Optimal to engage in the Offer and the Fairness Opinion does not constitute a recommendation to the Special Committee and the Board as to whether or not to cause Optimal to enter into the Support Agreement or consummate the Offer. Genuity does not express any view on, and the Fairness Opinion does not address, any other term or aspect of the Support Agreement or the Offer, including, without limitation, (a) the fairness of the Offer or the offered consideration to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Optimal or (b) as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Optimal, or class of such persons, relative to the offered consideration in the Offer.
The Fairness Opinion may not be used for any other purpose or by any other person, except as contemplated by the Genuity Engagement Letter and as required by United States federal securities laws, and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity. The Fairness Opinion was given as of a certain date and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion that may come or be brought to Genuity’s attention after the date thereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date thereof, Genuity reserves the right to change, modify or withdraw the Fairness Opinion. The Fairness Opinion should not be construed as creating, and it does not create, and fiduciary duty on the part of Genuity to any party.

Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion does not constitute and is not to be construed as a recommendation to the Special Committee or the Board as to whether they should approve the Support Agreement, nor as a recommendation to any shareholder of Optimal as to whether to accept the Offer.
Analysis
The following is a summary of the material financial analyses delivered by Genuity to the Special Committee and the Board in connection with rendering the Fairness Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Genuity. As used in this summary of the material financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share, “LTM” means latest twelve months, “FY” means fiscal year and “CY” means calendar year. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of financial analyses performed by Genuity. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed before March 16, 2010, and is not necessarily indicative of current or future market conditions.
     Historical Stock Trading Analysis and Implied Premium Offered
Genuity reviewed the historical trading prices and volumes for Optimal common shares for various trading periods ended March 16, 2010. In addition, Genuity analyzed the consideration in relation to the closing price of Optimal common shares on March 16, 2010, the weighted average closing prices of Optimal common shares for the 20-days, 30-days and 60-days trading periods ended March 1, 2010, and weighted average trading price of the common shares over 1-turn of the float.
This analysis indicated that the implied value of the offered consideration represented a premium of the following:

Metric	Price	Premium
Unaffected Share Price (March 16, 2010)	$1.60	50.0%

20-day VWAP	$1.61	49.1%

30-day VWAP	$1.60	50.0%

60-day VWAP	$1.64	46.3%

VWAP (1-turn)	$2.33	2.9%
     Implied Transaction Multiples
Genuity calculated and compared various financial multiples and ratios of Optimal based on estimates provided by Optimal’s management for 2010 (including immediate available cost synergies of $4.3 million). No analyst estimates were available.
Genuity calculated an implied equity value by multiplying the $2.40 by the total number of outstanding shares of Optimal on a fully diluted basis. Genuity then calculated an implied enterprise value based on the implied equity value by adding the amount of Optimal’s debt less cash and cash equivalents, as provided by management, to the implied equity value. The results of the analyses are summarized in the table below:

Offer Price	$2.40

Fully Diluted Shares Outstanding	5.1487350

Equity Value	$12.4

Add: Total Debt (as of December 31, 2009)	$12.3

Add: Working Capital Adjustment	$15.0

Less: Cash (as of December 31, 2009)	($15.8)

Net Debt (Cash)	$11.6

Total Enterprise Value	$23.9

	2010E
	EBITDA	Implied Multiple
Low	$0.34	70.2x

Midpoint	$4.42	5.4x

High	$8.50	2.8x
     Comparable Public Company Analysis
Genuity reviewed and compared certain financial information, ratios and public market multiples for Optimal with corresponding financial information, ratios and public market multiples for selected comparable publicly traded corporations. Although none of the selected corporations are exactly comparable to Optimal, the corporations included were chosen by Genuity because they are publicly traded corporations with operations in the toy industry that for purposes of analysis may be considered similar to certain of Optimal’s operations, including similar projects, servicing similar segments and geographies. Given the discontinued reporting of the payment processing business segment of Optimal, Genuity did not include any such comparable corporations in this section
The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock as of March 16, 2010, the latest publicly available financial statements and analyst estimates for 2010 and 2011. With respect to the selected companies, Genuity calculated the following and compared them to the results for Optimal:

•	total enterprise value, referred to as TEV, which is the market value of common equity on a fully diluted basis plus debt less cash and cash equivalents, as a multiple of (1) LTM sales, (2) 2010E sale, (3) 2011E sales, (4) LTM EBITDA, (5) 2010E EBITDA, and (6) 2011E EBITDA; and

•	the price / earnings were calculated by dividing the share prices of the selected companies on March 16, 2010 by (1) LTM EPS, (2) 2010E EPS, and (3) 2011E EPS.
The results of these analyses are summarized as follows:

Comparable Companies Analysis

All Figures in USD millions unless indic	Market Cap		Revenue Growth		EBITDA Margins			TEV / Revenues			TEV / EBITDA			Price / Earnings
Company Name	16-Mar-10	TEV	CY’10 [1]	CY’11 [1]	LTM [2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]
Mattel Inc	$8,374.4	$8,127.9	7.6%	3.6%	16.6%	17.7%	18.4%	1.5x	1.4x	1.3x	9.0x	7.9x	7.3x	15.8x	14.2x	13.0x
Hasbro Inc	$5,626.9	$6,082.3	(0.5%)	7.1%	18.9%	18.7%	20.3%	1.5x	1.5x	1.4x	7.9x	8.0x	6.9x	15.0x	15.0x	12.7x
Leapfrog Enterprises Inc	$418.1	$377.5	18.1%	11.4%	3.2%	8.0%	9.8%	1.0x	0.8x	0.8x	31.2x	10.5x	7.7x	neg	22.1x	13.7x
MEGA Brands Inc	$254.9	$377.1	12.1%	5.8%	4.9%	12.4%	12.7%	1.1x	0.9x	0.9x	23.3x	7.6x	7.0x	na	28.6x	19.1x
Adjusted Mean			9.9%	6.4%	8.2%	16.3%	15.5%	1.4x	1.2x	1.2x	13.4x	7.8x	7.1x	15.4x	17.1x	13.1x
Median			9.9%	6.4%	10.7%	15.1%	15.5%	1.3x	1.2x	1.1x	16.1x	7.9x	7.2x	15.4x	18.6x	13.4x

Comparable Companies Analysis

All Figures in USD millions unless indic	Market Cap		Revenue Growth		EBITDA Margins			TEV / Revenues			TEV / EBITDA			Price / Earnings
Company Name	16-Mar-10	TEV	CY’10 [1]	CY’11 [1]	LTM [2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]	LTM[2]	CY’10 [1]	CY’11 [1]
Namco Bandai Holdings Inc	$2,384.5	$1,594.2	(3.3%)	(0.2%)	8.1%	7.1%	8.6%	0.4x	0.4x	0.4x	4.5x	5.3x	4.4x	42.2x	neg	24.7x
RC2 Corp	$353.5	$321.5	(0.1%)	7.5%	14.2%	15.1%	15.9%	0.8x	0.8x	0.7x	5.4x	5.1x	4.5x	12.2x	11.8x	10.3x
Jakks Pacific Inc	$371.7	$223.7	(16.5%)	4.7%	1.3%	11.2%	12.3%	0.3x	0.3x	0.3x	20.7x	3.0x	2.6x	neg	11.9x	10.6x
Games Workshop Group Plc	$171.2	$169.1	1.9%	3.8%	18.8%	15.9%	15.7%	1.3x	1.3x	1.3x	7.1x	8.3x	8.1x	16.2x	16.1x	14.7x
Adjusted Mean			(0.5%)	4.3%	11.2%	14.0%	14.6%	0.5x	0.5x	0.5x	5.6x	5.2x	3.8x	14.2x	11.8x	11.9x
Median			(1.7%)	4.3%	11.2%	13.1%	14.0%	0.6x	0.6x	0.5x	6.2x	5.2x	4.4x	16.2x	11.9x	12.6x

1	Calendar Year Estimates from I/B/E/S

2	Adjusted for Extraordinary Items

TEV	= Total Enterprise Value (Market Capitalization, Option Dilution, Preferred Shares, Minority Interest, Net Debt)

LTM	= Last Twelve Months
Note: Figures in Bold are excluded from the Adjusted Mean
     Selected Precedent Transactions
Genuity analyzed certain information relating to the following transactions in the toy industry since 2002:
Genuity analyzed the enterprise value in each transaction as a multiple of LTM sales and LTM EBITDA for each of the transactions, based on publicly available financial information. The results of these analyses are set forth below:

Company		Announced	TEV	TEV / LTM
Target	Acquirer	Date	(USD)	Sales	EBITDA
Disguise	JAKKS Pacific	24-Nov-08	$56	0.5x	4.3x

Giochi Preziosi	Clessidra	26-Mar-08	$1,261	1.1x	10.1x

WowWee	Optimal Group	27-Sep-07	$65	0.6x	13.0x

RBI Holdings	Lucky Tune Global	03-May-07	$46	0.7x	6.7x

Excelligence Learning	Thoma Cressey	19-Jul-06	$127	0.9x	11.2x

Creative Designs International	JAKKS Pacific	18-Jan-06	$96	0.6x	2.6x

Company		Announced	TEV	TEV / LTM
Target	Acquirer	Date	(USD)	Sales		EBITDA
Famosa	Vista Capital de Expansion	04-Aug-05	$186	1.3	x	7.5	x

Giochi Preziosi	3i	19-Jul-05	$345	0.5	x	4.1	x

Takara	TOMY	13-May-05	$450	1.1	x	nmf

Play Along	JAKKS Pacific	20-Apr-04	$85	0.5	x	2.4	x

Learning Curve International	RC2 Corp	03-Feb-03	$102	0.8	x	6.4	x

Vivid Imaginations	Phoenix Equity Partners	06-Jan-03	$100	0.7	x	n/a

Famosa	Inveralia	31-Aug-02	$146	n/a		n/a

Toymax	JAKKS Pacific	09-Feb-02	$73	0.6	x	nmf

Average				0.8	x	6.8	x

Median				0.7	x	6.6	x

High				1.3	x	13.0	x

Low				0.5	x	2.4	x
In addition to the toy business and following the sale of certain payment processing assets in 2008 and 2009, Optimal retained one asset (Moneris Portfolio) and a note receivable, for which it still receives revenues and for which a value must be ascribed.
     Moneris Portfolio Illustrative Discounted Cash Flow Analysis
Genuity performed an illustrative discounted cash flow analysis to determine a range of implied present values per Optimal share for the Moneris Portfolio. The Moneris Portfolio revenue forecasts were used for projected cash flows from CY2010E — CY2024E. Other assumptions were also applied. Genuity did not independently verify the Moneris Portfolio revenue forecasts or the assumptions or procedures used to produce them. In performing the illustrative discounted cash flows analysis, Genuity applied discount rates ranging from 15% to 21% to the projected cash flows of the Moneris Portfolio until year 2024. This analysis resulted in a range of implied present values of $0.58 to $0.92 per share of Optimal. Genuity also performed sensitivity analysis to illustrate the effect of different assumptions for changes in the attrition rate of the projected revenues from the Moneris Portfolio.
     UBC Note Receivable Illustrative Discounted Cash Flow Analysis
Genuity performed an illustrative discounted cash flow analysis to determine a range of implied present values per Optimal share for the unpaid balance (the “UBC Balance”) of the purchase price related to the sale of the portfolio of merchant processing accounts (the “UBC Portfolio”) to UBC. The UBC Portfolio forecasts were used for projected results for CY2010E to February 2011 (the first date at which Optimal can put the receivable back to

UBC). Other assumptions were also applied. Genuity did not independently verify the UBC forecasts or the assumptions or procedures used to produce them. In performing the illustrative discounted cash flows analysis, Genuity applied discount rates ranging from 17% to 23% to the projected cash flows of the UBC Portfolio until February 2010. This analysis resulted in a range of implied present values of $0.88 to $0.92 per share of Optimal. Genuity also performed sensitivity analysis to illustrate the effect of different assumptions for changes in the tax rate.
Fairness Conclusions
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its Fairness Opinion, Genuity considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Genuity believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its Fairness Opinion. In performing its analyses, Genuity made numerous assumptions with respect to Optimal’s performance. The analyses performed by Genuity are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The offered consideration was negotiated between the Offeror and the Special Committee and the Board and recommended by the same Special Committee and the Board. Genuity did not recommend any specific consideration to the Special Committee or the Board.

The accompanying Special Factors, Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms not otherwise defined herein are defined in the Glossary to the Circular.
THE OFFER
March 31, 2010, as amended and restated on May 6, 2010
TO: THE HOLDERS OF SHARES OF OPTIMAL
1. The Offer
The Offeror hereby offers to purchase, on and subject to the terms and conditions set forth in the Offer, the Circular, Letter of Transmittal and Notice of Guaranteed Delivery, all of the issued and outstanding Shares of Optimal not already owned by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants, at a price of $2.40 in cash per Share.
The $2.40 cash offer represents a premium of 50% over the closing price of the Shares on the NASDAQ, on the last trading day prior to the Announcement Date. The Offer also represents a premium of approximately 47% based on the average trading prices of the Shares on the NASDAQ for the 20 trading days ended on the last trading day prior to the Announcement Date.
The Offeror and its joint actors currently own or control an aggregate of approximately 7.9% of the issued and outstanding Shares.
The Offer is made only for the Shares and is not made for any Options, Warrants or other conversion or exchange rights to acquire Shares. Any holder of Options, Warrants or other conversion or exchange rights to purchase Shares who wishes to participate in the Offer must, to the extent permitted by the terms of such securities and applicable Law, exercise such rights to purchase Shares and tender those Shares in accordance with the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that holders of Options, Warrants or other conversion or exchange rights to purchase Shares, as the case may be, will have share certificate(s) available for deposit before the Expiry Time, or in sufficient time to comply with the procedure described in Section 3 of the Offer, “Manner of Acceptance”. In accordance with the Stock Option Plan, all Options have been accelerated, conditional on the Offeror accepting and paying for the Shares under the Offer. See Section 3 of the Circular, “Agreements Relating to the Offer”.
All references in the Offer and the Circular to “dollars”, “$” or US$ are to U.S. dollars, unless otherwise indicated. On March 17, 2010, the Bank of Canada daily noon exchange rate for the U.S. dollar, expressed in Canadian dollars was US$1.00 = C$1.0113.
The Offer does not constitute an offer or a solicitation to any person in any state in the United States in which any such offer or solicitation is unlawful and in each other jurisdiction in which any such offer or solicitation is unlawful. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
2. Time for Acceptance
The Offer is open for acceptance for the period commencing on March 31, 2010 and ending at the Expiry Time, meaning, 5:00 p.m. (Montréal time) on May 21, 2010, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of this Offer, “Extension, Variation or Change of the Offer”, unless withdrawn by the Offeror. No subsequent offering period will be offered after the Expiry Time.

Shareholders who hold their Shares through a nominee or other Intermediary should note that such nominee or Intermediary may specify an earlier deadline for tendering Shares.
3. Manner of Acceptance
Letter of Transmittal
The Offer may be accepted by delivering the following documents to the Depositary at any one of its offices listed in the Letter of Transmittal and on the back of this document so as to arrive there not later than the Expiry Time:
(a)	the certificate or certificates (if applicable) representing the Shares for which the Offer is being accepted;

(b)	a Letter of Transmittal, in the form accompanying the Offer, or a manually signed facsimile thereof, properly completed and duly executed in accordance with the rules and instructions set out in such Letter of Transmittal; and

(c)	any other relevant documents required by the rules and instructions set out in such Letter of Transmittal.
A registered Shareholder who is holding its Shares in a book position with Optimal’s transfer agent, evidenced by a Direct Registration Advice (“DRS Advice”), should complete Box 1 on the Letter of Transmittal indicating the number of book Shares to be tendered in the Offer.
Participants in a Book-Entry Transfer Facility should contact the Depositary with respect to the deposit of their Shares in the Offer. The Book-Entry Transfer Facility will be issuing instructions to its participants as to the method of depositing such Shares in the Offer. No fee or commission will be payable by Shareholders who deposit their Shares pursuant to the Offer directly to the Depositary.
The Offer will be deemed to be accepted only if the Depositary has actually received such documents no later than the Expiry Time. Except as otherwise provided in the rules and instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on a Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution). If a Letter of Transmittal is executed by a person other than the registered holder of the Shares represented by the certificate(s) tendered therewith, the certificate(s) must be endorsed or accompanied by an appropriate transfer power of attorney duly and properly completed by the registered holder with the signature on the endorsement panel or transfer power guaranteed by an Eligible Institution. In addition, Shares may be tendered in compliance with the procedure set forth below for guaranteed delivery.
Currency of Payment
The cash payable under this Offer will be denominated in U.S. dollars.
Book-Entry Transfer
The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer on or before the Expiry Time, or the tendering Shareholder must comply with the guaranteed delivery procedure set forth below. Shareholders through their respective Book-Entry Transfer Facility participants who use the Agent’s Message to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with the Book-Entry transfer Facility shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the Offer.
Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
In all cases, the Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section; (b) the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.
Procedure for Guaranteed Delivery
If a Shareholder wishes to tender Shares pursuant to the Offer and the certificate(s) representing the applicable Shares are not immediately available or the required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Shares may nevertheless be tendered validly by the Shareholder under the Offer, provided that all of the following conditions are met:
(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery in the form accompanying the Offer or a manually executed facsimile thereof, in each case properly completed and duly executed, together with a guarantee by the Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at or prior to the Expiry Time at the applicable address specified in the accompanying Notice of Guaranteed Delivery; and

(c)	the certificate(s) representing the applicable Shares in proper form for transfer together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees covering the tendered Shares and all other documents required by the Letter of Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m. (Montréal time) on the third trading day on the NASDAQ after the Expiry Time.
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary at the applicable address specified in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.
General
The Offeror will, in its sole discretion, be entitled to determine finally all questions relating to acceptances of the Offer and to the withdrawal of Shares tendered thereunder, including, without limitation, the validity, form, eligibility, timely receipt, acceptance and effect of any deposit of Shares and/or withdrawal of Shares and the propriety of the completion and execution of any Letter of Transmittal or Notice of Guaranteed Delivery. Tendering Shareholders agree that such determinations by the Offeror will be final and binding. The Offeror reserves the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit or acceptance of any particular Shares or by any particular Shareholder. None of the Offeror, the Depositary or any other person will be under any duty or obligation to give notice of any defect or irregularity in any deposit or acceptance nor will any of them incur any liability for failure to give such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.
In all cases, payment for the Shares tendered and accepted by the Offeror will be made only after timely receipt by the Depositary of the certificate(s) representing the Shares and a Letter of Transmittal or a manually executed facsimile thereof, properly completed and duly executed, covering such Shares with the signature(s) guaranteed in accordance with the instructions set out in the Letter of Transmittal and any other required documents.
The acceptance of the Offer pursuant to the procedure set forth above will constitute a binding agreement between the tendering Shareholder and the Offeror in accordance with the terms and conditions of the Offer.
The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.
The method chosen to transmit certificate(s) representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person tendering the same. The Offeror recommends that documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail with return receipt requested be used and that proper insurance be obtained.
Shareholders whose Shares are registered in the name of an Intermediary and who wish to accept the Offer should contact their Intermediary for assistance in tendering the Shares under the Offer.
Dividends and Distributions
Subject to the terms and conditions of the Offer and except as provided below, by accepting the Offer pursuant to the procedure set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered to the Depositary (the “Tendered Securities”) and in and to all rights and benefits arising from such Tendered Securities, including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Tendered Securities or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).
Power of Attorney
The execution of a Letter of Transmittal (or in the case of Shares tendered by book-entry transfer by the mailing of a book-entry transfer into the Depositary’s accounts with the Book-Entry Transfer Facility) or Notice of Guaranteed Delivery irrevocably constitutes and appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Shares covered by the Letter of Transmittal, the book-entry transfer or Notice of Guaranteed Delivery with respect to Shares beneficially owned by the Shareholder, on the securities register maintained by or on behalf of Optimal and tendered pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”) and with respect to any and all dividends, interest, distributions, payments, securities, rights, warrants, assets or other interests (collectively, “Other Securities”) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them on or after March 31, 2010.
The power of attorney granted irrevocably upon execution of a Letter of Transmittal, the making of a book-entry transfer or Notice of Guaranteed Delivery shall be effective on or after the date that the Offeror accepts and pays for the Purchased Shares with full power of substitution and re-substitution (such powers of attorney, being coupled with an interest, being irrevocable), to, in the name of and on behalf of such Shareholder: (a) register or record the transfer or cancellation of Purchased Shares and Other Securities on the appropriate registers maintained by or on behalf of Optimal; (b) vote, execute and deliver as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and Other Securities, revoke any such instrument, authorization or consent, or designate in any such instrument, authorization or consent, any person or persons as the proxy holder or proxy nominee or nominees of such Shareholder in respect of such Purchased Shares or Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of holders of relevant securities of Optimal; (c) execute and negotiate any cheques or other instruments representing any Other Securities payable to or to the order of, or endorsed in favour of a holder of Purchased Shares or Other Securities; (d) exercise any rights of a holder of Purchased Shares and Other Securities with respect to such Purchased Shares and Other Securities; and (e) execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey Purchased Shares and Other Securities to the Offeror, all as specified in the Letter of Transmittal, the book-entry transfer or Notice of Guaranteed Delivery.
A Shareholder who tenders their Shares in the Offer, effective on and after the date the Offeror accepts and pays for Purchased Shares, not to vote any of the Purchased Shares or Other Securities at any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of holders of Shares or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Other Securities and agrees to execute and deliver to the Offeror, at any time and from time to time, as and when requested by, and at the expense of the Offeror, any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares and Other Securities. A Shareholder who tenders their Shares in the Offer also agrees to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Shares and Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto.
Further Assurances
A Shareholder who tenders their Shares in the Offer covenants under the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.
Tendering Shareholders’ Representations and Warranties
All Shareholders tendering Shares pursuant to the Offer must have full power and authority to tender, sell, assign and transfer the Shares to the Offeror. Shareholders tendering Shares pursuant to the Offer must have good title to their Shares free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons. The acceptance of the Offer pursuant to the procedures described above will constitute a binding agreement between the tendering Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Shares and Other Securities being tendered and all interests therein and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Shares and Other Securities (or interests therein) to any other person; (ii) such Shareholder tendering the Shares (and any Other Securities), or on whose behalf such Shares (and any Other Securities) are being tendered, has good title to and is the beneficial owner of the Shares (and any Other Securities) being tendered within the meaning of applicable securities Laws; (iii) the tendering of such Shares (and any Other Securities) complies with applicable securities Laws; and (iv) when such tendered Shares are accepted and paid for by the Offeror, the Offeror will acquire good title to the Shares (and any Other Securities) free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons.
4. Conditions of the Offer
Notwithstanding any other provision of the Offer and subject to applicable Law, the Offeror shall have the right to withdraw or terminate the Offer and not accept and pay for any Shares tendered in the Offer, or extend the period of time during which the Offer is open for acceptance and delay accepting and paying for any Shares tendered in the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:
(a)	there being validly tendered in the Offer and not withdrawn at the Expiry Time that number of Shares constituting (i) at least a majority of the total number of Shares outstanding not including those Shares beneficially owned, or over which control is exercised, by the Offeror and its joint actors and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction in determining whether approval (as construed under applicable securities laws, including MI 61-101) has been obtained in respect thereof and (ii) together with Shares beneficially owned, or over which control or direction is exercised, by the Offeror and its joint actors at least 66 2/3% of the total number of Shares outstanding (calculated on a fully-diluted basis) (the “Minimum Condition”);

(b)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, Orders, rulings, decisions, and exemptions required by Law, (other than as referred to in paragraph (c) below), including those of any provincial securities authorities, stock exchanges or other securities regulatory authorities, shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

(c)	no act, action, suit or proceeding shall have been threatened in writing or taken by any Governmental Entity or by any elected or appointed public official in Canada or elsewhere, and no Law shall have been proposed with retroactive effect, amended, enacted, promulgated or applied, in either case:
(i)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

(ii)	seeking to prohibit the Offeror from effectively controlling in any material respect the business or operations of Optimal or any of its subsidiaries;
(d)	(A) no act, action, suit or proceeding shall have been initiated or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (B) no Law, regulation, rule or policy shall have been proposed, enacted, promulgated or applied, in the case of (A) or (B) above:
(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

(ii)	which would prevent the completion of the Compulsory Acquisition or any Subsequent Acquisition Transaction;
(e)	there shall not have occurred (or there shall not first be publicly disclosed if previously undisclosed) a Material Adverse Effect;

(f)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document publicly filed by Optimal (filed before the date of the Support Agreement) on the SEC’s EDGAR database which has a Material Adverse Effect on the ability of the Offeror to complete the Offer;

(g)	the Support Agreement shall not have been terminated by Optimal or the Offeror in accordance with the terms of the Support Agreement;

(h)	all representations and warranties of Optimal in the Support Agreement shall be true and correct as of the Expiry Time as if made at and as of such time (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty), except for any breach or failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, constitute, or could reasonably be expected to result in, a Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, or if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would reasonably be expected to have a Material Adverse Effect on the Offeror; and

(i)	Optimal shall have observed and performed its covenants and obligations in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by Optimal at or prior to the Expiry Time, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Material Adverse Effect or prevent, restrict or materially delay the consummation of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, a material adverse effect on the Offeror.
As of the date hereof, the Offeror and its joint actors collectively beneficially own or exercise control over a total of 405,577 Shares representing approximately 7.9% of the outstanding Shares. Accordingly, in order to satisfy the Minimum Condition described above, at least 3,026,914 additional Shares (assumes no warrants or options are exercised) or at least 3,154,513 Shares (assumes all outstanding warrants and options are exercised), representing, in both cases, 59% of the outstanding Shares would have to be tendered in the Offer.
The foregoing conditions, other than the Minimum Condition, are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in its sole discretion, modify or waive any of the foregoing conditions, including extensions to the period during which Shares may be tendered in the Offer, at any time and from time to time, without prejudice to any other rights which the Offeror may have. The Minimum Condition may be waived by the Offeror only upon written consent of Optimal. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.
Any waiver of a condition or the withdrawal of any Offer will be effective upon written notice, or other communication confirmed in writing, by the Offeror to that effect to the Depositary at its principal office in Toronto. The Offeror, after giving any such notice, will make a public announcement of such waiver or withdrawal, provide a copy of such notice to the NASDAQ and, to the extent required by applicable Law, will cause the Depositary, as soon as practicable thereafter, to notify the Shareholders, in the manner set forth in Section 9 of the Offer, “Notices and Delivery”. If the Offer is withdrawn, the Offeror will not be obligated to accept or pay for any Shares tendered in the Offer and the Depositary will promptly return all documents tendered to the Depositary under the Offer including certificates representing tendered Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were tendered. See Section 10 of the Offer, “Return of Shares”.
Any determination by the Offeror concerning any events or other matters described in this Section 4 will be final and binding upon all parties for purposes of the Offer.
5. Extension, Variation or Change of the Offer
The Offer is open for acceptance until, but not after, the Expiry Time, unless the Offer is withdrawn or extended by the Offeror. No subsequent offering period will be offered after the Expiry Time.

The Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to extend the Expiry Time for the Offer or, to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto. The Offeror will cause the Depositary, as soon as practicable thereafter, to communicate such notice in the manner set forth in Section 9 of the Offer, “Notices and Delivery”, to all Shareholders whose Shares have not been accepted prior to the extension or variation. The Offeror will, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the NASDAQ. Any notice of extension or variation will be deemed to have been given and to be effective on the time of day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto.
If the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer), the Offer will not expire before 10 days after the notice of such variation has been given to Shareholders to whom the Offer is being made, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian and United States courts or applicable securities regulatory authorities.
Notwithstanding the previous paragraph, if the Offeror makes a material change in the terms of the Offer, or if the Offeror waives a material condition to the Offer, the Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable Law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five Business Days from the date the material change is first published, sent or given to Shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten Business Days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-Business-Day period from the date of the change is generally required to allow for adequate dissemination to Shareholders. Accordingly, if, prior to the Expiry Time, the Offeror decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth Business Day from the date that notice of the increase or decrease is first published, sent or given to Shareholders, the Offeror will extend the Offer at least until the expiration of that period of ten Business Days.
If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to whom the Offer is being made to accept or reject the Offer (other than a change that is not within the control of the Offeror or its joint actors), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 9 of the Offer, “Notices and Delivery” to all Shareholders whose Shares have not been accepted pursuant to the Offer at the date of the occurrence of the change, if required by applicable Law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the NASDAQ. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.
During any such extension or in the event of any variation or change in information, all Shares previously tendered and not accepted or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof. An extension of the Expiry Time of the Offer or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer, “Conditions of the Offer”.
If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all tendering Shareholders whose Shares are accepted under the Offer.

6. Payment for Tendered Shares
If, in respect of the Offer, all the conditions referred to under Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived at the Expiry Time, the Offeror will accept and pay for Shares validly tendered in the Offer and not withdrawn and will promptly pay for Shares accepted. The Offeror will be deemed to have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer as, if and when the Offeror gives written notice to the Depositary to that effect.
Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from accepting and paying for any Shares or to terminate the Offer and not accept or pay for any Shares pursuant to the Offer if any condition specified in Section 4 of the Offer, “Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay accepting and paying for Shares in order to comply, in whole or in part, with any applicable Law.
The Offeror will pay for Shares validly tendered in the Offer and not withdrawn by providing the Depositary with sufficient funds (by wire transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders.
The Depositary will act as the agent of persons who have tendered Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons tendering Shares.
Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price for Shares purchased by the Offeror to persons tendering Shares, regardless of any delay in making such payment.
All payments will be made in U.S. dollars.
Settlement with each Shareholder who has tendered Shares in the Offer will be made by the Depositary forwarding to each such Shareholder a cheque, payable in US funds, representing the cash to which the tendering Shareholder is entitled. Subject to the foregoing and unless otherwise directed by a Letter of Transmittal, cheques will be issued in the name of the registered holder of the Shares tendered. Unless the person tendering the Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, such cheque will be sent to the address of the holder as shown on the register of Shareholders maintained by or on behalf of Optimal. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.
7. Withdrawal of Tendered Shares
Except as otherwise provided in this Section 7, all tendering of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares tendered in acceptance of the Offer may be withdrawn by or on behalf of the tendering Shareholder (a) at any time prior to the Expiry Time or (b) if the Shares have not been paid for by the Offeror within three Business Days after having been accepted.
In addition, if:
(a)	there is a variation of the terms of the Offer before the Expiry Time (including any extension of the period during which Shares may be tendered thereunder or the modification of a term or condition of the Offer, but excluding, unless otherwise required by applicable Law, a variation consisting solely of a waiver of a condition or conditions, or solely of an increase in the consideration offered under the Offer where the Expiry Time is not extended for a period greater than 10 days after notice of the variation has been delivered); or

(b)	a notice of change in respect of the information contained in the Offer and the accompanying Circular or if any subsequent notice of change or variation is delivered to persons whose Shares were not accepted at the date of the occurrence of the change;
then any Shares tendered in the Offer and not accepted by the Offeror at such time may be withdrawn by or on behalf of the tendering Shareholder at the place of deposit at any time until the expiration of 10 days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated.
For any withdrawal to be made, notice of the withdrawal must be made in writing (which includes a facsimile communication or notice by electronic means that produces a printed copy) and must be actually received by the Depositary at the place of tender within the period permitted for withdrawal. Any such notice of withdrawal must (i) be made by a method, including a facsimile transmission, that provides the Depositary with a written or printed copy, (ii) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Shares to be withdrawn, and (iii) specify such person’s name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number, if any, shown on each certificate representing the Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the rules and instructions set out in such letter), except in those cases where the Shares were tendered for the account of an Eligible Institution. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Neither the Depositary nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give such notification.
If the Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer, “Manner of Acceptance”, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of the Book-Entry Transfer Facility.
Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer, “Manner of Acceptance”. Once the Offeror accepts the tendered Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable Law.
If the Offeror extends the Offer, the Offeror is delayed in accepting or paying for Shares or is unable to accept or pay for Shares for any reason, then, without prejudice to the Offeror’s other rights, Shares tendered under the Offer may be retained by the Depositary on behalf of the Offeror and such Shares may not be withdrawn except to the extent that tendering holders of Shares are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable Law.
In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 17 of the Circular, “Statutory Rights”.
All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.
8. Market Purchases
The Offeror and its joint actors shall not, directly or indirectly, purchase Shares or other securities of Optimal at any time before the Expiry Time.
9. Notices and Delivery
Except as otherwise provided in the Offer and without limiting any other lawful means of giving notice, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Shareholders at their respective addresses as shown on the registers maintained by or on behalf of Optimal and will be deemed to have been received on the first Business Day following the date of mailing.
These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, in the event of any interruption of or delay in mail service following mailing or if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material provisions thereof is (i) given to the NASDAQ for dissemination through its facilities, (ii) published once in the National Edition of The Globe and Mail or the National Post, together with La Presse or Le Devoir and The Wall Street Journal, or (iii) given to the CNW Group news service.
The Offer, the Circular, Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to Shareholders or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Shareholder lists, or if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial holders of Shares when such list or listing is received.
Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary on the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address indicated on the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.
10. Return of Shares
If for any reason any tendered Shares are not accepted and paid for pursuant to the terms and conditions of the Offer, certificates for Shares that are not purchased and any other relevant documents will be returned, at the expense of the Offeror to the tendering Shareholder promptly after the Expiry Time or withdrawal or early termination of the Offer.
Certificates and other relevant documents will be forwarded by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the Shareholder registers maintained by or on behalf of Optimal.
Shares tendered by book-entry transfer pursuant to the procedures set forth in Section 3 of the Offer, “Manner of Acceptance”, will be credited to the depositing Shareholder’s account maintained with the Book-Entry Transfer Facility.
11. Changes in Capitalization, Dividends, Distributions and Liens
If, before the date that the Offeror accepts and pays for the Shares, Optimal divides, reclassifies, consolidates, converts, splits, combines or otherwise changes any of the Shares or its capitalization or discloses that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefore), to reflect such division, reclassification, consolidation, conversion, split, combination or other change.
Shares acquired by the Offeror pursuant to the Offer shall be transferred to the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others and together with all rights and benefits arising therefrom (subject to the payment of dividends as described below) including the right to all Other Securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after March 31, 2010.
If, on or after March 31, 2010, Optimal should declare or pay any dividend, pay any interest, or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Shares which is or are payable or distributable to Shareholders of record on a date which is prior to the date of the transfer to the name of the Offeror or its nominees or transferees on the transfer register maintained by or on behalf of Optimal in respect of Shares accepted for purchase pursuant to the Offer then without prejudice to the Offeror’s rights under Section 4 of the Offer, “Conditions of the Offer”: (a) in the case of a cash dividend, distribution or payment, the amount of the dividend, distribution or payment shall be received and held by the tendering Shareholders for the account of the Offeror until the Offeror pays for such Shares, and to the extent that such dividend, distribution or payment does not exceed the cash purchase price per Share payable by the Offeror pursuant to the Offer, the cash purchase price per Share pursuant to the Offer will be reduced by the amount of such dividend, distribution or payment; (b) in the case of a non-cash dividend, distribution, payment, right or other interest, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the tendering Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividend, distribution or payment in an amount that exceeds the cash purchase price per Share payable by the Offeror pursuant to the Offer, the whole of such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer.
Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the dividend, distribution, payment, right or other interest, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” or Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.
12. Mail Service Interruption
Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, certificates or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the tendered certificates for Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any such determination not to mail made under this Section 12 as soon as reasonably practicable after the making of such determination and in accordance with Section 9 of the Offer, “Notices and Delivery”. The deposit of cheques and certificates with the Depositary in such circumstances will constitute delivery to the persons entitled thereto and the Shares will be deemed to have been paid for immediately upon such deposit at the office of the Depositary at which the Shares were tendered.
13. Other Terms of the Offer
The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its entities, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons tendering Shares to receive prompt payment for Shares validly tendered and accepted pursuant to the Offer.
The Offer and all contracts resulting from acceptance of the Offer will be governed by and construed in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein. Unless required by applicable Law, each party to an agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Québec.

No broker, dealer or other person (including the Depositary) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its entities in connection with the Offer other than as contained in the Offer, the Circular, the Letter of Transmittal and Notice of Guaranteed Delivery and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.
The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Shares.
The provisions of the Circular, Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offer, including the rules and instructions contained therein, as applicable, are incorporated into and form part of the terms and conditions of the Offer; however, the Expiry Date contained in the Letter of Transmittal and Notice of Guaranteed Delivery shall amended to be May 21, 2010.
Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.
The Offer and the accompanying Circular constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular and Directors’ Circular for additional information relating to the Offer, Optimal and the Offeror.
Dated: May 6, 2010
7293411 CANADA INC.
(Signed) Richard Yanofsky
Richard Yanofsky
President

CIRCULAR
This Circular is furnished in connection with the accompanying Offer dated March 31, 2010 and amended and restated on May 6, 2010 by the Offeror to purchase all of the outstanding Shares not already held by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants. The terms and provisions of the Offer, Special Factors, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Terms defined in this Circular shall have the respective meanings given thereto in the Glossary unless the context otherwise requires.
The information concerning Optimal contained in this Circular has been taken from or is based upon publicly available information filed with Canadian and U.S. securities regulators and other public sources available at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Optimal taken from, or based upon, such documents and records are untrue or incomplete, none of the Offeror and its joint actors or any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Optimal taken from, or based upon, such documents and records, or for any failure by Optimal to disclose events which may have occurred or may affect the significance or accuracy of any such information, but which are unknown to the Offeror.
All currency amounts expressed herein, unless otherwise indicated, are in U.S. dollars.
1. The Offeror
7293411 Canada Inc. was incorporated under the CBCA on December 12, 2009. Prior to the date hereof, the Offeror has not carried on any commercial activities other than the pursuit of the acquisition of Optimal and the making of the Offer. The registered office of the Offeror is: 770 Sherbrooke Street West, Suite 1700, Montréal, Québec, H3A 1G1. The Offeror’s phone number is 514-738-2079. The Offeror, has not, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.
Richard Yanofsky, President of WowWee Canada Inc. and director and officer of the Offeror, beneficially owns and controls 104,926 Shares and 37,392 Warrants representing approximately 2% and 22% of the outstanding Shares and Warrants, respectively. Richard Yanofsky has not purchased or sold any securities of Optimal during the two-year period preceding the date hereof. Richard Yanofsky’s principal business address and phone number are 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and 514-738-2079. Richard Yanofsky is a citizen of Canada and during the past five years has been employed as President of WowWee Canada Inc. Richard Yanofsky, has not, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.
Peter Yanofsky, President of WowWee USA, Inc., is acting jointly and in concert with the Offeror and beneficially owns and controls 97,926 Shares and 37,392 Warrants representing approximately 2% and 22% of the outstanding Shares and Warrants, respectively. Peter Yanofsky has not purchased or sold any securities of Optimal during the two-year period preceding the date hereof. Peter Yanofsky’s principal business address is 875 Prospect Street, Suite 204A, La Jolla, CA 92037. Peter Yanofsky is a citizen of Canada and during the past five years has been employed as President of WowWee USA, Inc. Peter Yanofsky, has not, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.
Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited is acting jointly and in concert with the Offeror and beneficially owns and controls 30,924 Shares and 11,808 Warrants representing approximately 0.6%

and 7.2% of the outstanding Shares and Warrants, respectively. Eric Lau Tung Ching has not purchased or sold any securities of Optimal during the two-year period preceding the date hereof. Eric Lau Tung Ching’s principal business address is 92 Granville Road 3/F Energy Plaza Tsimshatsui East Kowloon HKSAR China. Eric Lau Tung Ching is a citizen of the People’s Republic of China Hong Kong SAR and during the past five years has been employed as Chief Operating Officer of WowWee Group Ltd. Eric Lau Tung Ching, has not, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.
Francis Choi, Chairman, Early Light International (Holdings) Ltd., is acting jointly and in concert with the Offeror and beneficially owns and controls 171,800 Shares and 65,600 Warrants representing approximately 3.3% and 40% of the outstanding Shares and Warrants, respectively. Francis Choi has not purchased or sold any securities of Optimal during the two-year period preceding the date hereof. His principal business address and the principal business address of Early Light International (Holdings) Ltd. is Early Light International Centre, No. 9 Ka Fu Close, Sheung Shui, New Territories, Hong Kong. Early Light International (Holdings) Ltd. is an original equipment manufacturer and original design manufacturer of children’s toys and consumer products. On successful completion of the Offer, the Offeror will be partially funded by way of a financial contribution from Francis Choi. See Section 8 of this Circular, “Source of Funds”. Francis Choi is a citizen of China and during the past five years has been employed as Chairman, Early Light International (Holdings) Ltd. Francis Choi, has not, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.
Except as described above and otherwise in the Offer and this Circular, none of the Offeror or any of its directors or senior officers, nor, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (a) any associate of a director or senior officer of the Offeror (b) any person or company holding more than 10% of any class of equity securities of the Offeror, or (c) any person or company acting jointly or in concert with the Offeror, beneficially owns, directly or indirectly, or controls or exercises direction over, any securities of Optimal.
Except as described above and otherwise in the Offer and this Circular, during the six month period preceding the date of the Offer, no securities of Optimal have been purchased or sold by the Offeror or any of its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of the Offeror (b) any person or company holding more than 10% of any class of equity securities of the Offeror, or (c) any person or company acting jointly or in concert with the Offeror.
2. Optimal and Senior Management Filing Persons
Optimal was formed in 1984 and is incorporated under the CBCA. Optimal operates in the consumer robotic, toy and entertainment product segment through the WowWee Group. Prior to 2009, Optimal also operated in the payment processing segment, which is now primarily considered by Optimal to be a discontinued operation. Through OMSI, Optimal processes credit card payments for a portfolio of small and medium-sized retail point-of-sale merchants and continues to receive residual payments from a second portfolio.
Optimal entered the consumer robotic, toy and entertainment products business segment by the acquisition of substantially all of the assets of WowWee Limited and certain of its affiliates in November 2007 and entered the credit card payment processing business segment through the acquisition of Terra Payments Inc. in April 2004. Optimal’s principal office is located at 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, H3Z 3C1, and its telephone number is (514) 738- 8885.
WowWee is based in Hong Kong, with offices in Carlsbad (California), New York (New York), Montréal (Québec) and Wauthier-Braine (Belgium).

As of December 31, 2009, Optimal employed 135 full-time employees. Its employees are not represented by any collective bargaining unit and it has never experienced a work stoppage.
OMSI processes credit card payments for retail point-of-sale merchants. OMSI generates revenues primarily from fees charged to merchants for processing services. Fees charged to merchants typically include a discount rate, based upon a percentage of the dollar amounts processed, and a variety of fixed transaction fees. Merchant fees charged are based primarily upon the merchant’s transaction volume. Other fees are derived from a variety of fixed transaction fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees and fees for other miscellaneous items, such as handling chargebacks. Revenue is recognized primarily at the time the transaction is performed.
Optimal’s involvement in the payments processing segment is limited to: (i) the processing by OMSI of credit card payments for a portfolio of small and medium-sized retail point-of-sale merchants. OMSI has subcontracted the customer service and sales agent management responsibilities related to this portfolio to an independent third party; and (ii) OMSI’s receipt of a stream of residual payments under a card-present merchant portfolio – this portfolio is managed by United Bank Card, Inc (“UBC”). On February 2, 2009, Optimal entered into an agreement with UBC giving Optimal the right to cause UBC to purchase, and giving UBC the right to cause Optimal to sell, this portfolio of residual payments for proceeds of approximately $11 million. The aggregate amount of monthly residuals earned by Optimal on this portfolio, net of a service fee, is being set-off against and is reducing the balance of sale receivable, which is currently $10 million.
Optimal is subject to the information and reporting requirements of the securities laws of British Columbia, Alberta, Ontario, Québec and the United States and the rules of the NASDAQ. In accordance therewith, Optimal is required to file reports, financial statements and other information with certain Canadian securities regulators, with the SEC and with NASDAQ relating to its business, financial condition and other matters. Information as of particular dates concerning Optimal’s directors and officers, their remuneration, their indebtedness, if any, to Optimal, share acquisition rights granted to them, the principal holders of securities and any material interests of such persons in transactions with Optimal and other matters are all required to be disclosed in proxy statements distributed to shareholders and filed with certain Canadian securities regulators, with the SEC and with NASDAQ.
The Canadian securities regulators maintain an Internet site (www.sedar.com), as does the SEC (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the various commissions. Such reports and all amendments to such reports regarding Optimal are available free of charge or through Optimal’s website, www.optimalgrp.com, as soon as reasonably practicable after such reports are electronically filed with the commissions.
Pursuant to the provisions of the securities laws of particular provinces of Canada, the directors of Optimal must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Optimal subsequent to the date of the most recently published financial statements of Optimal. See the accompanying Directors’ Circular.
Senior Management Filing Persons are deemed to be filing persons, and as such, further information on Senior Management Filing Persons can be found in the Schedule 13E-3.
3. Agreements Relating to the Offer
Joint Bid Agreement
Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching, Francis Choi and the Offeror have entered into a joint bid agreement dated March 31, 2010 (the “Joint Bid Agreement”) that governs the terms under which they, as a group, have agreed to make the Offer. Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching, Francis Choi have agreed to contribute all Shares held by each of them in Optimal in exchange for shares of the Offeror.

The Joint Bid Agreement contains customary confidentiality provisions, agreements with respect to employment arrangements, and terms of a shareholders agreement to be entered into by all of the shareholders of the Offeror prior to or upon acceptance and payment for the Shares under the Offer.
Support Agreement
The following is a summary of the Support Agreement. It is subject to, and is qualified in its entirety by, the provisions of the Support Agreement. The Support Agreement has been filed by Optimal with the Canadian and U.S. securities authorities and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. Capitalized terms used in this section that are not defined in the Glossary have the meanings given to such terms in the Support Agreement.
     The Offer
Pursuant to the Support Agreement, the Offeror agreed to make the Offer and Optimal agreed to support and recommend that Shareholders tender their Shares to the Offer.
     Conditions of the Offer
The Support Agreement provides that the Offer would be subject to certain conditions, including there being validly tendered in the Offer and not withdrawn as at the Expiry Time such number of Shares that constitutes, together with Shares held by the Offeror and its joint actors, the Minimum Condition. This and the other conditions of the Offer are described in Section 4 of the Offer, “Conditions of the Offer”.
     Fairness Opinion and Support of the Offer
The Board of Directors, after consulting with its legal and financial advisors and receiving (i) the Fairness Opinion to the effect that, subject to certain assumptions or qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all the Shareholders (other than the Offeror and its joint actors), (ii) the Valuation, and (iii) the recommendation from the Special Committee established to, among other things, consider strategic alternatives for Optimal; has determined that it would be advisable and in the best interests of Optimal to cooperate with the Offeror to support the offer to acquire the Shares and to recommend that all Shareholders tender their Shares to the Offer, all on and subject to the terms and conditions of the Support Agreement.
     Compulsory Acquisition and Subsequent Acquisition Transaction
The Offeror intends to acquire any Shares that remain outstanding after the successful completion of the Offer. If 90% or more of the outstanding Shares have been accepted and paid for by the Offeror at the Expiry Time, excluding Shares held at the date hereof by or on behalf of the Offeror or its joint actors, the Offeror plans to acquire the remainder of the outstanding Shares through Compulsory Acquisition in accordance with the CBCA. If the Offeror has accepted and paid for less than 90% of the outstanding Shares or the Compulsory Acquisition right is otherwise not available, and at least 66 2/3% of the outstanding Shares have been accepted and paid for by the Offeror, the Offeror plans to acquire the remaining outstanding Shares through a Subsequent Acquisition Transaction as soon as practical, but in any event no later than 120 days after the Expiry Date. If either a Compulsory Acquisition or a Subsequent Acquisition Transaction is employed, the consideration per Share received by such shareholders will be equivalent in form and value to the consideration per Share offered under the Offer. The form of any such Subsequent Acquisition Transaction will be determined by the Offeror in its sole discretion.
     Representations and Warranties
The Offeror and Optimal provided customary representations and warranties in the Support Agreement, including those relating to: organization and qualification, relative authority, no bankruptcy, insolvency, liquidation or similar proceedings, no conflict or breach, subsidiaries, third party authorizations, compliance with laws, licenses and authorizations, capitalization, reports, financial statements, undisclosed liabilities, interest in assets and properties, litigation, taxes, books and records, insurance, environmental, material contracts and employee matters. No representations were provided in respect of WowWee Group Limited, WowWee USA, Inc., WowWee Canada Inc., WW Sablon Holdings SA or any of their respective subsidiaries.
     Directors’ Insurance
In the event that the Offeror accepts the Shares under the Offer, the Offeror agrees that for the period from the Expiry Date until four years after the Expiry Date, the Offeror will cause Optimal to either (i) maintain coverage substantially equivalent to that in effect under the current policies of the directors’ liability insurance maintained by Optimal or any of its subsidiaries, as the case may be, as disclosed to the Offeror, which is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to the Expiry Date for claims made within four years subsequent to the Expiry Date for wrongful acts committed prior to the Expiry Date; or (ii) purchase on or prior to the Expiry Date “run-off” directors’ liability insurance providing coverage substantially as favourable to such directors as that in effect under such current policies to cover prior events during such four year period or the balance thereof.
If the insurance described above can only be obtained in the case of subsection (i) by an annual premium in excess of 200% of the annual premium of the policy currently in effect at Optimal for the first year and thereafter in excess of 150% of the annual premium of the policy currently in effect at Optimal; or in the case of subsection (ii) above, by paying a lump sum premium in excess of $600,000, then the Offeror may cause Optimal to only obtain coverage as can be obtained by paying an annual premium equal to 200% or less for the first year and 150% or less for any years thereafter or a lump sum premium of $600,000 or less.
     Conduct of Business
Optimal agreed, during the period from the date of the Support Agreement until the earlier of the time of appointment to the Board of persons designated by the Offeror and the time that the Support Agreement is terminated in accordance with its terms, that the business of Optimal and its subsidiaries shall be conducted only, and Optimal and its subsidiaries shall not take any action except, in the usual and ordinary course of business consistent with past practice and in compliance with all applicable Laws, and Optimal shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships. Without limiting the generality of the foregoing Optimal agreed, subject to the said exceptions, not to and shall not permit any of its subsidiaries to, directly or indirectly (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) amend the terms of its outstanding securities; (iii) declare any dividends or make any distributions; (iv) issue or pledge any securities; (v) split, consolidate or reclassify any of its Shares; (vi) liquidate or dissolve; (vii) reorganize, amalgamate or merge; and (viii) incur any indebtedness.
     Outstanding Options and Warrants
Optimal shall be permitted to cause the vesting of all Options to be accelerated, conditional on the Offeror accepting and paying for the Shares under the Offer and to provide arrangements for the conditional exercise of Options and Warrants contingent upon completion of the Offer.
The Board of Directors will declare, to the extent permitted by applicable Laws, that the expiry date of all Options and Warrants shall, conditional on the Offeror accepting and paying for the Shares under the Offer, be accelerated so that all Options and Warrants not exercised and tendered or conditionally surrendered prior to the Expiry Time will expire upon the Offeror accepting and paying for the Shares under the Offer.
     Superior Proposal
The Board of Directors may: (a) withdraw, amend, modify or qualify (or propose publicly to withdraw, amend, modify or quality) in any manner adverse to the Offeror the approval of the Support Agreement or the recommendation of the Offer; (b) accept, approve or recommend an Acquisition Proposal; or (c) approve the entering into of any agreement providing for an Acquisition Proposal, if and only to the extent that:

(i)	the Board of Directors, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal is a Superior Proposal;

(ii)	Optimal has provided to the Offeror with information with respect to such Acquisition Proposal and has promptly notified the Offeror in writing of its determinations;

(iii)	a period of at least five Business Days has elapsed following the date on which the information and notification referred to in subsection (ii) above were received by the Offeror, and if the Offeror has proposed to revise the Offer, the Board of Directors has again determined in good faith that such Acquisition Proposal is a Superior Proposal; and

(iv)	if Optimal proposes to enter into an agreement with respect to a Superior Proposal, Optimal concurrently terminates the Support Agreement.
     Right To Match
Optimal agreed to afford the Offeror a five-Business Day “right to match”, during which the Offeror would have the opportunity to propose to amend the terms of the Support Agreement and the Offer in a manner that would result in an Acquisition Proposal not continuing to be a Superior Proposal.
     Termination
The Support Agreement may be terminated by:
(i)	mutual consent of the Offeror and Optimal;

(ii)	the Offeror, if any condition to making the Offer is not satisfied or waived by the Offer Deadline (other than as a result of the Offeror’s default hereunder), except where the Offeror has mailed the Offer;

(iii)	the Offeror, if any condition of the Offer is not satisfied or waived by the Expiry Date, except where the Offeror has accepted Shares under the Offer;

(iv)	one Party, at any time prior to the Expiry Time, if any of the representations and warranties of the other Party in the Support Agreement (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty) is untrue or incorrect as of the date made, or shall have become untrue and incorrect, in each case, other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or would not reasonably be expected to result in, a Material Adverse Effect, provided that such right of termination shall not be available with respect to any breach or failure of the representations and warranties to be true and correct that is capable of being cured and such breach or failure has been cured by the date that is the earlier of: (a) 15 days from the date of written notice thereof from one Party to the other Party; and (b) the Expiry Time;

(v)	one Party, at any time prior to the Expiry Time, if the other Party has breached any covenant or obligation under the Support Agreement except for breaches that, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect, provided that such right of termination shall not be available with respect to any breach that is capable of being cured and such breach or failure has been cured by the earlier of: (a) 15 days after written notice has been sent from one Party to the other Party and (b) the Expiry Time;

(vi)	Optimal, if the Offeror does not accept and pay for the Shares tendered pursuant to the Offer by a date that is 90 days after the Offer is commenced, provided that such right of termination shall not be available to Optimal where the failure to accept and pay for the Shares was the result of breach by Optimal of any covenant or obligation under this Agreement or as a result of any representation or warranty of Optimal in the Support Agreement being untrue or incorrect in any material respect, provided however that if the Offeror’s acceptance and payment for Shares tendered in the Offer is delayed by (i) an injunction or order made by a court or Governmental Entity of competent jurisdiction, or (ii) the Offeror not having obtained the Appropriate Regulatory Approvals necessary to permit to the Offeror to accept and pay for Shares tendered in the Offer, then, provided that such injunction or Order is being contested or appealed or such Appropriate Regulatory Approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Optimal until the earlier of (x) the 120th day after the Offer is commenced, and (y) the tenth Business Day following the date on which such injunction or order ceased to be in effect or such waiver, consent or approval is obtained, as applicable;

(vii)	the Offeror at any time prior to the Expiry Time, if the Board of Directors (or any committee thereof) (excluding any director who is a director, officer or employee of the Offeror or any of its joint actors): (a) fails to recommend, withdraws, modifies, changes or qualifies its approval or recommendation, in favour of the Offer or the Support Agreement; (b) approves or recommends acceptance of an Acquisition Proposal; or (c) resolves or publicly discloses an intention to do any of the foregoing, however, for greater certainty, (b) and (c) will not apply to a resolution (or public disclosure thereof) of the Board of Directors (or any committee thereof) to take any of the actions set forth in (a) or (b) that are subject to the Offeror’s right to match;

(viii)	Optimal at any time prior to the Expiry Time, if Optimal proposes to enter into any agreement with respect to a Superior Proposal;

(ix)	Optimal if the Offer does not conform, in all material respects, with the description in the Support Agreement, provided that Optimal has notified the Offeror in writing of any such failure and the same has not been cured by the Offeror within 15 days of the date on which such notice was received by the Offeror, except that where such event was the result of a breach by Optimal of its representations, warranties, covenants and obligations under the Support Agreement; or

(x)	Optimal if the Offer shall have expired or have been withdrawn in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer as a result of the failure of any of the conditions of the Offer.
     Termination Payment
The Support Agreement provides that a Termination Payment of $500,000 shall be payable by Optimal to the Offeror if: (i) the Offeror shall have terminated the Support Agreement in accordance with (vii) above in the case Optimal is in default of the performance of its obligations, (ii) Optimal shall have terminated the Support Agreement in accordance with (viii) above, (iii) an Acquisition Proposal shall have been made to the Shareholders or any person shall have publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal shall have been made known, made or announced, (a) fewer than 66 2/3% of the Shares shall have been tendered in the Offer and not withdrawn at the Expiry Date and (b) such Acquisition Proposal is completed within six months from the date of termination of the Offer.
Settlement Agreement and Employment Agreements
The following is a summary of the Settlement Agreement and Employment Agreements. It is subject to, and is qualified in its entirety by, the provisions of the Settlement Agreement and the Employment Agreements. The

Settlement Agreement has been filed by Optimal with the Canadian and U.S. securities authorities and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. Capitalized terms used in this section that are not defined in the Glossary have the meanings given such terms in the Settlement Agreement.
Optimal entered into an employment agreement with Neil S. Wechsler (“Neil’s Employment Agreement”). The agreement with Neil S. Wechsler was entered into on March 5, 2004. Under the terms of his agreement, Neil S. Wechsler receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $5.0 million, in addition to any other coverage previously paid for or provided for by Optimal.
If Neil S. Wechsler’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in his agreement) or for any reason following a change of control, (i) Optimal will pay to him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment – as at December 31, 2009, this amount would have totaled $3,856,042, (ii) the term insurance, for which Optimal has been reimbursing premiums, will be converted to a level deposit premium insurance policy to age 80, for which Optimal will pay the premiums – as at December 31, 2009, the total premium for such a policy would have amounted to $1,251,137, and (iii) Optimal will acquire medical insurance coverage for Neil S. Wechsler and his family for a period of five years, equivalent to the coverage already enjoyed by him as a senior officer of Optimal – as at December 31, 2009, the cost of such coverage would have been $32,221. Neil S. Wechsler’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason – as at December 31, 2009, Neil S. Wechsler was not indebted to Optimal.
Neil S. Wechsler’s agreement also contains a covenant on the part of Neil S. Wechsler not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
Optimal entered into an employment agreement with Holden L. Ostrin (“Holden’s Employment Agreement”). The agreement with Holden L. Ostrin was entered into on March 5, 2004. Under the terms of his agreement, Holden L. Ostrin receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $5.0 million, in addition to any other coverage previously paid for or provided for by Optimal.
If Holden L. Ostrin’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in his agreement) or for any reason following a change of control, (i) Optimal will pay to him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment – as at December 31, 2009, this amount would have totaled $3,856,041, (ii) the term insurance, for which Optimal has been reimbursing premiums, will be converted to a level deposit premium insurance policy to age 80, for which Optimal will pay the premiums – as at December 31, 2009, the total premium for such a policy would have amounted to $1,541,934, and (iii) Optimal will acquire medical insurance coverage for Holden L. Ostrin and his family for a period of five years, equivalent to the coverage already enjoyed by him as a senior officer of Optimal – as at December 31, 2009, the cost of such coverage would have been $32,221. Holden L. Ostrin’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason – as at December 31, 2009, Holden L. Ostrin was indebted to Optimal in the amount of $55,665 on account of a home loan granted to him in 1996.
Holden L. Ostrin’s agreement also contains a covenant on the part of Holden L. Ostrin not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
Optimal entered into an employment agreement with Gary S. Wechsler (“Gary’s Employment Agreement”). The agreement with Gary S. Wechsler was entered into on March 5, 2004. Under the terms of his agreement, Gary S. Wechsler receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $3.0 million, in addition to any other coverage previously paid for or provided for by Optimal.
If Gary S. Wechsler’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in his agreement) or for any reason following a change of control, (i) Optimal will pay to him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment – as at December 31, 2009, this amount would have totaled $2,093,816, and (ii) the term insurance, for which Optimal has been reimbursing premiums, will be converted to a level deposit premium insurance policy to age 80, for which Optimal will pay the premiums – as at December 31, 2009, the total premium for such a policy would have amounted to $1,000,917. Gary S. Wechsler’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason – as at December 31, 2009, Gary S. Wechsler was not indebted to Optimal.
Gary S. Wechsler’s agreement also contains a covenant on the part of Gary S. Wechsler not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
Optimal and each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler also entered into Letter Agreements in respect of each of their employment with Optimal. The completion of the Offer will constitute a Change of Control and the Letter Agreements provide that, following a Change of Control Optimal will reimburse the 30% reduction on 80% of their salaries that has occurred since June 22, 2009.
Upon completion of all the transactions contemplated by the Offer, including the Subsequent Acquisition Transaction, the Offeror intends to cause Optimal to terminate Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler Wechsler’s employment.
In full and final settlement of Optimal’s obligations to pay to each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler payments that would be due in accordance with the Employment Agreements and Letter Agreements (the “Severance Payments”), the Offeror agreed to on or prior to Closing: (i) cause the forgiveness of any outstanding intercompany debt of Optimal (approximately $42,000,000); (ii) cause the transfer of all of the issued and outstanding shares of OMSI to or as directed by each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler (cumulative value of approximately $6,500,000); (iii) cause Optimal to remit to the relevant Canadian and provincial tax authorities an amount equal to 35% of the value of OMSI, on account of the withholding obligation of Optimal with respect to the Consideration (approximately $2,275,000); (iv) remit or cause Optimal to remit, certified cheques to or as directed by each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler in an aggregate amount equal to 13.22% of the Consideration, in accordance with the allocations to be set out by each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler (cumulative value of approximately $860,000); (v) cause to be put in place medical insurance coverage for each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, which coverage shall provide each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler and their respective families with health, life, dental and other insurance coverage in Canada and the United States equivalent to the coverage currently maintained by Optimal for the benefit of its senior executives and each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler. Such coverage shall be for a term of five (5) years commencing on the Closing Date (cumulative value of approximately $96,666); (vi) cause Optimal to pay each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler their respective amounts of 30% reduction on 80% of their salaries that has occurred since June 22, 2009, calculated up to the Closing Date (cumulative value of approximately $856,000); (vii) cause Optimal to pay to each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler their respective amounts equal to 20% of their Base Salary, before giving effect to any salary reductions pursuant to the Letter Agreements (cumulative value of approximately $300,000); and (viii) cause Optimal to forgive the indebtedness of Holden L. Ostrin to Optimal on account of a home loan granted to him in 1996 and the Offeror shall or shall cause Optimal to reimburse Holden L. Ostrin for any taxes incurred by him in connection with such forgiveness and taxes incurred by him as a result of the payment by Optimal of such taxes (approximately $85,000).
As such, under the Settlement Agreement, Senior Management Filing Persons agreed to, upon completion of all the transactions contemplated by the Offer, including a Subsequent Acquisition Transaction, (i) waive their right to the Insurance Covenant (cumulative value of approximately $3,800,000); (ii) waive their right to receive cash payment of the amounts they are entitled pursuant to their respective Employment Agreements (cumulative value of approximately $9,805,900); and (iii) reduce the value of their Severance Payments to an amount equal to the value of the business assets of OMSI in consideration of the Offeror agreeing to cause the transfer to Senior Management Filing Persons of the OMSI shares.
In consideration for the transactions to be effected pursuant to the Settlement Agreement, at Closing, each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, on the one hand, and the Offeror and Optimal, on the other hand, on behalf of themselves and on behalf of their affiliates, successors, assigns and legal representatives (collectively in such capacity the “Releasors”) will irrevocably and unconditionally release and forever discharge the other as well as each of their affiliates, successors, assigns, directors, officers and legal representatives (collectively in such capacity the “Releasees”), of and from all manner of actions, causes of action, suits, demands, debts, accounts, covenants, contracts, damages and all other claims whatsoever of any nature, character and description, whether contractual, quasi-delictual, legal or otherwise, whether known or unknown, which any of the Releasors ever had, now has or may in the future have against any of the Releasees with respect to events, acts or omissions which relate to dates or periods on or prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall affect or release any of the Parties’ rights or obligations under or pursuant to: (i) the Settlement Agreement (including the covenants, representations and warranties therein and the transactions referred to therein) and related agreements, certificates and instruments or (ii) any indemnification obligations the Offeror and Optimal (and each of their affiliates, successors, assigns, directors, officers and legal representatives) may have in favour of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler (and each of their affiliates, successors, assigns, directors, officers and legal representatives) pursuant to any statute, by-law or other constating document, insurance policy (including, the directors and officers insurance policy referred to in the Support Agreement) or any other agreement or arrangement in connection with any one of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler having acted as a director or officer of optimal or any of its affiliates.
4. Securities of Optimal
On August 7, 2009, the shareholders of Optimal approved an amendment to the Articles of Continuance of Optimal to consolidate all issued and outstanding Class “A” shares on the basis that each holder of a Class “A” share shall receive one (1) Class “A” share for every five (5) Class “A” shares so consolidated. The share consolidation became effective on August 26, 2009 upon the filing of the Articles of Amendment and the issuance of a Certificate of Amendment in respect thereof. As a result, the issued and outstanding Class “A” shares decreased from 25,742,223 Class “A” shares to 5,148,735 Shares, which includes 290 Shares required to satisfy the fractional share requirements. All Share, Option and Warrant amounts have been retroactively adjusted for all periods presented.
On November 5, 2008, the Board of Directors renewed its stock buyback program authorizing Optimal to purchase up to 5% of its outstanding Shares on the open market through the facilities of the NASDAQ. The 2008 program expired on November 20, 2009. All Shares purchased under the stock buyback program have been cancelled. There were no Shares repurchased during the nine months ended February 28, 2010.
5. Commitments to Acquire Shares
There are no commitments to acquire securities of Optimal by the Offeror or any of its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of the Offeror (b) any person or company holding more than 10% of any class of equity securities of the Offeror, or (c) any person or company acting jointly or in concert with the Offeror.
6. Arrangements, Agreements or Understandings
Except as disclosed herein, there are no contracts, arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Optimal and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful. Except as disclosed in the Offer and this Circular, there are no business relationships between the Offeror or its associates or affiliates and Optimal that are material to any of them.

Except as disclosed herein, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Shareholder with respect to the Offer or between the Offeror and any person or company with respect to any securities of Optimal in relation to the Offer.
Contracts, Negotiations or Transactions
Except as disclosed herein, there have been no material contracts, negotiations or transactions within the past two years between the Offeror or, to the best knowledge of the Offeror, any director or senior officer of the Offeror, on the one hand, and Optimal and/or its affiliates (or any person not affiliated with Optimal who would have a direct interest in such matters), on the other hand, concerning a merger, consolidation or acquisition, take-over bid or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Optimal.
Except as disclosed herein, the Offeror is not aware of any firm offer by an unaffiliated third party during the past two years with respect to a merger or consolidation of Optimal, the sale or other transfer of all or any substantial portion of the assets of Optimal, or a purchase of securities of Optimal that would enable such person to exercise control over Optimal.
Provisions for Unaffiliated Security Holders
Except as disclosed herein, no provisions have been made by the Offeror in connection with the Offer to grant unaffiliated security holders of Optimal access to the corporate files of the Offeror or to obtain counsel or appraisals services at the expense of the Offeror.
7. Material Changes and Other Information
The Offeror is not aware of any information which indicates any material change in the affairs of Optimal since the date of the last published financial statements of Optimal, other than has been publicly disclosed by Optimal or as disclosed in this Circular. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.
8. Source of Funds
Francis Choi agreed, subject to the terms and conditions of the Loan Agreement and the Escrow Agreement, to loan to the Offeror an aggregate principal amount of $15,000,000 (the “Loan”). The money has been deposited with the Escrow Agent.
Approximately $11,477,678 is required to purchase the maximum number of Shares that the Offeror has offered to acquire pursuant to the Offer.
Under the terms of the Loan Agreement, the Offeror may only use the proceeds of the Loan to (a) purchase all of the Shares pursuant to: (i) the terms and conditions of the Offer; (ii) any Compulsory Acquisition; and (iii) Subsequent Acquisition Transaction, (collectively, the “Transaction”); (b) purchase, terminate or otherwise defease all Options, Warrants or other rights to acquire Shares; and (c) pay the fees and transaction expenses in relation to the Transaction, and not for any other purpose.
The Loan is granted for a term of five (5) years effective as of the date of the Loan Agreement. The Loan or any portion thereof outstanding from time to time, shall bear interest as of the date of the Loan Agreement and until repayment in full at the rate of seven and one half percent (7 1/2%) per annum, calculated yearly and not in advance, with interest calculated at the same rate on any arrears.
The Loan is subject to representations, warranties and covenants customary in these types of financings. The Loan is secured by a pledge (hypothec) by the Offeror of all of the Shares that it acquires pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

Not less than $5 million of the Loan must be repaid by the Offeror no later than 40 days following the closing of the Transaction. The remaining balance of the Loan shall be repaid in accordance with the terms and conditions of the Loan Agreement.
Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching have entered into a deed of guarantee and indemnity dated February 24, 2010 in favour of Francis Choi, wherein, Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching have agreed, under the terms and conditions set forth therein, to indemnify and hold Francis Choi harmless for all claims, losses, obligations and liabilities suffered or incurred by Francis Choi in connection with the Loan, up to an aggregate amount of $ 7,500,000.
9. Information Concerning the Shares
Price Range and Trading Volume of Shares
The Shares are listed and posted for trading on the NASDAQ under the symbol “OPMR”. The following table sets forth, for the period indicated, the high and low closing prices per Share and the volume of trading of the Shares on the NASDAQ:

				As Reported by the NASDAQ Global
				Market
	High	Low	Volume	High(1)	Low(2)	Volume(3)
Period	($)	($)	(#)	($)	($)	(#)
MONTHLY PERIODS
2009
August	2.25	1.90	227,900	2.35	1.80	197,669
September	3.20	2.08	417,400	3.80	2.01	418,846
October	3.50	2.68	260,400	3.59	2.54	262,999
November	3.20	2.05	382,500	3.35	2.00	387,337
December	2.10	1.62	245,100	2.19	1.56	260,389
2010
January	1.90	1.62	246,200	1.95	1.60	253,242
February	1.75	1.44	179,700	1.86	1.36	188,488

QUARTERLY PERIODS				QUARTERLY PERIODS -2009
First quarter – Period ending March 31, 2009	3.85	1.20	1,692,000	4.40	1.12	1,683,786
Second quarter – Period ending June 30, 2009	3.60	1.40	1,189,400	3.85	1.35	1,192,206
Third quarter – Period ending September 30, 2009	3.20	1.80	945,500	3.80	1.6	918,032
Fourth quarter – Period ending December 31, 2009	3.50	1.62	888,000	3.59	1.56	910,725

				QUARTERLY PERIODS -2008(4)
First quarter – Period ending March 31, 2008	1.93	0.43	1,185,100	23.30	13.75	933,982
Second quarter – Period ending June 30, 2008	2.74	1.66	720,200	17.10	10.45	717,606
Third quarter – Period ending September 30, 2008	3.42	2.09	1,059,000	13.70	8.30	1,056,404
Fourth quarter – Period ending December 31, 2008	4.66	2.75	973,100	9.65	2.16	1,186,928

(1)	– the highs were taken from the column indicated HIGH – we did not use the close numbers

(2)	– the lows were taken from the column indicated as LOW – we did not use the close numbers

(3)	The Volume was taken from the column indicated by TOTAL VOLUME

(4)	The 2008 numbers reflect the one for five stock split in August 2009.
The closing price of the Shares on the NASDAQ on the last trading day prior to the Announcement Date, was $1.60. As of March 17, 2010, there were 5,148,735 Shares outstanding.
Effect of the Offer on the Market for and Listing of Shares; Public Disclosure by Optimal
The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly as well as the number of holders of Shares and, depending on the number of Shareholders depositing and the number of Shares purchased under the Offer, would likely adversely affect the liquidity and market value of the remaining Shares held by the public.
If permitted by applicable Law, subsequent to completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition, the Offeror intends to have the Shares de-listed from the NASDAQ. Furthermore, after the purchase of the Shares under the Offer, Optimal may cease to be subject to the public reporting and proxy solicitation requirements in Canada and the United States. Likewise, it may be possible for Optimal to request the elimination of the public reporting requirements of any province where a small number of holders of Shares reside. See Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer” and Section 14 of this Circular, “Effect of the Offer on the Market for and Listing of Shares and Status as a Reporting Issuer”.
10. Dividends and Dividend Policy
Optimal’s publicly stated policy is to retain all earnings, if any are realized, for the development and growth of its business. Optimal has never declared or paid cash dividends on its Shares and has stated that it does not anticipate paying cash dividends in the foreseeable future. Any determination to pay dividends will be at the discretion of the Board of Directors and will depend upon its financial condition, results of operations, capital requirements, limitations contained in loan agreements, if any, and such other factors as the Board of Directors deems relevant.
11. Previous Distributions of Shares
Based on information provided by Optimal, Optimal has completed the following distributions of Shares in the five years prior to the date hereof:

	Number of Shares	Number of Shares		Average Price Per
Date of issue	Before Split	After Split	Proceeds	Share
Balance of shares at December 31, 2004	22,251,097	4,450,219
Exercise of Options	1,047,829	209,566	7,508,000	35.83
Cancellation of shares	(21,800)	(4,360)	(183,000)	41.97

Balance of shares at December 31, 2005	23,277,126	4,655,425
Exercise of Options	713,073	142,615	5,172,000	36.27
Cancellation of shares	(141,109)	(28,222)	(1,189,000)	42.13

Balance of shares at December 31, 2006	23,849,090	4,769,818
Shares issued on the acquisition of WowWee	2,169,197	433,839	10,000,000	23.05

	Number of Shares	Number of Shares		Average Price Per
Date of issue	Before Split	After Split	Proceeds	Share
Exercise of Options	18,261	3,652	87,000	23.82
Cancellation of shares	(53,400)	(10,680)	(436,000)	40.82

Balance of shares at December 31, 2007	25,983,148	5,196,630
Cancellation of shares		(48,185)	(1,966,000)	40.80

Balance of shares at December 31, 2008		5,148,445
Shares issued pursuant to share consolidation		290

Balance of shares at December 31, 2009		5,148,735
None of the distributions were underwritten public offerings of common stock for cash that were registered under the United States Securities Act of 1933 or exempt from registration under Regulation A thereof.
12. Regulatory Matters
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The requirements of the HSR Act do not apply to the Offer.
Canadian Securities Laws
The Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and MI 61-101, by virtue of the fact that certain directors or senior officers of WowWee Group Limited, WowWee USA, Inc., WowWee Canada Inc., WW Sablon Holdings SA or any of their respective subsidiaries, subsidiaries of Optimal, are acting jointly or in concert with the Offeror. The applicable securities legislation and regulatory policies require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with the applicable securities regulatory authority and that a summary of the formal valuation and an outline of every prior valuation of the Offeror issuer made within 24 months preceding the date of the Offer, including a description of the source and circumstances under which it was made, be included in the take-over bid circular in respect of the “insider bid” (collectively, the “Valuation Requirements”), subject to certain exemptions.
“Going Private” Rules
Because the Offeror is an affiliate of Optimal, the Offer constitutes a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Optimal and certain information relating to the fairness of the Offer and the consideration offered to Shareholders be filed with the SEC and disclosed to Shareholders. The Offeror has provided such information herein. The Offeror has filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(3), 14(d)(1) and Rule 14d-3 under the U.S. Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Optimal has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the U.S. Exchange Act, furnishing certain additional information about Optimal, and Optimal may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in Section 2 of this Circular, “Optimal”.
13. Acquisition of Shares Not Tendered in the Offer
It is the Offeror’s current intention that if it accepts and pays for Shares tendered pursuant to the Offer, it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all remaining Shares not acquired pursuant to the Offer. There is no assurance that such transaction will be completed, in particular if the Offeror acquires less than 66 2/3% of the outstanding Shares on a fully-diluted basis in the Offer. Except as otherwise described herein, Shareholders will not have appraisal rights as a result of the Offer.
Compulsory Acquisition
If, within 120 calendar days after the date of the Offer, the Offer is accepted by Shareholders holding not less than 90% of the Shares (calculated on a fully-diluted basis), other than any Shares held at the date of the Offer by or on behalf of the Offeror or an affiliate or associate of the Offeror, and the Offeror acquires such Shares pursuant to the Offer, then the Offeror may elect to acquire the Shares not tendered in the Offer on the same terms as the Shares acquired under the Offer pursuant to the provisions of section 206 of the CBCA (a “Compulsory Acquisition”).
To exercise its statutory right of Compulsory Acquisition, the Offeror must give notice (the “Offeror Notice”) to each Shareholder who did not accept the Offer (and each person who subsequently acquires any such Shares) (in each case, a “Dissenting Shareholder”) and the Director under the CBCA of such proposed acquisition on or before the earlier of 60 calendar days following the termination of the Offer and 180 calendar days following the date of the Offer. Within 20 calendar days after having given the Offeror Notice, the Offeror must pay or transfer to Optimal the consideration it would have had to pay or transfer to the Dissenting Shareholders if they had elected to accept the Offer, to be held in trust for the Dissenting Shareholders. Within 20 calendar days after receipt of the Offeror Notice, each Dissenting Shareholder must send the certificates evidencing the Shares held by such Dissenting Shareholder to Optimal and must elect either to transfer such Shares to the Offeror on the terms on which the Offeror acquired Shares under the Offer or to demand payment of the fair value of the Shares by so notifying the Offeror. If the Dissenting Shareholder fails to notify the Offeror within the applicable time period, the Dissenting Shareholder will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired the Shares in the Offer. If a Dissenting Shareholder has elected to demand payment of the fair value of its Shares, the Offeror may apply to a court having jurisdiction to hear the application to fix the fair value of the Shares of that Dissenting Shareholder. If the Offeror fails to apply to such court within 20 calendar days after it made the payment or transferred the consideration to Optimal, the Dissenting Shareholder may then apply to the court within a further period of 20 calendar days to have the court fix the fair value. If no such application is made by the Dissenting Shareholder or the Offeror within such periods, the Dissenting Shareholder will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired Shares from the Shareholders who accepted the Offer.
Any judicial determination of the fair value of the Shares could be more or less than the amount of the consideration per Share paid pursuant to the Offer.
The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206 of the CBCA. Shareholders should refer to section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Compelled Acquisition
Pursuant to section 206.1 of the CBCA, if a Shareholder who did not accept the Offer does not receive the Offeror Notice pursuant to section 206 of the CBCA, the Shareholder may, within 90 calendar days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer in respect of the Shares, as applicable, within 90 calendar days of the later of the date of termination of the Offer and the date on which the Shareholder learns of the Offer, require the Offeror to acquire the Shareholder’s Shares on the terms of the Offer (a “Compelled Acquisition”).
The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a Shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206.1 of the CBCA. Shareholders should refer to section 206.1 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.
Subsequent Acquisition Transaction
If the Offeror accepts and pays for Shares validly tendered in to the Offer, and if the foregoing statutory right of Compulsory Acquisition described above is not available for any reason or the Offeror elects not to pursue such right, the Offeror currently intends to acquire the remainder of the Shares as soon as practicable but in any event, not later than 120 days after the Expiry Date.
Although the form o f the Subsequent Acquisition Transaction is yet to be determined, the Offeror intends to acquire all remaining outstanding shares upon the successful completion of the Offer. In doing so, the Offeror may seek to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory plan of arrangement, merger, capital reorganization, reclassification, consolidation, recapitalization, or other transaction involving the Offeror and/or an affiliate of the Offeror and Optimal and/or the Shareholders for the purposes of Optimal becoming, directly or indirectly, a wholly-owned Subsidiary of the Offeror or effecting an amalgamation or merger of Optimal’s business and assets with or into the Offeror and/or an affiliate of the Offeror, carried out for a consideration per Share equal to the consideration per Share offered under the Offer (a “Subsequent Acquisition Transaction”).
Depending upon the nature and terms of the Subsequent Acquisition Transaction, the approval of at least 66 2/3% of the votes cast by holders of the outstanding shares of the relevant class(es) and the approval of a majority of the votes cast by “minority” holders of such shares may be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. The Offeror will cause the Shares acquired under the Offer to be voted in favour of such a transaction. The timing and details of any such Subsequent Acquisition Transaction would necessarily depend upon a variety of factors, including the number of Shares acquired pursuant to the Offer. If the Offeror accepts and pays for 66 2/3% of the outstanding Shares (calculated on a fully-diluted basis) under the Offer, the Offeror believes it will own sufficient Shares to affect a Subsequent Acquisition Transaction.
In certain types of Subsequent Acquisition Transactions, the registered Shareholders may have the right to dissent under the CBCA and be paid fair value for their securities, with such fair value to be determined by the courts. The fair value of securities so determined could be more or less than the amount paid pursuant to the Offer or the Subsequent Acquisition Transaction. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price, if any, of the Shares.
A Subsequent Acquisition Transaction described above may constitute a “business combination” within the meaning of MI 61-101. Under MI 61-101, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a business combination if it would result in the interest of a holder of Shares being terminated without such holder’s consent, regardless of whether the Shares are replaced with another security. The Offeror expects that any Subsequent Acquisition Transaction relating to Shares will be a business combination under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. The Offeror intends to carry out any such business combination in accordance with MI 61-101, or any successor provision, or exemptions therefrom such that the “related party transaction” provisions of MI 61-101 will not apply to the business combination.
MI 61-101 provides that unless exempted, an issuer proposing to carry out a business combination is required to prepare a formal valuation of the affected securities (in this case, the Shares) and, subject to certain exceptions, any non-cash consideration being offered to, or received by, the holders of the affected securities and provide to the holders of the Shares a summary of such valuation or the entire valuation.
In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to MI 61-101 exempting the Offeror or Optimal or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under MI 61-101 for certain second step business combinations completed no later than 120 days after the expiry of a formal take-over bid if the offeror discloses in the take-over bid circular that it intends to acquire the remainder of the securities under a statutory right of action or under a business combination no later than 120 days after the expiry of the take-over bid for consideration per security at least equal in value to and in the same form as the consideration that the tendering security holders in the take-over bid were entitled to receive in the bid and the take-over bid disclosure documents describe the expected tax consequences of both the bid and the business combination if, at the time the bid was made, the tax consequences arising from the business combination were reasonably foreseeable to the Offeror, and were reasonably expected to be different from the tax consequences of tendering to the bid, and disclosed that the tax consequences of the bid and the business combination may be different if, at the time the bid was made, the Offeror could not reasonably foresee the tax consequences arising from the business combination.
The Offeror intends that the consideration per Share offered under any Subsequent Acquisition Transaction proposed by it would be equal to the consideration per Share offered under the and in the same form as the consideration offered under the Offer and that such Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Time. In addition, the Offeror has included the disclosure required under MI 61-101 in the Offer and this Circular. Accordingly, the Offeror expects to rely on the exemption from the requirement to prepare a valuation in connection with a Subsequent Acquisition Transaction.
MI 61-101 also requires that, unless exempted, in addition to any other required shareholder approval, in order to complete a business combination, the approval of a majority of the votes cast by each class of affected securities at a meeting of security holders of that class called to consider the transaction be obtained. In relation to the Offer and any second step business combination, this “minority approval” must be obtained from, unless an exemption is available or discretionary relief is granted by the Securities Regulatory Authorities, all Shareholders, excluding the votes attached to Shares beneficially owned or over which control or direction is exercised by the Offeror, any “interested party”, any “related party” of an “interested party” (unless the related party meets that description solely in its capacity as a director or senior officer of one or more Persons that are neither interested parties nor issuer insiders of the issuer) or a joint actor with any such interested party or related party of an interested party for purposes of MI 61-101.
However, MI 61-101 provides that, subject to certain terms and conditions, the votes attached to the shares acquired under the offer may be included as votes in favour of a subsequent business combination in determining whether minority approval has been obtained if, among other things, the business combination is effected by the offeror or its affiliate and is in respect of shares that were not acquired in the take-over bid, the business combination is completed no later than 120 days after the expiry of the bid, the consideration per security that the holders of affected securities would be entitled to receive in the business combination is at least equal in value to and is in the same form as the consideration that the tendering shareholders were entitled to receive in the bid and the take-over bid disclosure document discloses, among other things, (i) that if the offeror acquired shares under the bid, the offeror intended to acquire the remainder of the securities under a statutory right of acquisition or under a business combination no later than 120 days after the expiry of the bid for consideration per security at least equal in value to and is in the same form as the consideration that the shareholders were entitled to receive in the bid, (ii) that the business combination would be subject to minority approval, (iii) the number of votes attached to the securities that, to the knowledge of the offeror after reasonable inquiry, would be required to be excluded in determining whether minority approval for the business combination had been obtained, (iv) the identity of holders of such securities excluded from the minority approval determination, setting out their individual holdings, (v) the identity of each class of securities the holders of which would be entitled to vote separately as a class on the business combination, (vi) the expected tax consequences of both the bid and the business combination if, at the time the bid was made, the tax consequences arising from the business combination were reasonably foreseeable to the offeror and were reasonably expected to be different from the tax consequences of tendering to the bid, and (vii) that the tax consequences of the bid and the business combination may be different if, at the time the bid was made, the offeror could not reasonably foresee the tax consequences arising from the business combination.
The consideration offered for Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer, that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and believes that the required disclosure has been included in this Circular. Accordingly, the Offeror intends to cause Shares acquired under the Offer to be voted in favour of any such transaction and to be counted as part of any minority approval required in connection with any such transaction.
In addition, under MI 61-101 if, following the Offer, the Offeror and its joint actors beneficially own, in the aggregate, 90% or more of the Shares at the time the business combination is agreed to, the requirement for minority approval under MI 61-101 would not apply to the business combination if a statutory appraisal remedy is available, or if no statutory appraisal remedy is available, a substantially equivalent enforceable right is provided to holders of the class of affected securities and that is described in the disclosure document for the business combination.
Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer.
The Canadian federal income tax consequences to a Shareholder arising from a Subsequent Acquisition Transaction are expected to be different from the tax consequences to such Shareholder of tendering its Shares to the Offer. See Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations” for a description of the expected tax consequences of both the Offer and a Subsequent Acquisition Transaction. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.
Other Alternatives
If the Offeror is unable to affect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions, in transactions exempt from take-over bid rules in another take-over bid or exchange offer or otherwise, or from Optimal, or taking no actions to acquire additional Shares. Subject to applicable Laws, any additional purchases of Shares could be at a price greater than, equal to, or less than the price to be paid for Shares in the Offer and could be for cash, securities and/or other consideration.
Alternatively, the Offeror may take no action to acquire additional Shares, or may even sell or otherwise dispose of any or all Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer.
The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of this Circular, “Certain U.S. Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.
Judicial Developments
On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and minority security holder approval for specified types of transactions. See “Subsequent Acquisition Transaction” above.
Certain judicial decisions may be considered relevant to any business combination that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.
Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.
14. Effect of the Offer on the Market for and Listing of Shares and Status as a Reporting Issuer
The purchase of Shares by the Offeror in the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares and, depending on the number of Shares purchased by the Offeror in the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public.
The rules and regulations of the NASDAQ establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of Shares from the NASDAQ. Among such criteria are the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending upon the number of Shares purchased under the Offer, it is possible the Shares would fail to meet the criteria for continued listing on the NASDAQ. If this were to happen, the Shares could be de-listed on the NASDAQ and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. If the Shares are de-listed from the NASDAQ, the extent of the public market for the Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, whether Optimal remains subject to public reporting requirements in Canada and the United States and other factors. If permitted by applicable Laws, the Offeror intends to cause Optimal to apply to de-list the Shares from the NASDAQ as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction.
The Shares are currently registered under the U.S. Exchange Act. Such registration may be terminated upon application by Optimal to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by Optimal to holders of Shares and to the SEC and would make certain provisions of the U.S. Exchange Act, such as the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of Optimal and persons holding “restricted securities” of Optimal may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the U.S. Securities Act of 1933, as amended.
After the purchase of the Shares in the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction, Optimal may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain Provinces of Canada. Furthermore, it may be possible for Optimal to request the elimination of the public reporting requirements of any Province or jurisdiction where a small number of Shareholders reside. In addition, the Offeror intends to cause Optimal to seek to obtain relief from its continuous disclosure obligations under applicable securities Laws pending the completion of any Compulsory Acquisition or any Subsequent Acquisition Transaction. If permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offeror intends to cause Optimal to cease to be a reporting issuer under the securities Laws of each Province of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it may have such obligations.
15. Certain Canadian Federal Income Tax Considerations
In the opinion of Fraser Milner Casgrain LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a Shareholder who sells Shares pursuant to the Offer or otherwise disposes of Shares pursuant to certain transactions described under Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer”.
This summary does not address the tax consequences of the Offer to a Shareholder: (i) that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, (ii) that is a “specified financial institution” as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that reports its Canadian tax results in a currency other than the Canadian currency, or (v) who has acquired their Shares on the exercise of an option or warrant. Such Shareholders should consult their own tax advisors.
The summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). The summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), although there is no certainty that the Tax Proposals will be enacted in the form currently proposed, if at all. The summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in Law, whether by judicial, governmental or legislative decision or action, or other changes in administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may materially differ from the Canadian federal income tax legislation or considerations described below.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Shareholder to whom the Offer is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax Laws of any country, province, territory, state or local tax authority.
Shareholders Resident in Canada
This part of the summary is applicable only to Shareholders who, for purposes of the Tax Act and at all relevant times, are resident or are deemed to be resident in Canada, hold their Shares as capital property, deal at arm’s length with Optimal and the Offeror and are not affiliated with Optimal or the Offeror (a “Resident Shareholder”). Generally, Shares will be considered to be capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on a business or acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Resident Shareholders whose Shares might not otherwise be considered to be capital property may be entitled to have their Shares and all other “Canadian securities” as defined in the Tax Act deemed to be capital property by making an irrevocable election provided for by subsection 39(4) of the Tax Act.
Disposition of Shares Pursuant to the Offer
A Resident Shareholder whose Shares are accepted and paid for in the Offer will be considered to have disposed of such Shares for purposes of the Tax Act. Generally, the Shareholder will realize a capital gain (or a capital loss) in respect of the Shares so disposed of to the extent that the proceeds of disposition received by the Shareholder for such Shares exceed (or are exceeded by) the total of the adjusted cost base to the Resident Shareholder of such Shares and any reasonable costs of disposition.
Capital Gains and Capital Losses
Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted against taxable capital gains realized in any of the three preceding taxation years or in any following taxation year to the extent and under the circumstances specified in the Tax Act.
In general, a capital loss otherwise arising on the disposition of Shares by a Resident Shareholder which is a corporation may in certain circumstances be reduced by the amount of dividends received or deemed to have been received on such Shares (or on certain other shares where the Shares have been acquired in exchange for such shares). Any such reduction will not occur where the corporate Resident Shareholder owned the relevant Share continuously for 365 days or longer immediately before the disposition and such Resident Shareholder (together with any persons with which the Resident Shareholder did not deal at arm’s length) did not own more than 5% of the shares of any class or series of Optimal at the time the relevant dividends were received or deemed to have been received. Similar rules may also apply in other circumstances, including where a corporation, trust or partnership is a member of a partnership or a beneficiary of a trust that owns Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.
A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains.
Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act. For this purpose, 80% of capital gains realized will generally be taken into account.
Compulsory Acquisition of Shares
As described under Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer – Compulsory Acquisition”, Shares may be acquired, in certain circumstances, pursuant to the compulsory acquisition provisions of the CBCA. The tax consequences to Resident Shareholders of a disposition of Shares in such circumstances generally will be as described above, but Resident Shareholders whose Shares may be so acquired should consult their own tax advisors in this regard.
Subsequent Acquisition Transaction
If the compulsory acquisition provisions of the CBCA are not utilized, other means of acquiring the remaining issued and outstanding Shares may be proposed. A Subsequent Acquisition Transaction described in Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer – Subsequent Acquisition Transaction” may be effected by an amalgamation, statutory plan of arrangement, reorganization, consolidation, recapitalization or other transaction. Depending upon the exact manner in which the transaction is carried out, the tax consequences may include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.
Subject to the application of subsection 55(2) of the Tax Act to Resident Shareholders that are corporations, a Resident Shareholder will generally be required to include in computing its income for a taxation year any dividends deemed to be received on the Shares. In the case of a Resident Shareholder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated as “eligible dividends” in accordance with the provisions of the Tax Act. Any such dividends deemed to be received by a Resident Shareholder that is a corporation will generally be deductible in computing Optimal’s taxable income.
Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the Shares for purposes of computing the Resident Shareholder’s capital gain or capital loss. Resident Shareholders that are corporations should consult their own tax advisors in this regard.
A Resident Shareholder that is a “private corporation” or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Shares to the extent such dividends are deductible in computing taxable income for the year.
If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Resident Shareholders who exercise a right of dissent in respect of such an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder for such Shares, other than any interest awarded by the court.
Resident Shareholders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.
Qualified Investments
The Shares may cease to be listed on the NASDAQ following the completion of the Offer. If the Shares cease to be listed on a designated stock exchange (which currently includes the NASDAQ) and Optimal ceases to be a “public corporation” for purposes of the Tax Act, the Shares may in certain circumstances no longer be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan (“DPSP”) registered education savings plan (“RESP”), registered disability savings plan (“RDSP”) or a tax-free savings account (“TFSA”). Resident Shareholders that are trusts governed by an RRSP, RRIF, DPSP, RESP, RDSP or TFSA should consult with their tax advisors with respect to the tax consequences to them (and to the annuitants, beneficiaries or subscribers thereunder) of holding Shares if such shares are not qualified investments and of disposing of their Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.
Shareholders Not Resident in Canada
This part of the summary is applicable only to Shareholders who, for purposes of the Tax Act and at all relevant times, are not resident or deemed to be resident in Canada, do not carry on business in Canada, deal at arm’s length with the Offeror and Optimal, hold their Shares as capital property and do not use or hold, and are not deemed to use or hold, their Shares in, or in the course of, carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident of Canada that is an insurer carrying on business in Canada and elsewhere.
Disposition of Shares Pursuant to the Offer or a Compulsory Acquisition
A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of the Shares pursuant to the Offer unless the shares constitute “taxable Canadian property” and do not constitute “treaty-protected property” of the Non-Resident Shareholder as defined in the Tax Act.

Under the current legislation, Shares will not constitute “taxable Canadian property” to a Non-Resident Shareholder at a particular time unless (1) at that time the Shares are listed on a designated stock exchange (which currently includes the NASDAQ) and (2) at any time during the sixty-month period immediately preceding the particular time, not less than 25% of the issued shares of any class or series of a class of the capital stock of Optimal were owned by the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length or any combination thereof. A Non-Resident Shareholder’s Shares may be deemed to be “taxable Canadian property” in certain circumstances set out in the Tax Act. See “Delisting of Shares Following Completion of the Offer” below in the case where Shares are delisted prior to a Compulsory Acquisition.
On March 22, 2010, the Minister of Finance tabled in the House of Commons a Notice of Ways and Means Motion to implement tax measures announced on March 4, 2010 in the federal Budget and other tax measures previously announced (the “Proposed Legislation”). Based on the Proposed Legislation (applicable after March 4, 2010), the scope of the definition of “taxable Canadian property” will be narrowed so that the Shares, provided they are listed on a designated stock exchange (which currently includes the NASDAQ), will not constitute “taxable Canadian property” to a Non-Resident Shareholder at a particular time unless (1) at any time during the sixty-month period immediately preceding the particular time, not less than 25% of the issued shares of any class or series of a class of the capital stock of Optimal were owned by the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length or any combination thereof, and (2) at any time during the sixty-month period immediately preceding the particular time, more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. However, there is no certainty that the Proposed Legislation will be enacted in the form currently proposed, if at all. Notwithstanding the foregoing, as discussed above, in certain circumstances set out in the Tax Act, the Shares could also be deemed to be “taxable Canadian property”.
Even if the Shares are considered to be “taxable Canadian property” to a Non-Resident Shareholder, a taxable capital gain resulting from the disposition of the Shares will not be included in computing the Non-Resident Shareholder’s income for purposes of the Tax Act if the Shares constitute “treaty-protected property” of the Non-Resident Shareholder, as defined in the Tax Act. Shares owned by a Non-Resident Shareholder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under Part I of the Tax Act. Non-Resident Shareholders whose Shares may constitute “taxable Canadian property” should consult their own tax advisors regarding the availability of any relief under any applicable income tax treaty in their circumstances.
In the event that Shares constitute “taxable Canadian property” but not “treaty-protected property” of a particular Non-Resident Shareholder, the tax consequences as described above under “Shareholders Non-Resident in Canada — Disposition of Shares Pursuant to the Offer or a Compulsory Acquisition” will generally apply. Non-Resident Shareholders who dispose of “taxable Canadian property” should consult their own tax advisors regarding any resulting Canadian reporting requirements.
Subsequent Acquisition Transaction
As described in Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Shares in the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend (see also the discussion above). In general, the Non-Resident Shareholder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Shareholder’s Shares are “taxable Canadian property”, as described above (and subject to the discussion below under “Delisting of Shares Following Completion of the Offer”), and the Non-Resident Shareholder is not entitled to any relief under an applicable tax treaty. Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25% subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under the provisions of an applicable income tax treaty. For example, where the Non-Resident Shareholder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the rate of Canadian withholding tax is generally reduced to 15%. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.
Delisting of Shares Following Completion of the Offer
The Shares may cease to be listed on the NASDAQ following the completion of the Offer and may not be listed on any such exchange at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Based on the current legislation, Non-Resident Shareholders are cautioned that if the Shares are not listed on a designated stock exchange at the time they are disposed of:
(a)	the Shares will generally be “taxable Canadian property” for Non-Resident Shareholders;

(b)	Non-Resident Shareholders may be required to file a Canadian income tax return for the year in which the disposition (or any deemed disposition) occurred (unless the Shares constitute “treaty-protected property”, as described above, and no amount is due under the Tax Act for any previous year);

(c)	Non-Resident Shareholders may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition (unless the Shares constitute “treaty-protected property”, as described above); and

(d)	the notification and withholding provisions of section 116 of the Tax Act may apply to Non-Resident Shareholders, in which case the Offeror may be required to deduct or withhold an amount from any payment made to a Non-Resident Shareholder in respect of the acquisition of Shares (unless the Shares are “excluded property” under section 116 of the Tax Act).
However, based on the Proposed Legislation, in the case where the Shares cease to be listed, such Shares should not constitute “taxable Canadian property” to a Non-Resident Shareholder at a particular time unless at any time during the sixty-month period immediately preceding the particular time, more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, as discussed above, in certain circumstances set out in the Tax Act, the Shares could also be deemed to be “taxable Canadian property”.
16. Certain U.S. Federal Income Tax Considerations
TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.
The following is a summary of certain material United States federal income tax considerations relevant to U.S. Holders (as defined below) that sell Shares pursuant to the Offer or otherwise dispose of Shares pursuant to certain transactions described in Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer”. This discussion is not a complete analysis of all the potential tax considerations relating to the Offer or other disposition of Shares. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the ”Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and administrative rulings and judicial decisions that relate to the United States federal income tax treatment of the disposition of Shares, all as in effect and existing on the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No rulings have been sought or are expected to be sought from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences described below, and no assurance can be given that the IRS will not take contrary positions. This discussion applies only to U.S. Holders that hold Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder in light of its particular circumstances, and it does not address any state, local, non-U.S. or alternative minimum tax consequences of the Offer. The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as: (i) banks, insurance companies, and financial institutions; (ii) broker dealers; (iii) certain former citizens or residents of the United States; (iv) traders that elect to mark-to-market; (v) tax-exempt entities; (vi) persons liable for alternative minimum tax; (vii) persons whose functional currency is not the U.S. dollar; (viii) persons holding Shares as part of a straddle, hedging, conversion or integrated transaction; (ix) persons who received their Shares in compensatory transactions; (x) holders of Options, Warrants, rights or other securities to acquire Shares; (xi) persons that directly, indirectly or constructively own 10% or more of the voting stock of Optimal; (xii) real estate investment trusts; (xiii) regulated investment companies; (xiv) S corporations, (xv) personal holding companies, (xvi) corporations that accumulate earnings to avoid United States federal income tax, or (xvii) U.S. expatriates. Further, this summary does not address the U.S. federal income tax consequences to shareholders, partners or beneficiaries of an entity that is a holder of the Shares.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is: (i) an individual who is a U.S. citizen or resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the Laws of the United States, any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income without regard to source; or (iv) a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
The tax treatment of a partner in a partnership that holds Shares, including any entity treated as a partnership for U.S. federal income tax purposes, generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding Shares and such partnerships holding Shares should consult their own tax advisors.
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any holder of Shares, and no representation with respect to the tax consequences to any particular holder of Shares is made. The following summary is not binding on the IRS or the courts. Each U.S. Holder should consult its own tax advisors with respect to the U.S. federal income tax considerations relevant to such U.S. Holder in light of its particular circumstances, as well as any applicable U.S. state, local, estate, alternative minimum tax or non-U.S. tax considerations.
     PFIC Status of Optimal
A non-U.S. corporation is considered to be a PFIC for any taxable year if either (i) at least 75% of its gross income is passive or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. ‘‘Passive income’’ includes dividends, interest, certain rents and royalties and certain gains from the sale of commodities and securities. In determining whether a non-U.S. corporation is a PFIC, Optimal is treated as owning its proportionate share of the assets and directly receiving its proportionate share of the income of any corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.
The determination of whether or not Optimal is a PFIC for its taxable year ending December 31, 2009 or the current taxable year is made after the end of the applicable taxable year, and will depend upon the composition of Optimal’s income and assets for that taxable year. Since the PFIC status of Optimal for each year depends upon the composition of Optimal’s income and assets and upon the market value of Optimal’s assets from time to time, there can be no assurance that Optimal will not be considered a PFIC for any taxable year. Currently, Optimal believes that it should not be treated as a PFIC for its taxable year ending December 31, 2009 or its current taxable year. However, there can be no assurances that this determination will be respected by the IRS (nor can there be any assurances regarding Optimal’s PFIC status in years prior to such determination). Shareholders are urged to consult their own tax advisors concerning Optimal’s PFIC status for any year in such Shareholder’s holding period for U.S. federal income tax purposes.
     Sale Pursuant to the Offer – If Optimal is Not a PFIC
As described in detail below, a U.S. Holder’s sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder generally will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a stock or securities exchange. Assuming that Optimal has not been a PFIC at any time during which a U.S. Holder has owned Shares, a U.S. Holder generally will recognize capital gain or loss upon the sale of its Shares pursuant to the Offer equal to the difference between (i) the U.S. dollar value of the amount of cash received in the sale of Shares pursuant to the Offer and (ii) such U.S. Holder’s adjusted tax basis in its tendered Shares in U.S. dollars. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year at the time of the sale. Non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation with respect to long-term capital gains. The deductibility of capital losses is subject to limitations.
If a U.S. Holder is a cash-basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with the disposition of Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received, as determined on the settlement date of the sale.
If a U.S. Holder is an accrual-basis taxpayer, the U.S. Holder may elect the same treatment required of cash-basis taxpayers, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If a U.S. Holder is an accrual-basis taxpayer and does not elect to be treated as a cash-basis taxpayer for this purpose, the U.S. Holder might have a foreign currency gain or loss for U.S. federal income tax purposes. Any gain or loss would be equal to the difference between the U.S. dollar value of the foreign currency to which the U.S. Holder becomes entitled on the date of the sale and on the date of payment, if these dates are considered to be different for U.S. federal income tax purposes. Any currency gain or loss generally would be treated as U.S. source ordinary income or loss and would be in addition to the gain or loss, if any, recognized in the Offer.
     Sale Pursuant to the Offer – If Optimal is a PFIC
If Optimal were considered a PFIC for any taxable year during which a U.S. Holder held Shares, certain adverse tax consequences could apply to such U.S. Holder pursuant to a sale of such Shares in the Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a QEF or mark to market election) to United States persons that may mitigate the adverse tax consequences resulting from PFIC status. In the absence of any special elections, any gain recognized by a shareholder on the disposition of Shares in the Offer would, in general, be allocated ratably over the shareholder’s holding period for its Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Optimal became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and an interest charge would be imposed on the tax liability attributable to such allocated amounts.
Given the adverse tax consequences if the PFIC rules apply, U.S. Holders are urged to consult their own tax advisors regarding the consequences of Optimal been classified as a PFIC, including the manner in which the PFIC rules may affect the U.S. federal income tax consequences of the disposition of the Shares, and whether the U.S. Holder can or should make any of the special elections under the PFIC rules with respect to Optimal.

     Compulsory Acquisition or Compelled Acquisition
As described under Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer”, the Offeror may, in certain circumstances, acquire Shares pursuant to the CBCA. A U.S. Holder that disposes of its Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition generally will be treated as described in the appropriate subsection under “Sale Pursuant to the Offer – If Optimal is a PFIC” above. A U.S. Holder that dissents in a Compulsory Acquisition and is entitled to receive from the Offeror the fair market value of its Shares will be considered to have disposed of the Shares to the Offeror. Such a U.S. Holder generally will be treated as described in the appropriate subsection under “Sale Pursuant to the Offer – If Optimal is a PFIC” above. If any portion of the consideration paid to a U.S. Holder that dissents is characterized as interest, such amount will be taxable to a U.S. Holder as ordinary income.
     Subsequent Acquisition Transaction
As described under Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer”, if the Compulsory Acquisition provisions of the CBCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. A Subsequent Acquisition Transaction may be effected by an amalgamation, statutory plan of arrangement, reorganization, consolidation, recapitalization or other transaction. The U.S. federal income tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. In general, however, to the extent that a U.S. Holder receives solely cash in exchange for its Shares, the U.S. Holder generally should be treated as described in the appropriate subsection under “Sale Pursuant to the Offer” above. A U.S. Holder that dissents in a Subsequent Acquisition Transaction generally should be treated in the same manner as a U.S. Holder that dissents in a Compulsory Acquisition, as described above.
U.S. Holders should consult their own tax advisors for advice with respect to the U.S. federal income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.
     Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the Offer or the transactions described in Section 13 of this Circular, “Acquisition of Shares Not Tendered in the Offer”, within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Backup withholding may be credited against a U.S. Holder’s U.S. federal income tax, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
     Foreign Tax Credits for Canadian Taxes Paid or Withheld
A U.S. Holder that pays (directly or through withholding) Canadian income taxes in connection with the Offer (or a Compulsory Acquisition or Compelled Acquisition or Subsequent Acquisition Transaction) may be entitled to claim a deduction or credit for U.S. federal income tax purposes, subject to a number of complex rules and limitations. U.S. Holders should consult their own tax advisors regarding the foreign tax credit implications of disposing of their Shares.
     The foregoing discussion may not apply to U.S. Holders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.
     The discussion of certain U.S. federal income tax considerations set forth above is included for general information only. Due to the individual nature of tax consequences, U.S. Holders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including such holder’s status as a

U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
17. Statutory Rights
Securities legislation in certain of the provinces and territories of Canada provides security holders of Optimal with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.
18. Depositary
Computershare Investor Services Inc. is acting as Depositary under the Offer. The Depositary will receive deposits of certificates representing Shares and accompanying Letter of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive Notice of Guaranteed Delivery at its office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and disbursing payment for Shares purchased by the Offeror under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities Laws.
19. Expenses of the Offer
The Offeror will be responsible for paying its fees and expenses in connection with the transactions described in the Offer and this Circular including without limitation all legal, financial advisory, filing and printing costs incurred in connection with the Offer which are currently estimated to be approximately $800,000.
The Offeror has retained Georgeson Shareholder Communications Canada Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses.
The Offeror will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.
In addition, the Offeror has compensated PwC to perform the Valuation as MI 61-101 stipulates that the Valuation must be paid for by the Offeror although the Valuation is delivered to the Special Committee.
The following is an estimate of the fees and expenses to be incurred by the Offeror:

Filing Fees	$10,000

Information Agent and Depositary Fees and Expenses	75,000

Legal Fees and Expenses	500,000

Printing and Mailing Costs	25,000

PwC Valuation	150,000

Miscellaneous	40,000

Total	$800,000

Except as otherwise disclosed herein, no officer, class of employees or corporate assets of Optimal has been or will be employed or used by the Offeror in connection with the Offer.
20. Legal Matters
Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under “Certain Canadian Federal Income Tax Considerations” has been provided by Fraser Milner Casgrain LLP, Canadian counsel to the Offeror.

GLOSSARY
In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms have the following meanings:
“acting jointly or in concert” has the meaning ascribed thereto in MI 62-104;
“Acquisition Proposal” means any proposal or offer (whether binding or not) made by any Person other than the Offeror (or any person acting jointly or in concert with the Offeror) relating to, in a single transaction or a series of related transactions: (i) any acquisition or purchase, direct or indirect, of assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a material sale of assets) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Optimal and its subsidiaries or 20% or more of the voting or equity securities of Optimal or any subsidiary (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Optimal; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of Optimal, or any subsidiary thereof whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Optimal; (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Optimal or any subsidiary whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of Optimal; or (iv) any modification or proposed modification of any of the foregoing;
“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.
“affiliate” has the meaning that would be given to such term in the Securities Act if the word “company” were changed to “person” (as defined herein);
“allowable capital loss” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“AMF” means the Autorité des marchés financiers;
“Announcement Date” means March 17, 2010, the day Optimal publicly announced that the Support Agreement had been entered into;
“Appropriate Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, licences, authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity required in connection with the Offer;
“associate” has the meaning ascribed thereto in the Securities Act;
“Board of Directors” or “Board” means the board of directors of Optimal;
“Book-Entry Confirmation” has the meaning ascribed to the term in Section 3 of the Offer, “Manner of Acceptance”;
“Book-Entry Transfer Facility” means, DTC in the United States and CDS in Canada;

“Business Day” means any day (other than a Saturday and a Sunday) on which banking institutions in each of Toronto and Montréal are open for business;
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 as amended;
“CDS” means CDS Clearing and Depository Services Inc., or its nominee (which is at the date hereof CDS & Co.);
“CDS Participant” means a participant of CDS, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;
“Circular” means the take-over bid circular accompanying and forming part of the Offer;
“Code” has the meaning ascribed to that term in Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”;
“Compelled Acquisition” has the meaning ascribed to that term in Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer”;
“Compulsory Acquisition” has the meaning ascribed to that term in Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer”;
“CRA” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Depositary” means Computershare Investor Services Inc.;
“Directors’ Circular” means the circular of the Board of Directors relating to the Offer;
“Dissenting Shareholder” has the meaning ascribed to that term in Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer”;
“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;
“Draft Support Agreement” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“DRS Advice” has the meaning ascribed to that term in Section 3 of the Offer, “Manner of Acceptance”;
“DTC” means The Depository Trust Company;
“DTC Participant” means a participant of DTC, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;
“Effective Date” has the meaning ascribed to that term in Section 3 of Special Factors, “Purpose of the Offer and the Offeror’s Plans for Optimal”;
“Eligible Institution” means a Canadian Schedule I chartered bank, a commercial bank or trust company in the United States, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada (IIROC),

members of the Financial Industry Regulatory Authority (FINRA) or banks and trust companies in the United States;
“Employment Agreements” means collectively, Gary’s Employment Agreement, Holden’s Employment Agreement and Neil’s Employment Agreement;
“entities”, means, collectively, with respect to either Optimal or the Offeror, the subsidiaries, associates, affiliates or other persons in which Optimal or the Offeror, as the case may be, has a direct or indirect material interest;
“Escrow Agent” means Fraser Milner Casgrain LLP;
“Escrow Agreement” means the escrow agreement, dated March 1, 2010, among the Offeror, Francis Choi and the Escrow Agent;
“Expiry Date” means May 21, 2010 or such later date or dates to which either or both of the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;
“Expiry Time” means, in respect of the Offer, 5:00 p.m. (Montréal time) on the Expiry Date;
“Fairness Opinion” means the fairness opinion to the Board of Directors and to the Special Committee dated March 16, 2010 prepared by Genuity, to the effect that, subject to certain assumptions or qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its joint actors);
“Fairness Opinion Information” has the meaning ascribed to that term in Section 5 of Special Factors, “Fairness Opinion”;
“Financing Commitment” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“fully-diluted basis” means, with respect to the number of outstanding Shares at any time, such number of outstanding Shares calculated assuming the exercise of all conversion, exchange or acquisition rights in respect of the Shares, if any;
“Gary’s Employment Agreement” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“GAAP” means generally accepted accounting principles in the United States;
“Genuity” means Genuity Capital Markets;
“Genuity Engagement Letter” means the engagement letter dated January 13, 2010 between Genuity and Optimal;
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction over the affairs of Optimal, (ii) any subdivision or authority of any of the foregoing having jurisdiction over the affairs of Optimal, or (iii) any quasi-governmental or private body, including any stock exchange, in each case exercising any regulatory, expropriation or taxing authority, under or for the account of any of the above;
“Holden’s Employment Agreement” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“HSR Act” has the meaning ascribed to that term in Section 12 of the Circular, “Regulatory Matters”;

“Information” has the meaning ascribed to that term in Section 4 of Special Factors, “Valuation”;
“Information Agent” means Georgeson Shareholder Communications Canada Inc.;
“Initial Proposal” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Intermediary” means a registered broker or dealer, financial institution or other intermediary (within the meaning ascribed to that term in National Instrument 54-101 of the Canadian Securities Administrators, as amended) that holds securities on behalf of a person who is not the registered holder thereof;
“joint actor” means a person acting jointly or in concert with the Offeror;
“Joint Actors” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Joint Bid Agreement” has the meaning ascribed to the term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“IRS” means the U.S. Internal Revenue Service;
“Laws” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, principles of law, Orders, ordinances, judgments, published guidelines, treaties, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority, permit or license of or from any Governmental Entity (including the AMF, the SEC and the NASDAQ) and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;
“Letter of Transmittal” means, in the case of an Offer, the letter of transmittal printed on blue paper and in the form accompanying the Offer and Circular to be delivered by holders of Shares to the Depositary to effect the tender of Shares pursuant to the Offer;
“Loan Agreement” means the loan agreement, dated February 24, 2010, between Francis Choi and the Offeror;
“Management” has the meaning ascribed to that term in the Section 4 of Special Factors, “Valuation”;
“Material Adverse Effect” means a change, effect, event, circumstance, fact or occurrence that is material and adverse to the financial condition, business, affairs, properties, assets, liabilities, operations or the results of operation of Optimal and its subsidiaries, taken as a whole, or prevents or materially delays the Offeror from consummating the transactions contemplated herein, except any such effect resulting from or arising in connection with: (a) any adoption, proposal, implementation or change in applicable Law or any interpretation thereof by any Governmental Entity or in GAAP; (b) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (c) any natural disaster; (d) any change in the market trading price or trading volume of the Shares (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (e) any failure by Optimal to meet any forecasts, projections or earnings guidance or expectations provided or released by Optimal or equity analysts, for any period (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (f) the announcement of the Support Agreement or any transactions contemplated therein or other communication by the Offeror or any of its affiliates of its plans with respect to the business of Optimal or any of its subsidiaries, or compliance with the terms of the Support Agreement or the consummation of the transactions contemplated thereby, including any effect on distributors or suppliers or their respective relationships with Optimal or any of its subsidiaries, or otherwise contemplated by or arising as a result of the terms of the Support Agreement; or (g) the inclusion of a going concern note in Optimal’s financial statements; provided, however, that with respect to clauses (b) and (c), such matter does not have a materially disproportionate effect on Optimal, taken as a whole, relative to other comparable companies and entities operating in the industries in which Optimal operates;
“MI 61-101” means Multilateral Instrument 61 — 101-Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;
“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;
“Minimum Condition” has the meaning ascribed to that term in Section 4 of the Offer, “Conditions of the Offer”;
“Moneris Portfolio” has the meaning ascribed to that term in Section 5 of Special Factors “Fairness Opinion”;
“NASDAQ” means the NASDAQ Global Market;
“Neil’s Employment Agreement” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“New Proposal” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Non-Resident Shareholder” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations“;
“Notice of Guaranteed Delivery” means the Notice of Guaranteed Delivery for the Offer printed on green paper and in the form accompanying the Offer and Circular;
“Offer” means the offer to purchase all of the outstanding Shares not already held by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants, the terms of which are set forth in the accompanying Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery;
“Offeror” means 7293411 Canada Inc., a company incorporated under the Laws of Canada;
“Offeror Filing Persons” has the meaning ascribed to the term in Section 2 of Special Factors, “Reasons to Accept the Offer”;
“Offeror Notice” has the meaning ascribed to that term in Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer”;
“OMSI” means Optimal Merchant Services Inc;
“Optimal” means Optimal Group Inc.;
“Options” means options to purchase Shares under the Stock Option Plan;
“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Entity;
“Other Securities” has the meaning ascribed to that term in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;
“Parties” means Optimal and the Offeror, and “Party” means any one of them;
“person” means a natural person (including in such person’s capacity as trustee, executor, administrator or other legal representative), sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, body corporate, company, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;
“PFIC” means a passive foreign investment company for U.S. federal income tax purposes;
“Proposal” means the Initial Proposal and the Second Proposal.
“Proposed Legislation” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Purchased Shares” has the meaning ascribed to that term in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;
“PwC” means PricewaterhouseCoopers LLP;
“PwC Engagement Letter” means the engagement letter dated January 14, 2010 between PwC and Optimal;
“QEF” means a qualified electing fund for U.S. federal income tax purposes;
“Releasors” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“Releasees” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“Resident Shareholder” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Schedule 13E-3” means Optimal’s amended Schedule 13E-3 filing with the SEC on May 6, 2010;
“SEC” means the United States Securities and Exchange Commission;
“Second Proposal” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Securities Act” means the Securities Act (Québec), and the rules and regulations made thereunder, and published policies in respect thereof, as now in effect and as they may be promulgated, published or amended from time to time;
“Senior Management Filing Persons” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Settlement Agreement” means the settlement agreement, dated March 16, 2010, among the Offeror, Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, and with Optimal intervening;
“Severance Arrangement” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”:
“Severance Payments” has the meaning ascribed to that term in Section 3 of the Circular, “Agreements Relating to the Offer”;
“Share Certificates” has the meaning ascribed to that term in Section 3 of the Offer, “Manner of Acceptance”;
“Shareholders” means holders of the Shares other than the Offeror and its joint actors;
“Shares” means the issued and outstanding Class “A” shares of Optimal;

“Special Committee” has the meaning ascribed to that term in Section 1 of Special Factors, “Background to the Offer”;
“Stock Option Plan” means the stock option plan, adopted February 7, 1997, by the Board of Directors of Optimal Robotics Corp. (predecessor to Optimal);
“Subsequent Acquisition Transaction” has the meaning ascribed to that term in Section 13 of the Circular, “Acquisition of Shares Not Tendered in the Offer“;
“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions, as amended or replaced from time to time;
“Superior Proposal” means an Acquisition Proposal made by a third party to Optimal in writing that the Board of Directors determines in good faith, after consultation with its financial and legal advisors, is more favourable to Shareholders from a financial point of view than the Offer, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof; provided, however, that for the purpose of this definition, “Acquisition Proposal” will have the meaning set forth above, except that the references to “20% or more” will be deemed to be references to “a majority of”;
“Support Agreement” means the support agreement entered into by and among the Offeror and Optimal dated as of March 16, 2010;
“Tax Act” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Tax Proposals” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“taxable capital gain” has the meaning ascribed to that term in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Tendered Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;
“Transaction” has the meaning ascribed to that term in Section 8 of the Circular, “Source of Funds”;
“UBC” has the meaning ascribed to that term in Section 2 of the Circular, “Optimal”;
“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder;
“U.S. Holder” has the meaning ascribed thereto in Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”;
“Valuation” has the meaning ascribed to the term in Section 4 of Special Factors, “Valuation”;
“Valuation Requirements” has the meaning ascribed to the term in Section 12 of the Circular, “Regulatory Matters”;
“Warrants” means warrants to purchase Shares; and

“WowWee” or the “WowWee Group” means a business segment comprised of WowWee Group Limited, WowWee Canada Inc., WowWee USA, Inc. and WW Sablon Holdings SA.

CONSENT OF FRASER MILNER CASGRAIN LLP
To:          The Board of Directors of 7293411 Canada Inc.
We hereby consent to the reference to our opinion contained under Section 15, “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated March 31, 2010 and amended and restated on May 6, 2010 by 7293411 Canada Inc. to the holders of Class “A” shares of Optimal Group Inc.

Montréal, Québec
May 6, 2010	(Signed) Fraser Milner Casgrain LLP

CONSENT OF PRICEWATERHOUSECOOPERS LLP
To:          The Board of Directors of 7293411 Canada Inc.
We refer to the Valuation dated March 12, 2010 which we prepared for the Special Committee of the Board of Directors of Optimal Group Inc. in connection with the Offer made by 7293411 Canada Inc. to the holders of Class “A” shares of Optimal Group Inc. We consent to the filing of the Valuation with the securities regulatory authorities and the inclusion of a summary of the Valuation in this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Optimal Group Inc. and the Special Committee of the Board of Directors of Optimal Group Inc. rely on such Valuation.

Montréal, Québec
May 6, 2010	(Signed) PricewaterhouseCoopers LLP

CONSENT OF GENUITY CAPITAL MARKETS
To:          The Board of Directors of 7293411 Canada Inc.
We refer to the Fairness Opinion dated March 16, 2010 which we prepared for the Special Committee of the Board of Directors of Optimal Group Inc. in connection with the Offer made by 7293411 Canada Inc. to the holders of Class “A” shares of Optimal Group Inc. We consent to the filing of the Fairness Opinion with the securities regulatory authorities and the inclusion of a summary of the Fairness Opinion in this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Optimal Group Inc. and the Special Committee of the Board of Directors of Optimal Group Inc. rely on such Fairness Opinion.

Montréal, Québec
May 6, 2010	(Signed) Genuity Capital Markets

APPROVAL AND CERTIFICATE OF THE OFFEROR
DATED: May 6, 2010
The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the holders of Class “A” shares of Optimal Group Inc. has been authorized by the president and sole director of 7293411 Canada Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the shares which are the subject of the Offer.
7293411 Canada Inc.
(Signed) Richard Yanofsky
President and Director

A-1

THE DEPOSITARY FOR THE OFFER IS:
Computershare Investor Services Inc.
Toll Free (North America): 1-800-564-6253
E-Mail: corporateactions@computershare.com
Website: www.computershare.com
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Montréal	Toronto

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Attention: Corporate Actions	Attention: Corporate Actions

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